UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Arconic Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2021

To our Shareholders:

The annual meeting of shareholders (the “Annual Meeting”) of Arconic Corporation (the ‘‘Company’’), will be held as a virtual meeting, on Thursday, May 20, 2021, at 10:00 a.m. Eastern Time. Due to the public health impact of COVID-19 and to support the health and well-being of our shareholders, employees and other partners, shareholders will not be able to attend the meeting in person this year. We look forward to your attendance at our virtual meeting, where you will be able to vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ARNC2021 and entering your 16-digit control number located on your proxy card. At the meeting, our shareholders will be asked to consider and act upon the following items of business:

1.	Elect 10 directors to serve one-year terms expiring at the 2022 Annual Meeting of Shareholders;
2.	Approve, on an advisory basis, the compensation of our named executive officers;
3.	Approve, on an advisory basis, the frequency of advisory votes on the compensation of our named executive officers;
4.	Approve the Amended and Restated Arconic Corporation 2020 Stock Incentive Plan;
5.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and

to consider any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. All shareholders of record at the close of business on Friday, March 26, 2021, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

In accordance with SEC rules allowing companies to furnish proxy materials to their shareholders via the Internet, we have sent shareholders of record at the close of business on March 26, 2021 a Notice of Internet Availability of Proxy Materials on or about April 6, 2021. The Notice of Internet Availability contains instructions on how to access our proxy statement and annual report online and how to request printed proxy materials, including a proxy card.

Your vote is very important. Whether or not you expect to attend the virtual Annual Meeting, we urge you to vote your shares in advance using any of the following methods.

Internet at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S.	mail return the signed proxy card

On behalf of Arconic’s Board of Directors,

Diana C. Toman
Executive Vice President, Chief Legal Officer and Secretary
April 6, 2021

i

Forward-Looking Statements

This proxy statement contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, any future actions by Arconic. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic Corporation believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance. Although Arconic Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, these expectations may not be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to the risk factors summarized in Arconic Corporation’s Form 10-K for the year ended December 31, 2020, and other reports filed with the U.S. Securities and Exchange Commission (“SEC”). Market projections are subject to the risks discussed in Arconic’s reports and other risks in the market. The statements herein are made as of the date of this proxy statement, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

PROXY STATEMENT SUMMARY

The Board of Directors (the “Board”) of Arconic Corporation (the “Company,” “we,” “us,” “our” or “Arconic”) is furnishing this proxy statement and soliciting proxies in connection with the proposals to be voted on at the Arconic Corporation 2021 Annual Meeting of Shareholders (the “Annual Meeting”) and any postponements or adjournments thereof. This summary highlights certain information contained in this proxy statement but does not contain all the information you should consider when voting your shares. Please read the entire proxy statement carefully before voting.

The Annual Meeting will be our first annual meeting as a standalone public company. On April 1, 2020, Arconic completed its separation from Arconic Inc. and became an independent, publicly traded company (the “Separation”). In connection with the Separation, Arconic Inc. was renamed Howmet Aerospace Inc. That entity is referred to herein as “ParentCo” or “Howmet.” Arconic’s business includes the rolled aluminum products, aluminum extrusions, and architectural products operations that were formerly part of ParentCo. The Separation occurred by means of a pro rata distribution by ParentCo of all of the outstanding shares of common stock of Arconic Corporation to ParentCo common shareholders of record as of the close of business on March 19, 2020. Upon completion of the distribution, Howmet and Arconic became separate companies with separate management teams and separate boards of directors.

Notice of Internet Availability of Proxy Materials

We mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which includes instructions on how to access this proxy statement and our annual report online, beginning on April 6, 2021. We also mailed a full set of proxy materials to shareholders who have previously requested delivery of proxy materials beginning on the same date.

Annual Meeting Information

Date	Thursday, May 20, 2021
Time	10:00 a.m. Eastern Time
Location	Live Webcast at: www.virtualshareholdermeeting.com/ARNC2021
Record Date	March 26, 2021

Attending and Voting at the Virtual Annual Meeting

Due to the ongoing public health impact of the COVID-19 pandemic, and in the interest of protecting the health and safety of our shareholders, employees and directors, this year’s Annual Meeting will be a virtual meeting conducted via live webcast. You will be able to virtually attend the Annual Meeting, vote your shares electronically and submit questions during the meeting. There will be no physical in-person meeting. Please see “Questions and Answers About the Annual Meeting” for more information regarding attending and voting at the Annual Meeting.

Even if you plan to attend the virtual Annual Meeting, please vote in advance so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

How to Vote

If you are a shareholder of record (meaning you hold your shares in your own name), you may vote your shares in any of the following ways. If you are voting via the Internet or by telephone, be sure to have your 16-digit control number from your Notice of Internet Availability or proxy card, and follow the instructions. If your shares are held in “street name” (meaning you hold your shares through a bank, broker or other financial institution), please follow the instructions provided by your bank, broker or other financial institution.

Electronically at the Annual Meeting	Internet	Telephone	Mail

If you are a shareholder of record or hold a valid proxy, you can attend and vote electronically through the virtual Annual Meeting platform. See “Annual Meeting Information” above.	Visit www.proxyvote.com and vote online. Online voting will end at 11:59 p.m. ET on May 19, 2021.	Call 1-800-690-6903 toll-free from the U.S. to vote your shares. Telephone voting will close at 11:59 p.m. ET on May 19, 2021.

Sign, date and mail the proxy card in the enclosed postage paid envelope. If you have not received a proxy card, follow the instructions on the Notice of Availability to obtain one.

Your proxy card must be received on or before May 19, 2021.

If you hold shares in an Arconic 401(k) Plan, your vote must be received by 11:59 p.m. ET on May 14, 2021.

Proposals and Vote Recommendations

Proposal 1 – Election of Directors	☑ BOARD’S RECOMMENDATION “FOR” EACH NOMINEE

We are asking shareholders to elect ten directors for a one-year term expiring at the 2022 annual meeting of shareholders. A summary of information for each nominee is included below. All of the nominees are currently serving as directors. Additional information about the nominees and their qualifications is included in this proxy statement under “Directors.”

Proposal 2 – Advisory Vote on Executive Compensation	☑ BOARD’S RECOMMENDATION “FOR” THIS PROPOSAL
We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as described in the sections titled “Compensation Discussion and Analysis” and “Executive Compensation.”
Proposal 3 – Advisory Vote on the Frequency of Advisory Votes on Executive Compensation	☑ BOARD’S RECOMMENDATION “ONE YEAR” ON THIS PROPOSAL
We are asking shareholders to select, on an advisory basis, whether to hold the advisory vote to approve executive compensation every one year, every two years or every three years.

Proposal 4 – Amended and Restated Arconic Corporation 2020 Stock Incentive Plan	☑ BOARD’S RECOMMENDATION “FOR” THIS PROPOSAL
We are asking shareholders to approve the Amended and Restated Arconic Corporation 2020 Stock Incentive Plan. The purpose of the amendment is to provide sufficient shares available for grant in order to provide competitive pay opportunities to attract, motivate and retain employees through multi-year vesting periods, emphasize performance-based compensation that aligns the interests of management and shareholders without excessive risk, and reward performance in achieving long-term objectives, and to otherwise align the Stock Plan with corporate governance and executive compensation best practices.
Proposal 5 – Ratification of Auditors	☑ BOARD’S RECOMMENDATION “FOR” THIS PROPOSAL
We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2021 fiscal year. Information regarding fees paid to PricewaterhouseCoopers LLP during 2019 and 2020 is included under “Principal Accountant Fees and Services.”

Corporate Highlights

Mission, Values and Business Focus
We are committed to building upon Arconic’s legacy of being a good corporate citizen and living our values to achieve environmental, social and governance excellence. Our culture is defined by integrity, cultivates inclusion and diversity, and advocates for social equity. Wherever we operate, advancing the health and safety of our employees, the environment and communities we serve are essential priorities. And, as we partner with our customers to produce light weight, durable and recyclable products, we also proactively engage with all of our stakeholders to assure that we conduct all aspects of our business ethically and transparently, so that we can continue to grow and deliver sustainable value.
Our Mission
To live our core values and deliver sustainable value to our customers, our employees, our communities and our shareholders.
Our Values.
ACT WITH INTEGRITY. We lead with respect, honesty, transparency and accountability.	SAFEGUARD OUR FUTURE. We protect and improve the health and safety of our employees, communities and environment.	GROW STRONGER TOGETHER. We cultivate an inclusive and diverse culture that advocates for equity.

EARN CUSTOMER LOYALTY. We build customer partnerships through best-in-class products and service.	DRIVE OPERATIONAL EXCELLENCE. We pursue continuous improvement through innovation, agility, people development and collaboration.	CREATE VALUE. We achieve success by generating and growing value for our shareholders.
Our Business Focus

ROLLED PRODUCTS:

•      Aluminum sheet for closures and structural reinforcements in ground transportation vehicles

•      Highly differentiated sheet and plate for airframes

•      Multilayer brazing sheet for heat exchanger products

•      Sheet and plate for industrial and consumer applications

•      Plates for mold and semiconductor equipment

•       Can sheet for food and beverage packaging

BUILDING AND CONSTRUCTION SYSTEMS:

•      Engineered façade systems and architectural products

•      Entrances, framing systems, curtain walls and windows for commercial construction

•      Composite material, pre-painted heavy-gauge sheet and bonded sheet for architectural application

EXTRUSIONS:

•      High strength extruded tubes for automotive driveshafts

•      Aluminum frame rails for commercial transportation vehicles

•      Complete range of extruded products for commercial aerospace and defence applications

•       Roads and bars for architectural systems and industrial purposes

Financial Highlights

Adjusted EBITDA is a non-GAAP measure. For a reconciliation to the most directly comparable GAAP financial measure and management’s rationale for the use of this non-GAAP measure, see Appendix B to this proxy statement.

Environmental, Social and Governance Highlights

Since we commenced operations as a standalone public company, we have prioritized our commitment to being a good corporate citizen and living our values to achieve environmental, social and governance excellence.

We are committed to operating in a safe, responsible manner which respects the environment and the health of our employees, our customers and the communities where we operate worldwide. We have a robust environmental compliance program that emphasizes proactive identification of opportunities to reduce our impact, prompt implementation of effective management controls, and best-practice sharing.

We cultivate an inclusive and diverse culture that advocates for equity, acts with integrity, and upholds high standards for human rights. We strengthen our global workforce by providing learning opportunities, employee engagement programs and talent development efforts that drive innovation, agility, people development and collaboration.

 Our values guide our behavior at every level and apply across the Company on a global basis. We believe that sound corporate governance is essential and consistent with our integrity culture.

Delivering on Our Values

23%	Year-over-year improvement in total recordable incident rate (“TRIR”) in our workplaces	2000+	Actions taken by employees in support of inclusion, diversity and social justice through our Grow Together awareness campaign

$7.1 million	Charitable giving from Arconic Foundation grants, including over $1.3 million in support of environmental sustainability and social equity	4	Locations certified by the Aluminum Stewardship Initiative

We seek to achieve a mix of directors that represent a diversity of attributes, backgrounds, experiences (including experience with businesses and other organizations of a comparable complexity), perspectives and skills, including with respect to differences in customs, culture, international background, thought, generational views, race, gender, ethnicity and specialized professional experience. The following charts summarize the diversity, independence, age, experience and skills of our current directors.

Name	Age	Director Since	Independent	AC	CC	GNC	Skills and Experience
William F. Austen	62	2020	Yes
Christopher L. Ayers	54	2020	Yes
Margaret S. Billson	59	2020	Yes
Jacques Croisetiere	66	2020	Yes
Elmer L. Doty	66	2020	No
Carol S. Eicher	62	2020	Yes
Frederick A. Henderson	62	2020	Yes
Timothy D. Myers	55	2020	No
E. Stanley O’Neal	69	2020	Yes
Jeffrey Stafeil	51	2020	Yes
	Chairperson	Executive Management and Leadership	Sales and Marketing
	Member	Public Company Knowledge	Talent Management
AC	Audit and Finance Committee	Financial Accounting or Expertise	Operations
CC	Compensation and Benefits Committee	International Business/Strategy/M&A	Technology / Information Security and Cybersecurity
GNC	Governance and Nominating Committee	Industry Knowledge

Where to find additional information. For more information regarding our Environmental, Social and Governance (“ESG”) commitment, as well as our 2019 Sustainability Report, please visit www.arconic.com/about us/sustainability or write to Corporate ESG at Arconic Corporation, 201 Isabella Street, Suite 400, Pittsburgh, PA 15212-5872; or e-mail ESG@arconic.com. We expect to release our 2020 Sustainability Report later this year. Our Human Rights Policy, Supplier Standards, Conflict Minerals Policy and other corporate policies are available on our website at www.arconic.com/governance-and-policies.

In addition, a number of our corporate governance policies and other materials, including our Corporate Governance Guidelines, Committee Charters, Code of Conduct, and Director and Officer Stock Ownership Policy, are available on our website at www.arconic.com/governance-and-policies.

Copies of any of these documents may be obtained at no charge by sending a request to Arconic Corporation, Corporate Secretary, 201 Isabella Street, Suite 400, Pittsburgh, PA 15212-5872 or email: CorporateSecretary@arconic.com.

Information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any of our other filings with the SEC.

Executive Compensation Highlights

Our executive compensation program is comprised of three key elements, designed to balance the important objectives of the program, as set forth below. Equity awards are comprised of performance-based restricted share units and time-based restricted share units.

Element	Form	Objectives	All NEOs at or below Market Pay
Base Salary Guaranteed, short-term	Cash	• Attract and retain key executives • Align with roles, responsibilities and experience	✔
Annual Incentive At-risk, short-term	Cash	• Reward overall results for annual performance • Align payout with achievement of financial goals • Reflect individual performance	✔
Long-Term Incentive At-risk, long-term	Equity Awards

•     Reward performance in achieving long-term objectives

•     Align interest of executives with interests of shareholders

•     Retain executives through multi-year vesting periods

•     Earned amounts reflect Arconic’s performance relative to peers

•     Reflect individual performance

✔

A majority of total direct compensation is at risk because our annual cash incentives (“STI”) and time-based and performance-based restricted share units (together, “LTI”) are variable, performance-based compensation.

For more information on our executive compensation programs and practices, see “Compensation Discussion and Analysis.”

Proposal 1 – Election of Directors

Our Certificate of Incorporation and Bylaws provide that the Board shall be composed of such number of directors as shall be established from time to time by the Board. The Board currently consists of ten directors, all of whom are standing for re-election. Pursuant to our Certificate of Incorporation and Bylaws, the Board has fixed the number of directors at ten.

The Board, on the recommendation of the Governance and Nominating Committee, has nominated the following individuals for election by shareholders at the Annual Meeting: Frederick A. Henderson, William F. Austen, Christopher L. Ayers, Margaret S. Billson, Jacques Croisetiere, Elmer L. Doty, Carol S. Eicher, Timothy D. Myers, E. Stanley O’Neal and Jeffrey Stafeil. All of the nominees currently are directors and were appointed to the Board in connection with the Separation. Messrs. Ayers, Doty and O’Neal also served as directors of ParentCo until the Separation.

Each of the ten nominees, if elected, will hold office for a term that expires at the next annual shareholder’s meeting and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Proxies solicited by the Board will, unless otherwise directed, be voted to elect each of the ten nominees to constitute the entire Board.

All nominees have consented to serve on the Board if elected. The Board knows of no reason why any nominee would be unable or unwilling to serve. If a nominee becomes unable or unwilling to serve, proxies will be voted for the election of such person as shall be designated by the Board to replace such nominee, or, in lieu thereof, the Board may reduce its size.

Information regarding each nominee’s experience and qualifications is set forth below under “Directors.”

The persons named as proxies have advised Arconic that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies “FOR” the election of each of the nominees, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares “FOR” the election of such substitute nominees as the Board may propose. Arconic has no knowledge that any nominee will become unavailable for election.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to elect each director. If the number of shares voted “for” an incumbent director’s election does not exceed fifty percent (50%) of the number of votes cast with respect to that director’s election (with votes cast including votes against in each case and excluding abstentions and broker nonvotes with respect to that director’s election) in an uncontested election, the nominee must promptly tender his or her resignation, and the Board will decide, through a process managed by the Governance and Nominating Committee and excluding the nominee, whether to accept the resignation. Abstentions and broker non-votes have no effect on the voting with respect to Proposal 1.

The Board of Directors recommends a vote “FOR” each of the nominees.

Directors

Our directors represent a range of backgrounds and overall experience. Biographical information and committee memberships as of the date of this proxy statement, including the specific experience, qualifications and skills of each of our directors is included below.

William F. Austen Director Since 2020 Age: 62 Retired President and CEO, Bemis Company, Inc. Committees: Audit and Finance; Compensation and Benefits (Chair)
Career Highlights and Qualifications	Mr. Austen retired in June 2019 as the President, Chief Executive Officer and member of the Board of Directors for Bemis Company, Inc., a global flexible packaging company, where he had served since August 2014. From 2004 to August 2014, Mr. Austen served in various leadership roles at Bemis Company, including as Executive Vice President and Chief Operating Officer, Group President and Vice President, Operations. Mr. Austen also served as President and Chief Executive Officer of Morgan Adhesive Company from 2000 to 2004. From 1980 to 2000, Mr. Austen held various positions with General Electric Company, culminating in General Manager of the Switch Gear Business.
Attributes and Skills	Mr. Austen brings a broad strategic perspective with experience in business strategy, mergers, acquisitions and business integration. He is a talented leader in global manufacturing and operations and his experience will assist Arconic Corporation in pursuing its strategic plans as an independent publicly-traded company.
Other Public Directorships	Arrow Electronics (ARW) and Tennant Company (TNC)
Christopher L. Ayers Director Since 2020 Age: 54 Retired President and CEO of WireCo WorldGroup, Inc. Committees: Audit and Finance
Career Highlights and Qualifications	Mr. Ayers served as the President and Chief Executive Officer of WireCo WorldGroup, Inc., a leading producer of specialty steel wire ropes and high-performance synthetic ropes from July 2013 through January 2017. Prior to WireCo, from May 2011 to May 2013, Mr. Ayers served as Executive Vice President of Alcoa Inc. and President of Alcoa’s Global Primary Products Group. Mr. Ayers joined Alcoa in February 2010 as the Chief Operating Officer of the Company’s Cast, Forged and Extruded Products businesses. From 1999 to 2008, Mr. Ayers held several executive positions at Precision Castparts Corporation (PCC), a manufacturer of metal components and products. In 2006, he was appointed PCC Executive Vice President and President of the PCC Forging Division. Mr. Ayers began his career at Pratt & Whitney, the aircraft engine division of United Technologies Corporation.
Attributes and Skills	Mr. Ayers’ management and executive experience in the specialty materials industry, with a strong focus on aerospace markets, offers valuable strategic and operational insights.
Other Public Directorships	Universal Stainless and Alloy Products, Inc. (USAP)

Margaret “Peg” S. Billson Director Since 2020 Age: 59 Retired President and CEO, BBA Aviation, plc’s Global Engine Services Division Committees: Compensation and Benefits
Career Highlights and Qualifications	Ms. Billson served as President and CEO of BBA Aviation, plc’s Global Engine Services Division from 2013 to 2016. Ms. Billson joined BBA Aviation in 2009 as President of BBA Aviation Legacy Support. During her seven-year tenure with BBA Aviation, Ms. Billson’s responsibilities included running a portfolio of internationally based companies delivering new production, spare and repaired parts to the aviation industry. Prior to BBA Aviation, Ms. Billson was the President/ General Manager of the Airplane Division and Chief Operation Officer of Eclipse Aviation. Ms. Billson previously held a number of leadership roles at Honeywell International Inc., including as Vice President and General Manager of Airframe Systems and Aircraft Landing Systems, and in various key leadership positions in engineering, product support and program management at McDonnell Douglas Corporation. Ms. Billson has also served as a consultant for the Gerson Lehman Group and for the Carlyle Group.
Attributes and Skills	Ms. Billson is a seasoned executive with 35 years of experience leading technology-rich multi-national companies and organizations and also has direct experience with aviation applications. She brings a strong set of cross-functional experiences and valuable perspective to the Board.
Other Public Directorships	CAE, Inc. (CAE)
Jacques Croisetiere Director Since 2020 Age: 66 Retired Senior Executive Vice President and Chief Financial Officer, Bacardi Limited Committees: Audit and Finance (Chair)
Career Highlights and Qualifications	Mr. Croisetiere was the Senior Executive Vice President and Chief Financial Officer of Bacardi Limited from August 2009 until his retirement in December 2012. From 2007 until April 2009 he was Executive Vice President, Chief Financial Officer and Chief Strategy Officer of Rohm and Haas Company and had additional operating responsibilities for the Salt and Powder Coatings businesses, as well as the Procurement, Corporate Business Development and Strategic Planning groups. Mr. Croisetiere was elected Chief Financial Officer of Rohm and Haas in April 2003. Before that he was Rohm and Haas’s European Region Director and responsible for the worldwide activities of its Ion Exchange Resins and Inorganic and Specialty Solutions businesses.
Attributes and Skills	Mr. Croisetiere brings to the Board significant operating and financial expertise with a deep understanding of financial markets, corporate finance, accounting and controls, and investor relations. As a former Chief Financial Officer and Chief Strategy Officer of multinational corporations, he has extensive experience in international operations and strategy. Mr. Croisetiere holds a graduate degree in Accounting and Finance and a Bachelor’s degree from the University of Montreal Hautes Etudes Commercial (H.E.C.).
Other Public Directorships	None

Elmer L. Doty Director Since 2020 Age: 66 Retired Operating Executive, The Carlyle Group, LP
Career Highlights and Qualifications	Mr. Doty served as President and Chief Operating Officer of ParentCo from February 2019 to August 2019. Previously, Mr. Doty was an Operating Executive at The Carlyle Group LP, a multinational private equity, alternative asset management and financial services corporation, where he previously held a similar position in 2012. From December 2012 to February 2016, Mr. Doty was President and Chief Executive Officer of Accudyne Industries LLC, a provider of precision-engineered flow control systems and industrial compressors. Mr. Doty also was the President and Chief Executive Officer of Vought Aircraft Industries, Inc. from 2006 until its acquisition in 2010 by Triumph Group, a leader in manufacturing and overhauling aerospace structures, systems and components. He then served as the President of Triumph Aerostructures—Vought Aircraft Division. Prior to Vought, Mr. Doty was Executive Vice President and General Manager of the Land Systems Division of United Defense Industries, Inc. (now BAE Systems). Earlier in his career, Mr. Doty held executive positions at both General Electric Company and FMC Corporation.
Attributes and Skills	Building on his broad aerospace experience, including serving as a CEO and business executive with several industry leaders, Mr. Doty has a deep knowledge of the aerospace and defense markets, strong relationships with key customers as well as considerable international experience. This experience enables him to make a valuable contribution to the Board’s considerations of investments and other portfolio matters.
Other Public Directorships	None
Carol S. Eicher Director Since 2020 Age: 62 Retired President & CEO, Innocor, Inc. Committees: Governance and Nominating
Career Highlights and Qualifications	Ms. Eicher’s career spans thirty years of manufacturing, commercial and executive leadership in the chemicals industry. Ms. Eicher served as the President and Chief Executive Officer of Innocor, Inc. from May 2014 to July 2017 and as a non-executive board chairman of Innocor, Inc. from August 2017 to April 2018. Prior to Innocor, Inc., Ms. Eicher held various positions at The Dow Chemical Company, including Business President for Coatings and Construction at Dow Chemical from 2009 to 2013, was an executive officer and business leader at Rohm and Haas Company from 2000 to 2009, held various senior management positions with Ashland Chemical Company, a division of Ashland Inc., from 1992 to 1999, and held numerous manufacturing and technology leadership roles at E.I. DuPont de Nemours and Company from 1979 to 1992.
Attributes and Skills	Ms. Eicher’s leadership experience at complex manufacturing companies brings to the Board proven business acumen, management experience and industry expertise.
Other Public Directorships	Tennant Company (TNC) and Advanced Emissions Solutions (ADES)

Frederick “Fritz” A. Henderson Chairman and Director Since 2020 Age: 62 Chairman of the Board, Retired President and CEO, Suncoke Energy, Inc. Committees: Governance and Nominating
Career Highlights and Qualifications	Mr. Henderson served as Chairman and Chief Executive Officer of Suncoke Energy, Inc. from December 2010 to December 2017 and as Chairman and Chief Executive Officer of Suncoke Energy Partners GP LLC from January 2013 to December 2017. Mr. Henderson served as Senior Vice President of Sunoco, Inc. from September 2010 until the completion of Suncoke Energy, Inc.’s initial public offering and separation from Sunoco in July 2011. Prior to joining the leadership of Suncoke and Sunoco, Mr. Henderson held a number of senior management positions at General Motors from 1984 to 2009, including President and Chief Executive Officer from March to December 2009. Currently, Mr. Henderson is a Principal at the Hawksbill Group, a business advisory and consulting firm, and serves as an Operating Partner at Atlas Holdings, a private equity firm.
Attributes and Skills	Mr. Henderson has proven business acumen, having served as the chief executive officer for both a large, publicly-traded global automotive company as well as a key supplier of manufactured product and energy to the steel industry. His expertise in these industries and management experience brings valuable insight to the Board. Mr. Henderson holds a BBA from the University of Michigan (1980) and an MBA from Harvard Business School (1984).
Other Public Directorships	Adient plc (ADNT), Horizon Global Corporation (HZN) and Marriott International Inc. (MAR) He also served as Interim Chief Executive Officer of Adient plc from June to September 2018.
Timothy D. Myers Director Since 2020 Age: 55 Chief Executive Officer, Arconic Corporation
Career Highlights and Qualifications	Mr. Myers has served as Chief Executive Officer of Arconic Corporation since April 2020. From October 2017 to April 2020, Mr. Myers served as Executive Vice President and Group President, Global Rolled Products, which was restructured in contemplation of the Separation to include ParentCo’s Extrusions and Building and Construction Systems businesses. From May 2016 to June 2019, he served as Executive Vice President and Group President of ParentCo’s Transportation and Construction Solutions segment. From June 2009 to May 2016, he was President of Alcoa Wheel and Transportation Products. Mr. Myers was Vice President and General Manager, Commercial Vehicle Wheels for the Alcoa Wheel Products business from January 2006 to June 2009. Mr. Myers joined Alcoa in 1991 as an automotive applications engineer in the Commercial Rolled Products Division, and held a series of engineering, marketing, sales and management positions with Alcoa and ParentCo since that time.
Attributes and Skills	As the only current management representative on the Board, Mr. Myers’ leadership of, and extensive experience and familiarity with, Arconic Corporation’s business provides the Board with invaluable insight into the Company’s operations and strategic direction. His range of operational and other roles at Alcoa and ParentCo has given him an in-depth and well-rounded understanding of the Company and its customers.
Other Public Directorships	None

E. Stanley O’Neal

Director Since 2020
Age: 69

Retired Chairman of the Board and Chief Executive Officer, Merrill Lynch & Co., Inc.

Committees: Compensation and Benefits; Governance and Nominating (Chair)

Career Highlights and Qualifications	Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000; and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility.
Attributes and Skills	Mr. O’Neal’s extensive leadership, executive and investment banking experience and financial expertise provide the Board with valuable insight and perspective.
Other Public Directorships	Clearway Energy, Inc. (CWEN) and Element Solutions Inc. (ESI) (formerly Platform Specialty Products Corporation)
Jeffrey Stafeil Director Since 2020 Age: 51 Executive Vice President and Chief Financial Officer of Adient plc Committees: Audit and Finance
Career Highlights and Qualifications	Mr. Stafeil has been Executive Vice President and Chief Financial Officer of Adient plc, leading all of Adient’s financial activities including treasury, tax and audit as well as information technology, since April 2016. Prior to Adient, Mr. Stafeil served as Executive Vice President and Chief Financial Officer at Visteon Corporation from 2012 to March 2016 and has additionally held a series of domestic and international executive finance roles within the automotive sector. Mr. Stafeil also held management positions at Booz Allen Hamilton, Peterson Consulting and Ernst & Young.
Attributes and Skills	Over the course of his career, Mr. Stafeil has developed extensive operational leadership and financial management experience within publicly-traded automotive supplier companies. His experience in the automotive industry and his background in risk management through his board service is an important asset to Arconic Corporation.
Other Public Directorships	None

Corporate Governance

Our Board is responsible for overseeing our management, to help ensure we meet our responsibilities to our shareholders and to build long-term growth in shareholder value, as well as giving consideration to the interests of its other key stakeholders, including its customers, employees and the communities where the Company has an impact. Our Board believes that sound corporate governance is essential to effective fulfillment of its oversight responsibilities and is consistent with our integrity culture. Following the Separation, our Board and its committees undertook a comprehensive review of our governance policies and practices to ensure that our governance program is in compliance with applicable rules and regulations, aligns with our management of the Company, and reflects best practices. Key features of our corporate governance practices include:

Board Structure and Function

•      De-classified board structure requiring annual election of directors

•      Majority voting standard in uncontested elections with resignation policy

•      Annual Board and committee self-evaluations

•      Director orientation and continuing education program

•      Board leadership succession plan

•      Retirement ages with Board option to waive

Director Independence and Qualifications

•      8 of our 10 directors are independent

•      Board committees composed entirely of independent directors

•      Independent directors regularly meet in executive session

•      Robust Director Selection Policy including specific criteria for service

Leadership

•      Independent Board Chairperson with strong public company board and executive leadership experience

•      Lead Independent Director appointed if the Chairperson is not independent

•      Standing committees chaired by independent directors with public company and executive leadership experience reflective of areas of committee oversight

Shareholder Alignment

•      Clawback policy for incentive compensation that incorporates our commitment to our Code of Conduct

•      Robust stock ownership and retention requirements

•      Policies prohibiting short sales, hedging, margin accounts and pledging

Shareholder Rights

•      Shareholder ability to act by written consent

•      Special meetings can be called by any shareholder owning at least 25% of outstanding shares for at least one year

•      Shareholder ability to remove directors with or without cause

•      No supermajority voting provisions in our charter or bylaws

•      No shareholder rights plan

Director Independence

Providing objective, independent judgment is at the core of our Board’s oversight function. Under our Director Independence Standards, which conform to the New York Stock Exchange (“NYSE”) listing standards, a director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with the Company or any subsidiary in the consolidated group and that there are no other factors present that would impair the director’s ability to exercise independent judgment in carrying out his or her responsibilities.

Our Board has affirmatively determined that all of our current directors are independent except Messrs. Doty and Myers. In the course of its determination regarding independence, the Audit Committee reviewed all business relationships between Arconic and entities with which our directors or their family members have relationships, and concluded that directors did not have a direct or indirect material interest in any such transactions. Mr. Doty is not independent as a result of his short-term management position with ParentCo following his service as an independent director on ParentCo’s board. Mr. Myers is not independent due to his current employment as our Chief Executive Officer.

Board Leadership Structure

Under our Corporate Governance Guidelines, the roles of Chairperson and CEO may be combined or separate, depending on the Board’s periodic evaluation of the composition of the Board and the Company’s leadership needs. The Company’s current Board leadership structure separates the roles of Chairperson and CEO. The Board believes this structure is critical to our success given the responsibilities of our CEO in managing a newly separated standalone public company, and that our Chairperson’s extensive public company board and executive leadership experience provides an invaluable resource for our CEO and other members of the executive management team.

Our independent Chairperson’s duties and responsibilities include:

•	serving as a liaison between the independent directors and the CEO;
•	developing and establishing Board meeting agendas and the appropriate schedule of Board meetings, in consultation with the CEO and the other directors;
•	working with management to develop Board materials delivered in advance of Board meetings;
•	working with Board committees to assess the quality, quantity and timeliness of the flow of information from management to the Board;
•	developing and establishing the agenda for executive sessions of the Board’s independent and non-management directors;
•	leading the annual performance review of the CEO;
•	advising the committee chairpersons regarding the fulfillment of each committee’s oversight obligations;
•	consulting and communicating with independent directors; and
•	being available to participate in communications with shareholders or other external communications, as appropriate.

Under our Corporate Governance Guidelines, if the Chairperson is not an independent director, the independent members of the Board shall elect an independent director to serve as Lead Director, and the Board will develop duties and obligations for the Lead Director.

Committees of the Board

The Board has established three standing committees as of the record date: the Audit and Finance Committee (the “Audit Committee”); the Compensation and Benefits Committee (the “Compensation Committee”); and the Governance and Nominating Committee (the “Governance Committee”). Each of the standing committees has a charter that is reviewed annually by that committee. Proposed changes to the charter of any standing committee are reviewed by the applicable committee and recommended by the Governance Committee for approval by the Board. The charters of each of our Board committees are available on our website at www.arconic.com/corporate-governance. Information regarding current membership in the standing committees, the principal responsibilities of the standing committees, and other relevant information is described in the tables that follow.

AUDIT AND FINANCE
COMMITTEE(1)

Committee Members:

Jacques Croisetiere (Chair)
William F. Austen
Christopher L. Ayers

Jeffrey Stafeil

Meetings in 2020:

13(2)

Independence:

Committee members satisfy all applicable independence requirements.

Financial Literacy and Expertise: All committee members are financially literate and the Board has determined that each committee member qualifies as an “audit committee financial expert” under applicable SEC rules.

Charter last revised:

February 4, 2021

Responsibilities

•      Oversee the integrity of the Company’s financial statements and financial reporting and the integrity and effectiveness of the Company’s disclosure controls and internal control over financial reporting

•      Sole authority for the appointment, retention, compensation, oversight, evaluation and termination of the work of the Company’s independent auditors

•      Oversee the qualifications and performance of the Company’s internal audit function

•      Review and pre-approve all audit and other non-audit services to be provided by the independent auditors

•      Oversee the Company’s compliance with legal and regulatory requirements

•      Review related party transactions

•      Oversee the Company’s risk management

•      Review the Company’s information technology systems and the Company’s strategy to mitigate cybersecurity risks

•      Review and provide advice and counsel to the Board regarding the Company’s capital structure, financing transactions, capital plan, share repurchase and dividend programs, and policies relating to interest rate, commodity and currency hedging

The responsibilities of the Audit Committee are further described in the Audit Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website.

Report

The Report of the Audit and Finance Committee appears on page 76 of this proxy statement.

(1)	During fiscal 2020, the Audit Committee and the Finance Committee were two separate Committees. There was significant overlap between the functions and membership of the Audit Committee and the Finance Committee. In February 2021, the Board, on the recommendation of the Governance Committee, determined to combine the Audit committee and the Finance Committee, effective February 4, 2021. Each of the current Audit and Finance Committee members served on each of the Audit Committee and the Finance Committee during fiscal 2020. In addition, Austin Camporin served as a member of the Finance Committee until his resignation from the Board as of December 10, 2020.
(2)	Includes four meetings of the Audit Committee, four meetings of the Finance Committee, and five joint meetings of the two committees.

COMPENSATION AND BENEFITS
COMMITTEE

Committee Members:

William F. Austen (Chair)
Margaret S. Billson
E. Stanley O’Neal

Meetings in 2020:

5

Independence:

Committee members satisfy all applicable independence requirements.

Compensation Committee Interlocks: None

Charter last revised:

July 9, 2020

Responsibilities

•      Annually establish the Chief Executive Officer’s compensation for approval by the independent directors, based upon an evaluation of performance in light of approved corporate goals and objectives

•      Annually review and approve the compensation of the Company’s executive officers

•      Oversee the administration of the Company’s compensation and salaried benefits plans

•      Review and approve and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans

•      Review and approve the Company’s general compensation and benefit policies

•      Annually review the Company’s talent management strategies, policies and practices promoting diversity and inclusion within the Company, and key metrics and objectives related to the Company’s talent

•      Approve the Compensation Discussion and Analysis for inclusion in the proxy statement

The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website. For more information on the activities of the Compensation Committee, including its processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Report

The Report of the Compensation and Benefits Committee appears on page 46 of this proxy statement.

GOVERNANCE AND NOMINATING COMMITTEE

Committee Members:

E. Stanley O’Neal (Chair)
Carol S. Eicher
Frederick A. Henderson

Meetings in 2020:

5

Independence:

All Committee members are independent.

Charter last revised:

July 9, 2020

Responsibilities

•      Develop, recommend and oversee compliance with corporate governance policies

•      Develop and recommend to the Board criteria for the selection of individuals to be considered as candidates for election to the Board

•      Identify and recommend individuals qualified to become Board members to the full Board for consideration, including evaluating all potential candidates, whether initially recommended by management, other Board members or shareholders

•      Endeavor to ensure that the Board and its committees are composed of directors that reflect a diversity of experience, gender, race, ethnicity and age

•      Review and make recommendations to the Board regarding the structure, leadership and operations of the Board and Board committees

•      Make recommendations to the Board regarding Board committee memberships

•      Oversee an annual review of the Board’s performance

•      Periodically review and make recommendations to the Board regarding director compensation

The responsibilities of the Governance Committee are further described in the Governance Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website.

Process for Nomination and Evaluation of Director Candidates

We engage in a robust process to identify and evaluate the qualifications of potential director nominees for election and ensure that all directors are committed to upholding Arconic’s core values. Our Governance Committee is responsible for evaluating the qualifications of director candidates and recommending director nominees for approval by the Board. See “Director Qualifications” and “Board and Committee Self-Evaluation and Director Assessment” for additional information.

Nomination of Incumbent Directors. In connection with recommending the current nominees to the Board for re-election, the Governance Committee reviews the Board’s structure, performance and composition, as well as the performance, skills, qualifications and business and professional background of each of the current directors. Incumbent directors who (i) satisfy the criteria for membership on the Board set forth in our Director Selection Policy, (ii) continue to make important contributions to the Board, and (iii) consent to continued service on the Board will be considered for nomination for re-election.

Evaluation of New Nominees. Our Governance Committee will evaluate potential new director candidates in light of the criteria and factors set forth in our Director Selection Policy and our Corporate Governance Guidelines. The Governance Committee or a subcommittee will conduct interviews and may invite other Board members or Arconic executives to interview the candidate to assess the candidate’s overall qualifications. The Governance Committee will also consider the assessment of any search firm it has retained and the background information such firm provides on any person it recommends for consideration. The nominee evaluation process and criteria are the same regardless of whether the candidate was identified by a search firm, a director, management or a shareholder. If the Governance Committee recommends a candidate to the Board, the Board may, as with any nominee, either accept or reject the recommendation.

Shareholder Nominations. Shareholder nominations must be made pursuant to the procedures set forth in our Bylaws (including via our proxy access bylaw) and described in this proxy statement under the heading “Submitting Proxy Proposals and Director Nominations for the 2022 Annual Meeting.”

Shareholder Recommendations for Director Nominees. Any shareholder wishing to recommend a candidate for director should follow the process outlined above under “Shareholder Nominations.” Candidates who are recommended, as opposed to nominated, will receive the same consideration as other proposed candidates.

Board Diversity and Experience. The Governance Committee and the Board seek to achieve a mix of directors that represent a diversity of attributes, background, experiences (including experience with businesses and other organizations of a comparable complexity), perspectives and skills, including with respect to differences in customs, culture, international background, thought, generational views, race, gender, ethnicity and specialized professional experience. At least annually and when Board vacancies arise, the Governance Committee and the Board review the qualifications, judgment, attributes, background, experiences, perspectives and skills of each director and any director candidate and the interplay of such director’s or director candidate’s qualifications, judgment, attributes, background, experiences, perspectives and skills with the Board as a whole. While diversity and variety of experiences and viewpoints represented on the Board are always considered by the Governance Committee and the Board, no director nominee will be chosen or excluded solely because of race, color, gender, ethnicity, national origin or sexual orientation or identity. Our current Board is 30% diverse, including 20% gender diversity and 10% ethnic diversity. In addition, our Compensation Committee and Governance Committee reflect both gender and ethnic diversity, and one of our three committee chairs is diverse.

Director Qualifications. A company of our size and geographic presence must have strong governance as well as leaders who understand and adapt to our diverse customers and business needs. The Board, pursuant to the Governance Committee’s recommendation, adopted a Director Selection Policy which, together with guidelines and requirements set forth in our Corporate Governance Guidelines and our committee charters, provides guidance with respect to the annual review of each incumbent director and the identification and evaluation of new director candidates.

Arconic believes in utilizing a holistic, values-based criterion for selecting Board members, and our policies reflect the premise that the need for directors possessing particular qualifications, judgment, attributes, background, experiences, perspectives and skills will vary from time to time based on our business operations and the interplay of those characteristics with the Board as a whole. Accordingly, while all directors are expected to meet certain minimum criteria that are indicative of the individual’s ability to uphold our values in fulfilling the oversight function of the Board, the Governance Committee and the Board have the discretion, in the evaluation of any particular incumbent director or candidate for nomination, to consider some or all of the following criteria, to eliminate one or more particular criteria as not applicable, to consider additional criteria that are determined to be relevant, and to afford equal or unequal weighting to various criteria considered.

Values-based Qualifications

•      Directors must have demonstrated the highest ethical behavior and must have reputations, both personal and professional, that are consistent with a commitment to uphold our reputation and values.

•      Directors must understand the fiduciary obligations and legal responsibilities of directors of publicly held companies.

•      Directors must be independent in thought and judgment. They must have the ability to speak out on difficult subjects; to ask challenging questions of management, other directors, and advisors to the Company, and demand accurate, honest answers; and to balance constructive challenges to management with maintaining an atmosphere of collaboration and trust.

Diversity

•      Our goal is to achieve a mix of directors that represent a diversity of attributes, background, experiences, perspectives and skills, as well as diversity of customs, culture, international background, thought, generational views, race, gender, and ethnicity.

•      Our Board is currently 30% diverse, and leadership positions are 25% diverse.

Additional Criteria

•      Directors should understand and be committed to balancing the long-term interests of all of our shareholders, as well as giving consideration to the interests of its other key stakeholders, including its customers, employees and the communities where the Company has an impact. Directors must not be beholden to any special interest group or constituency.

•      No director should have, or appear to have, a conflict of interest that would impair that director’s independent judgment or ability to make decisions consistently in a fair and balanced manner.

•      Each director should have demonstrated excellence in his or her profession and be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

•      Directors should have proven business acumen that adds substantial value and perspective to the Board’s oversight of material issues related to the Company’s business.

•      Directors should be committed to understanding the Company and its industry; to regularly preparing for, attending and actively participating in meetings of the Board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with their obligations to the Company.

•      All members of the Board should be financially literate and must have a sound understanding of business strategy, business environment, corporate governance and board operations.

•      New director nominees should be willing and able to commit to serve as a member of the Board for an extended period of time.

Independence

•      A majority of directors must be “independent” under the listing standards of the NYSE and must otherwise be free of any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of directors.

•      All directors serving on the Audit Committee and the Compensation Committee shall also meet the enhanced independence criteria established by the NYSE or the SEC for such committee members, and have such expertise or qualifications as required by applicable law.

Membership on Other Boards

•      Each director who also serves as a chief executive officer of, or equivalent position at, a public company should not serve on more than two public company boards in addition to the board of his or her employer (for a total of three public company directorships).

•      Each director who is not a chief executive officer of a public company may serve on no more than four boards of other public companies (for a total of five such directorships).

•      An Audit Committee member shall not serve on the audit committees of more than three public companies (including Arconic) in accordance with the NYSE listing standards.

Audit and Finance Committee Members’ Financial Literacy and Expertise	• Each committee member must be financially literate. • At least one committee member must be an “audit committee financial expert.”
Age Limits

•      Our policy is that no director should stand for election or re-election to the Board if the director has reached age 75 before the date of election or will reach age 75 during the term for which the director is being considered for nomination.

•      Upon recommendation of the Governance Committee, the Board may waive this policy if it determines that such re-nomination is in the best interests of the Company and its shareholders.

Succession Planning. The Board has approved a plan providing for the succession of qualified individuals to positions of Board and committee leadership should the need arise, including Jacques Croisetiere (Chairperson of the Board); Christopher Ayers (Chair of the Audit Committee); Margaret S. Billson (Chair of the Compensation Committee); and Carol S. Eicher (Chair of the Governance Committee).

Majority Voting

Directors are elected by a majority of the votes cast. If the number of shares voted “for” an incumbent director’s election does not exceed fifty percent (50%) of the number of votes cast with respect to that director’s election (with votes cast including votes against in each case and excluding abstentions and broker nonvotes with respect to that director’s election) in an uncontested election, the nominee must promptly tender his or her resignation, and the Board will decide, through a process managed by the Governance Committee and excluding the nominee, whether to accept the resignation. The Board will publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. Any director nominee not already serving on the Board who fails to receive a majority of votes cast in an uncontested election will not be elected to the Board. An election of directors is considered to be contested if the number of candidates for election as directors exceeds the number of directors to be elected, with the determination being made in accordance with our Bylaws.

Director Resignation Upon Change in Principal Responsibilities

Our Corporate Governance Guidelines provide that any director who changes his or her principal employment, position, or professional role or affiliation following election or re-election to the Board shall notify the Governance Committee and offer his or her resignation from the Board. The Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept an offer of resignation or request that the director continue to serve on the Board. Any employee of Arconic who is also a director must offer to resign from the Board effective as of the same date that he or she retires or otherwise ceases to be an employee.

Meetings of the Board and Committees

During fiscal 2020, the Board held six meetings, the Audit Committee held 13 meetings (which includes four meetings of the Audit Committee, four meetings of the Finance Committee and five joint meetings of the two committees), the Compensation Committee held five meetings and the Governance Committee held five meetings. Each incumbent director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which he or she served during fiscal 2020. In addition, we provided three director orientation sessions following the Separation. All directors receive materials for committee meetings, and are entitled to attend, as a guest, any meeting of a committee on which they do not serve.

Attendance at Annual Meeting of Shareholders

Under Arconic’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of shareholders. Arconic did not hold an annual meeting of shareholders in 2020.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves on the board or as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board or as a member of our Compensation Committee.

Risk Oversight

The Board is actively engaged in overseeing and reviewing our strategic direction and objectives, taking into account, among other considerations, our risk profile and exposures. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. During 2020, we conducted a comprehensive and integrated enterprise risk management (“ERM”) assessment. Management reviewed the results of the assessment with the Board to aggregate, monitor, measure and manage risks. Our ERM approach is designed to establish a mutual understanding among the Board and management of the effectiveness of our risk management practices and capabilities, review our risk exposure and to support our long-term operating plans and overall strategy.

While the full Board has overall responsibility for risk oversight, it is supported in this function by each of its committees, as set forth below.

Audit and Finance Committee

The Audit Committee supports the Board in the oversight of risks related to:

•      our accounting, reporting and financial practices

•      compliance with legal and regulatory requirements

•      cybersecurity issues

•      capital structure, financing transactions, capital plan, policies related to interest rate, commodity and currency hedging, and employee retirement plans

Compensation and Benefits Committee

The Compensation Committee supports the Board in the oversight of risks related to:

•     compensation structure and programs, including the formulation, administration and regulatory compliance with respect to compensation matters

•      talent management strategies

Governance and Nominating Committee	The Governance Committee supports the Board in the oversight of risks related to: • Board organization, membership and structure • corporate governance practices

Board and Committee Self-Evaluations and Director Performance

The Board and each committee conducts an annual self-evaluation of its performance. The Governance Committee oversees the design and implementation of the self-evaluation process for the Board and each committee. For 2020, the Board determined that director evaluations should represent a broad foundational assessment of the composition and expertise of the Board and its committees as a whole given that the Board was newly seated in connection with the Separation. For subsequent years, the Board has determined, upon the recommendation of the Governance Committee, to conduct a formal annual assessment of the performance of each incumbent director in advance of its recommendation of a slate of director nominees for approval by the Board.

Communications with the Board

The Board believes that effective communication with the Company’s shareholders is important. Shareholders and other interested parties wishing to contact the Chairperson, the chairperson of any committee, individual directors or the independent directors as a group may do so by sending a written communication to the attention of the Chairperson of the Board of Directors c/o Corporate Secretary, 201 Isabella Street, Suite 400, Pittsburgh, PA 15212-5872.

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication.

The Board has asked the Corporate Secretary to submit to the Board all communications received, excluding only those items that are not related to Board duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; new product or technology suggestions; job inquiries and resumes; advertisements or solicitations; and surveys.

Director Orientation and Continuing Education

In consultation with the Governance Committee, management provides materials and briefings to new directors, on an individualized basis, to permit them to become familiar with our business, industry and corporate governance practices, and additional formal and informal opportunities to directors (including site visits to business operations) on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues that arise. Director continuing education enhances the skills and knowledge necessary to fulfill director responsibilities. We provided three director orientation sessions following the Separation. We also provide in-boardroom educational sessions on emerging issues and matters relevant to our business. Additionally, we encourage directors to participate in external continuing director education programs.

Code of Ethics

We maintain a Code of Conduct that applies to all directors, officers and employees, as well as those of Arconic’s subsidiaries, affiliates, partnerships, ventures and other business associations that we effectively control.

We have also adopted a Code of Ethics for the CEO, CFO and Other Financial Professionals (the “Code of Ethics”). Amendments to or waivers of the Code of Ethics may only be granted by the Audit Committee. We intend to disclose any changes in, or waivers of, the Codes of Ethics by posting such information on our website or by filing a Current Report on Form 8-K, in each case to the extent such disclosure is required by SEC or NYSE rules. To date, no such amendments have been made or waivers granted.

Related Party Transactions

The Company is committed to managing the heightened risks of actual or perceived conflicts of interest that could damage the reputation of and public trust in the Company. Accordingly, the Board has adopted a written Related Person Transaction Approval Policy (the “Related Party Transaction Policy”) to govern the procedures for review and consideration of all related party transactions.

Our Policy on Related Party Transactions. The Related Party Transaction Policy applies to any transaction in which Arconic is a participant, the amount involved exceeds $120,000 and a related party has a direct or indirect material interest. A related party means any director or executive officer, any nominee for director, any shareholder known to Arconic to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any such persons, any entity in which any of such persons is employed or occupies a similar position, and any entity in which any of such persons has a direct or indirect ownership interest in such entity that, when aggregated with the ownership interests of all the persons identified above, amounts to a 10% or greater ownership interest.

It is the responsibility of the Audit Committee to review related party transactions and approve, ratify, revise or reject such transactions. It is our policy to enter into or ratify related party transactions only when it is determined that the related party transaction in question is in, or is not inconsistent with, the best interests of Arconic and its shareholders. In determining whether to approve or ratify a related party transaction, the Audit Committee may consider, among other factors it deems appropriate, whether the proposed transaction would occur in the ordinary course of business; the purpose and benefits of the proposed transaction to Arconic; the terms and conditions of the proposed transaction; and the terms and conditions available to unrelated third parties in arms-length negotiations in respect of similar transactions. No director may participate in the deliberations or vote regarding a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.

Pre-Approved Categories of Related Party Transactions. Under our Related Party Transaction Policy, certain types of transactions are deemed to be pre-approved, including transactions related to the Separation, compensation approved by the Compensation Committee, transactions not in excess of the greater of $1 million or 2% of the other party’s revenues where other controlling factors are not present, and transactions involving competitive bids or at rates fixed by governmental authority.

Related Party Transactions. In connection with the Separation, Arconic entered into a separation agreement and certain other agreements with ParentCo to effect the Separation, to provide a framework for Arconic’s relationship with Howmet after the Separation, and to govern the relationship between Arconic and Howmet subsequent to the completion of the Separation. The following is qualified in its entirety by reference to the full text of the applicable agreements. See “Incorporation of Certain Documents by Reference.”

These agreements provide for, among other things:

•	the transfer of assets and assumption of liabilities as between Arconic and ParentCo on an “as is, where is” basis;

•	certain restrictions on Arconic and its subsidiaries during the two-year period following the distribution that are intended to prevent the distribution, together with certain related transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 335 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	the parties’ responsibilities for certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company;

•	the ongoing rights of each party to use names and marks, patents and know-how of the other party following the Separation, for limited purposes;

•	certain obligations of Arconic related to the Midwestern Disaster Area Revenue Bonds Series 2012, including the operation of a project located at the Davenport Plant involving the acquisition, construction, reconstruction and/or renovation of nonresidential real property (and related improvements) to be used to produce aluminum;

•	the supply by Arconic to Howmet of billet, plate, extruded aluminum, and related tolling and cutting services for use in its businesses in the United States and Hungary; and

•	the joint ownership of the real estate at the manufacturing facilities located in Székesfehérvár, Hungary, and the provision by Howmet of engineering, maintenance, utilities, security, lab and other services at such site to Arconic or its subsidiaries.

Stock Ownership Requirements

To further align our officers’ and directors’ interests with those of shareholders, Arconic maintains robust stock ownership requirements. Stock ownership requirements for officers are based on a multiple of base salary, and for non-employee directors are based on a multiple of annual cash retainers (excluding any special retainers, such as special retainers for service on or chair of any committee, as Chairperson of the Board or as lead independent director), in each case as set forth below. All of our non-employee directors and officers are in compliance with the stock ownership requirements.

Position	Multiple of Base Salary or Annual Retainer
Non-employee Directors	5x
CEO	6x
Executive Officers	3x
Officers(1)	1x
(1) Business Unit Presidents, Controller and Treasurer

The stock ownership requirements must be satisfied within 5 years of the later of (a) April 1, 2020 and (b) the date an individual becomes subject to these requirements or as a result of a promotion becomes subject to an increased ownership requirement. Non-employee directors must maintain compliance with the stock ownership requirements until their retirement from the Board. Officers are required to maintain compliance with the stock ownership requirements until their separation from service in a position causing them to be subject to requirements or until such time as the requirements no longer apply to the position in which they serve.

Until stock ownership requirements are met, each individual is required to retain 50% of the aggregate of the following:

•	any shares acquired in connection with the Separation on April 1, 2020;
•	any shares held by the individual prior to becoming subject to the stock ownership requirements;
•	any shares acquired upon the vesting of restricted share units (including performance-based restricted shares units) or upon the exercise of stock options, after deducting shares used to pay for the option exercise price and taxes.

This requirement increases to 100% in the event a sale of shares results in non-compliance. Registered shares, shares held in trust, unvested time-based restricted share units or stock awards, and shares held in stock funds of Arconic savings plans or deferred compensation plans count towards compliance with the stock ownership requirements. Unvested performance-based restricted share units or stock awards, shares underlying stock options, stock appreciation rights (“SARs”), and pledged shares are not counted towards compliance with the stock ownership requirements.

Prohibition against Short Sales, Hedging, Margin Accounts and Pledging

Our Insider Trading Policy contains restrictions that, among other things, prohibit directors, officers or employees from:

•	engaging in short sales of Arconic securities and derivative or speculative transactions in Arconic securities;
•	purchasing or using financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Arconic securities; and
•	holding Arconic securities in margin accounts, pledging Arconic securities as collateral or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans (applicable to directors and Section 16 officers).

Director Compensation

Our director compensation program is designed to provide competitive compensation to attract and retain high-quality outside directors. Our Governance Committee periodically reviews and makes recommendations to the Board regarding director compensation. As part of this review, the Governance Committee may solicit the input of outside compensation consultants. During fiscal 2020, the Governance Committee engaged Meridian Compensation Partners, LLC, an independent compensation consultant with expertise in director compensation, to provide advice to the Governance Committee and evaluate our director compensation in light of the practices of other similarly sized companies in our industry.

Annual Compensation. The table below sets forth the components and limits of non-employee director compensation for fiscal 2020, as set forth in the Company’s Non-Employee Director Compensation Policy.

Annual Non-Employee Director Compensation
Annual Cash Retainer(1)	$120,000
Annual Equity Award(2)	$150,000
Additional Annual Retainers(3)	$130,000 Chairperson of the Board
$20,000 Audit Committee Chair
$15,000 Compensation Committee Chair
$15,000 Other Committee Chair
Per Meeting Fee for Meetings in Excess of Regularly Scheduled Meetings(4)	$1,200
Total Annual Director Compensation Limit(5)	$750,000
(1)	Each non-employee director may elect to defer all or part of his or her cash compensation pursuant to the Amended and Restated 2020 Deferred Fee Plan For Directors (“Deferred Fee Plan”). Directors may elect to defer their cash compensation into various investment options or into restricted share units that are fully vested at grant. Cash fees that are deferred into restricted share units will be settled in a lump sum or installments following termination of service on the Board, in accordance with the elections made by non-employee directors.
(2)	The annual equity award is granted in the form of restricted share units and generally will vest after one year in accordance with the Non-Employee Director Compensation Policy. Directors may elect to defer their restricted share units until separation from service in accordance with the terms of the Deferred Fee Plan. Restricted share units that have vested will be settled in a lump sum or installments following termination of service on the Board, in accordance with the elections made by non-employee directors.
(3)	A non-employee director may simultaneously serve as the chair of more than one committee, but will receive for such service only one additional annual retainer fee, equal to the highest of the additional annual retainer fees associated with his or her chair positions.
(4)	A fee of $1,200 is paid to non-employee directors for each Board or committee meeting attended in excess of five regularly scheduled meetings during any calendar year that exceeds two hours in duration.
(5)	The sum of the grant date value of all equity awards granted and all cash compensation paid to a non-employee director as compensation for services as a non-employee director shall not exceed $750,000 in any calendar year.

Current director compensation levels were established by the board of directors of ParentCo prior to the Separation. On April 7, 2020, in response to the impact of the COVID-19 pandemic on Arconic, the economy and the global community, the Board approved a modification to the non-employee directors’ 2020 compensation to provide for a 30% reduction in the annual cash retainers payable to the Company’s non-employee directors commencing on April 1, 2020 and concluding on December 31, 2020 (or such earlier date as determined by the Board). The annual cash retainers were restored to their stated levels effective as of September 1, 2020 at the same time employee salaries and benefits were restored.

Director Compensation Table. The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board during the fiscal year ended December 31, 2020. Directors who are employees are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Total ($)(3)
Frederick A. Henderson, Chairman	$156,250	$150,005	$306,293
William F. Austen	$84,375	$150,005	$234,218
Christopher L. Ayers	$75,000	$150,005	$225,043
Margaret S. Billson	$75,000	$150,005	$225,043
Austin Camporin(4)	$68,152	$104,378	$172,385
Jacques Croisetiere	$87,500	$150,005	$237,543
Elmer L. Doty	$75,000	$150,005	$225,043
Carol S. Eicher	$75,000	$150,005	$225,043
E. Stanley O’Neal	$84,375	$150,005	$234,418
Jeffrey Stafeil	$75,000	$150,005	$225,043

(1)	This column reflects the cash fees earned by directors for Board and committee service to Arconic beginning April 1, 2020, whether or not such fees were deferred. For 2020, Mr. O’Neal elected to defer 100% of his cash fees, resulting in the granting of 4,350 restricted share units and a cash in lieu payment of $42.

(2)	The “Stock Awards” column represents the aggregate grant date fair value of restricted share units granted under our 2020 Stock Incentive Plan during fiscal 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. We calculated the estimated fair value of the restricted share units using the closing price of our common stock on the grant date. See Note K of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. As of December 31, 2020, the aggregate number of unvested restricted share units held by each of our non-employee directors was as follows: William F. Austen – 15,840, Christopher L. Ayers – 15,840, Margaret S. Billson – 15,840, Austin Camporin – 0, Jacques Croisetiere – 15,840, Elmer L. Doty – 15,840, Carol S. Eicher – 15,840, Frederick A. Henderson – 15,840, E. Stanley O’Neal – 15,840, and Jeffrey Stafeil – 15,840. Dollar amounts reflect rounding to the nearest whole restricted share unit. Restricted share units received under the Deferred Fee Plan vest immediately.

(3)	Total amounts include travel insurance premiums in the amount of $38 ($35 with respect to Mr. Camporin) paid by Arconic on behalf of each director.

(4)	Austin Camporin resigned as a member of the Board and the Finance Committee effective December 10, 2020. Accordingly, his annual retainer was pro-rated for the period April 1, 2020 through December 10, 2020, 11,022 restricted share units vested and will be paid no later than June 30, 2021 in accordance with the Deferred Fee Plan, and 4,818 restricted share units were forfeited.

Proposal 2 – Advisory Vote on Executive Compensation

Our executive compensation program is designed to provide competitive pay opportunities to attract, motivate and retain key executives, targeting median pay among appropriate peers against which we compete for talent, and emphasizing performance-based compensation that aligns the interests of management and shareholders without excessive risk. See “Compensation Discussion and Analysis” for additional information regarding the purpose, design and individual elements of our compensation program and “Executive Compensation” for additional information regarding executive compensation for the fiscal year ended December 31, 2020.

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) we are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a ”say on pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to applicable SEC rules, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

The ”say on pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and Compensation Committee value the opinion of our shareholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The next advisory vote on executive compensation will occur at a future annual meeting of shareholders, as determined by the Board and taking into consideration the results of the shareholder vote on Proposal 3 regarding the frequency of advisory votes on executive compensation.

The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of shares present and entitled to vote on this matter. Abstentions are counted as votes “against” and broker non-votes have no effect on the voting with respect to Proposal 2.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Arconic’s executive compensation programs are developed by the Compensation Committee. The Compensation Committee is responsible for reviewing Arconic’s compensation philosophy and establishing Arconic’s general compensation and benefit policies. Compensation levels, as well as performance metrics and targets under annual and long-term incentive plans, for each of our named executive officers (“NEOs”) is determined and approved by the Compensation Committee, except that the compensation of our Chief Executive Officer is determined by the Compensation Committee and approved by the independent directors of the Board, meeting in executive session. Equity-based awards granted prior to the Separation are presented on an as-converted basis to reflect those awards in terms of shares of Arconic common stock instead of ParentCo common stock. See “—2020 Compensation Structure and Plan Design – Treatment of Outstanding Equity Awards in the Separation” for additional information.

Certain information in the "Compensation Discussion and Analysis" section of this proxy statement includes discussion of non-GAAP measures. For a reconciliation to the most directly comparable GAAP financial measures and management’s rationale for the use of such non-GAAP measures, please see Appendix B to this proxy statement.

Our Named Executive Officers

This Compensation Discussion and Analysis focuses on Arconic’s NEOs, who are our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers based on compensation for the year ended December 31, 2020.

Name	Title
Timothy D. Myers	Chief Executive Officer
Erick R. Asmussen	Executive Vice President, Chief Financial Officer and Treasurer
Melissa M. Miller	Executive Vice President and Chief Human Resources Officer
Diana C. Toman	Executive Vice President, Chief Legal Officer and Secretary
Mark J. Vrablec	Executive Vice President and Chief Commercial Officer

Special Note Regarding the Separation. On April 1, 2020, as a result of the Separation, Arconic became an independent publicly traded company. Prior to the Separation, Mr. Myers was a named executive officer of ParentCo, and Ms. Miller and Mr. Vrablec were employees (but not named executive officers) of ParentCo. Mr. Asmussen and Ms. Toman joined Arconic in connection with the Separation in February 2020 and March 2020, respectively. The 2020 base salaries, annual cash incentive compensation opportunities and long-term incentive award values for each of Arconic’s NEOs were established by the Compensation Committee of ParentCo’s board of directors (the “ParentCo Compensation Committee”) prior to the Separation, and the compensation of Mr. Myers for periods prior to 2020 was determined by the ParentCo Compensation Committee in accordance with the plans and programs in which he participated as an officer of ParentCo.

Executive Summary

Impact of the COVID-19 Pandemic. At the time of the Separation, COVID-19 had evolved into a global pandemic, resulting in significant disruption of the global economy, including our business and the businesses of our customers and suppliers. In response, Arconic promptly implemented cash conservation and cost-savings initiatives and other changes in business plans, including temporarily reducing base salaries across Arconic’s U.S. employee population, the base salaries of Arconic’s NEOs by 20% (30% with respect to Mr. Myers), and the cash compensation of our Board by 30%, and suspending the 401(k) match for all U.S. salaried employees.

These temporary cost savings measures were effective from April 16, 2020 to August 31, 2020. In addition, the Compensation Committee subsequently determined to calculate 2020 incentive compensation for the NEOs based on the salaries earned, taking into account the temporary reduction, rather than stated base salaries. The Compensation Committee also considered the impact of the COVID-19 global pandemic in making additional compensation decisions with respect to our NEOs shortly after Separation. See “Compensation Program—Key 2020 Compensation Decisions Following Separation” and “2020 Compensation Structure and Plan Design.”

Elements of Executive Compensation. Arconic’s executive compensation program is comprised of three key elements, designed to balance the important objectives of the program, as set forth below. Equity awards are comprised of performance-based restricted share units (“PRSUs”) and time-based restricted share units (“RSUs”).

Element	Form	Objectives
Base Salary Guaranteed, short-term	Cash	● Attract and retain key executives ● Align with roles, responsibilities and experience
Annual Incentive At-risk, short-term	Cash	● Reward overall results for annual performance ● Align payout with achievement of financial goals ● Reflect individual performance
Long-Term Incentive At-risk, long-term	Equity Awards

●     Reward performance in achieving long-term objectives

●     Align interest of executives with interests of shareholders

●     Retain executives through multi-year vesting periods

●     Earned amounts reflect Arconic’s performance relative to peers

●     Reflect individual performance

Best Practices. The Compensation Committee has established executive compensation policies and practices that the Compensation Committee believes represent sound governance of executive compensation related matters and management of risks related to executive compensation.

We promote strong performance and maintain appropriate governance and risk management by:	We avoid practices that would be contrary to our compensation philosophy or the interests of our shareholders by:
✓ paying for performance with an appropriate level of pay at risk while establishing target compensation at the median of the peer group, providing above median pay for above average performance and taking into consideration the executive’s experience and scope of responsibilities	X not guaranteeing bonus payments, using excessive discretion for bonus payments or providing excessive perquisites
✓ peer group based on an appropriate revenue range and comparable industries	X not benchmarking against much larger companies beyond a certain range of revenue
✓ robust stock ownership requirements to ensure our NEOs are significant Arconic shareholders	X not paying dividends on RSUs or PRSUs until the awards vest
✓ double-trigger vesting in the event of a change in control for awards that are assumed in connection with the change in control	X not providing tax gross-ups on parachute or severance payments or providing excessive severance payments
✓ maintaining appropriate governance policies including a comprehensive clawback and compensation recovery policy	X not re-pricing stock options; permitting short sales, derivative transactions or hedging; liberally recycling shares or including evergreen features under our stock plan
✓ consulting with an independent advisor on compensation to take advantage of thought leadership in the area of executive compensation	X not allowing our independent advisor to engage in other services

✓ ensuring compensation programs do not promote excessive risk taking by reviewing executive compensation plans, structure and programs in relation to appropriate enterprise risk management	X not implementing compensation programs that foster inappropriate risk taking
✓ encouraging long-term planning and execution by generally vesting RSUs over a three-year period and determining PRSU performance over a three-year performance period	X not generally accelerating vesting on stock awards in cases of termination for cause or without cause or retirement

Compensation Program

Key 2020 Compensation Decisions Following Separation. In April 2020, following the Separation, the Compensation Committee made the following key decisions related to 2020 executive compensation in consultation with Pay Governance LLC (“Pay Governance”), the independent compensation consultant engaged by the ParentCo Compensation Committee prior to the Separation and subsequently engaged by the Compensation Committee from the Separation through July 2020. The Compensation Committee determined that these key actions were appropriate to (i) align executive compensation with Arconic’s operation as an independent company, (ii) attract and retain talent, (iii) reflect Arconic’s business and industry following the Separation, and (iv) align with peer group practices and other external market data provided by Pay Governance.

•	Ratified the 2020 base salaries, annual cash incentive compensation opportunities and long-term incentive award values established by the ParentCo Compensation Committee prior to Separation;
•	Established the following performance metrics and targets for awards under the Arconic Corporation 2020 Annual Cash Incentive Plan (the “Cash Plan”) and the Arconic Corporation 2020 Stock Incentive Plan (the “Stock Plan”), in each case based on revised projections that reflect the challenges facing Arconic in the current unprecedented economic environment and the unique expectations of management to adapt Arconic’s operations to the current situation:

Award Type	Weighting	Rationale
Adjusted EBITDA
Cash	50%	Aligns with Arconic’s operating plan and business strategy and the metric most commonly used for assessing the profitability of companies in Arconic’s industry.
PRSU	25%
Controllable Free Cash Flow
Cash	50%	Reflects the increased focus on cash conservation in support of Arconic’s financial goals as a newly independent company and the uncertainty of cash collections and needs caused by the COVID-19 pandemic.
PRSU	25%
Pre-Tax Return on Net Assets
PRSU	50%	Reflects the focus on efficient use of assets and working capital in generating income.
Relative Total Shareholder Return
PRSU	Multiplier	Rewards performance over the entirety of the 2020 – 2022 performance period relative to Arconic’s peer group.

•	For the 2020 – 2022 PRSUs, established three (3) one-year performance periods with financial targets and a relative total shareholder return (“rTSR”) modifier for the three-year period in order to address the lack of visibility and challenge in setting long-term financial goals at the outset of the COVID-19 pandemic while aligning executive compensation to long-term results; and

•	For 2020 equity awards, granted a special mix consisting of 70% RSUs and 30% PRSUs, with the heavier weighting of RSUs intended to reflect the lack of clear visibility into business and economic conditions in 2020 and subsequent years and the unique challenges facing management in navigating these conditions.

The mix of equity awards and the one-year performance periods were applicable only to the 2020 equity awards, as Arconic subsequently took steps to further align executive compensation with long-term performance. See “—2021 Compensation Design.”

Review of Practices and Policies Following Separation. Following the Separation, the Board and each of the standing committees of the Board undertook a comprehensive review of the governance practices and policies implemented by ParentCo in order to effect the Separation. The Compensation Committee reviewed the governance practices related to executive compensation, and adopted numerous new policies or enhancements to existing policies designed to ensure that, in addition to compliance with applicable regulations, Arconic’s governance practices were appropriately aligned with our business, management practices and reflected industry best practices.

Compensation Consultant	At the Compensation Committee’s direction, Arconic conducted a robust search and request for proposal process for an independent compensation consultant, which included numerous national and boutique firms, including Pay Governance. The Compensation Committee selected Meridian Compensation Partners, LLC (“Meridian”) based on Meridian’s prominence, independence, process-driven approach, experience supporting newly separated public companies, industry experience and other factors. Meridian was engaged in July 2020.
Compensation Audit	At the request of the Compensation Committee, Meridian engaged in a comprehensive review of Arconic’s compensation practices and plans, including the existing peer groups, level of at-risk compensation, base salary levels, incentive compensation targets and performance metrics, equity compensation targets and performance metrics, and overall compensation levels given Arconic’s status as an independent publicly-traded industrial company.
Governing Documents	The Compensation Committee updated its charter and adopted or revised other policies related to executive compensation, including the Compensation Recovery Policy and the Stock Ownership and Equity Retention Policy.
Compensation Philosophy	The Compensation Committee developed a compensation philosophy, the goals of which are providing competitive pay opportunities to attract, motivate and retain key executives, targeting median pay among appropriate peers against which we compete for talent, and emphasizing performance-based compensation that aligns the interests of management and shareholders without excessive risk.
Peer Groups	The Compensation Committee adopted the CEO peer group and the peer group for other NEOs developed by the ParentCo Compensation Committee for 2020 and developed appropriate peer groups for use in future periods.
Eligibility for Severance	The Compensation Committee established the eligibility status of our NEOs under the Arconic Corporation Executive Severance Plan (the “Executive Severance Plan”) and the Arconic Corporation Change in Control Severance Plan (the “CIC Severance Plan”).

Peer Group Summary. In anticipation of the Separation, the ParentCo Compensation Committee approved an initial compensation peer group for Arconic consisting of the following companies from the capital goods and automotive parts industries with median 2018 revenue of $7.2 billion. The Compensation Committee ratified the CEO’s 2020 compensation determinations based on the compensation peer group adopted by the ParentCo Compensation Committee.

AGCO Corp.	Oshkosh
AK Steel Holding	Reliance Steel & Aluminum
Alcoa Corporation	Spirit AeroSystems
Allegheny Technologies	Stanley Black & Decker
Ball Corp.	Terex Corp.
Commercial Metals	The Chemours Co.
Crown Holdings	The Timken Co.
Dover Corp.	TransDigm Group
Flowserve Corp.	Triumph Group
Olin Corp.	U.S. Steel

The ParentCo Compensation Committee also approved an initial compensation peer group for named executive officers of Arconic other than the chief executive officer consisting of the companies listed below, which are heavily weighted towards industrials with revenues between $3 billion and $15 billion. The Compensation Committee ratified the compensation determinations with respect to the other NEOs based on the compensation peer group adopted by the ParentCo Compensation Committee.

Agilent Technologies	Eversource Energy	Rockwell Automation
Air Products and Chemicals	Fortive Corporation	Rockwell Collins
Alcoa Corporation	Fortune Brands Home & Security	SAIC
Allegheny Technologies	General Cable	Snap-on Inc.
Ameren	Goodyear Tire & Rubber	Sonoco Products
AMETEK	Greif	Spirit AeroSystems
AVANGRID	Harley-Davidson	Stanley Black & Decker
Avery Dennison	Harris	TE Connectivity
Axalta Coating Systems	Ingersoll Rand	Tenneco
Ball Corp.	Jacobs Engineering	Terex Corp.
Berry Plastics	L3 Technologies	Textron
BorgWarner	Masco	The Chemours Co.
Boston Scientific	Mosaic	The Timken Co.
Clorox	Newell Brands	Trinity Industries
CMS Energy	Newmont Mining	Triumph Group
Commercial Metals	Norfolk Southern	U.S. Steel
Cooper Standard Automotive	Occidental Petroleum	UGI
Crown Holdings	ONEOK	Vistra Energy
CSX	Oshkosh	Vulcan Materials
CVR Energy	Owens Corning	WEC Energy Group
Dana	Parker Hannifin	Westlake Chemical
DCP Midstream	Peabody Energy	Williams Companies
Eastman Chemical	Polaris Industries	Worthington Industries
Ecolab	PPL	Xylem
EMCOR Group	Praxair	Zimmer Biomet
EnLink Midstream	PVH Corp.

2020 Compensation Structure and Plan Design

Summary. The compensation structure for our NEOs for 2020 includes base salaries, annual cash incentive compensation and long-term equity incentive compensation. Base salaries, annual cash incentive opportunities and long-term opportunities were determined by the ParentCo Compensation Committee prior to the Separation and ratified by the Compensation Committee following the Separation. Performance metrics and targets, as well as performance periods and the mix of RSUs and PRSUs, were determined by the Compensation Committee following the Separation.

Name	Annual Base Salary(1)	Annual Cash Incentive Target Opportunity		Target Total Cash	Long-Term Incentive Target Opportunity	Target Total Direct Compensation
		% Salary	$ Value(2)
Timothy D. Myers	$850,000	125%	$1,062,500	$1,912,500	$4,300,000	$6,212,500
Erick R. Asmussen	$530,000	85%	$450,500	$980,500	$950,000	$1,930,500
Melissa M. Miller	$380,000	65%	$247,000	$627,000	$375,000	$1,002,000
Diana C. Toman	$475,000	65%	$308,750	$783,750	$725,000	$1,508,750
Mark J. Vrablec	$468,694	65%	$304,651	$773,345	$550,000	$1,323,345

(1)	Annual base salaries were effective as of April 1, 2020 for Mr. Myers and Ms. Miller, February 10, 2020 for Mr. Asmussen, and March 1, 2020 for Ms. Toman and Mr. Vrablec.
(2)	Actual amounts earned were based on the pro-rated period of service from the effective date through December 31, 2020, as temporarily reduced during the period April 16, 2020 – August 31, 2020. In the case of Mr. Myers, Ms. Miller, and Mr. Vrablec, includes the base salary earned while employed by ParentCo prior to the Separation.

This compensation structure reflects the pay-for-performance objective of Arconic’s compensation philosophy. The following charts illustrate the 2020 total direct compensation mix at target for Mr. Myers and the aggregate of our other NEOs without taking into effect pro rata amounts for 2020 or the temporary salary reductions implemented in response to the COVID-19 pandemic. Total direct compensation is comprised of (i) base salary for the year ended December 31, 2020, (ii) 2020 annual cash incentive opportunity at target and (iii) grant value of 2020 long-term incentives at target. A majority of total direct compensation is at risk because our annual cash incentives (“STI”), RSUs and PRSUs (together, “LTI”) are variable, performance-based compensation.

Base Salary. The ParentCo Compensation Committee reviewed and set the 2020 base salaries for Mr. Myers, Ms. Miller and Mr. Vrablec for periods commencing with the Separation, and for Mr. Asmussen and Ms. Toman commencing with their respective dates of employment. The Compensation Committee ratified the base salaries following the Separation, considering a number of factors they determined were appropriate, including the recommendations of the ParentCo Compensation Committee, the responsibilities associated with each executive officer’s respective position, the base salary levels relative to the median of the applicable peer group, and the advice of Pay Governance.

Annual Cash Incentive Compensation. Arconic’s NEOs participate in the annual incentive program, which provides them with the opportunity to earn awards under the Cash Plan based on the achievement of corporate performance goals. The goals are established by the Compensation Committee, and are intended to focus our NEOs on specific performance metrics and goals that the Compensation Committee believes reflect critical operating objectives. Prior to the Separation, the ParentCo Compensation Committee determined 2020 award opportunity levels for the NEOs based, in part, on market data for the applicable peer group, and the Compensation Committee subsequently ratified the opportunity levels. The table below sets forth the 2020 target incentive compensation awards for Arconic’s NEOs.

Name	Annual Cash Incentive Target Opportunity % Salary(1)
Timothy D. Myers	125%
Erick R. Asmussen	85%
Melissa M. Miller	65%
Diana C. Toman	65%
Mark J. Vrablec	65%

(1)	The cash incentive opportunities were effective as of April 1, 2020 for Mr. Myers and Ms. Miller, February 10, 2020 for Mr. Asmussen, and March 1, 2020 for Ms. Toman and Mr. Vrablec as a percentage of base salaries in effect on those dates.

Following the Separation, the Compensation Committee established performance metrics and targets for cash incentive awards. See “Compensation Program—Key 2020 Compensation Decisions Following Separation.” Each NEO has the opportunity to earn between 0% and 200% of his or her target cash incentive award, on an interpolated, straight-line basis, depending on Arconic’s achievement of the performance metrics. In addition, the Compensation Committee has discretion, after the determination of achievement of applicable financial objectives, to apply a multiplier so as to increase any individual’s award for a particular year by up to 20% or to reduce any individual’s award by any amount to take into account individual performance during the applicable year. The individual performance multiplier may not be applied to increase any individual’s award to an amount that exceeds 200% of target. The performance metrics, weighting and targets for the 2020 cash incentive awards are set forth in the table below.

Metric	Weight	0% (Threshold)	50%	100% (Target Range)	150%	200% (Maximum)
Adjusted EBITDA(1)	50%	$527	$677	$820 - $880	$930	$980
Controllable Free Cash Flow(1)	50%	$453	$603	$660 - $720	$755	$790

(1)	Dollars in millions.

The Compensation Committee determined the performance metrics for cash incentive awards under the Cash Plan to incentivize management’s focus on appropriate operational and financial objectives and to reflect the challenges of operating in the economic environment related to the COVID-19 pandemic. Adjusted EBITDA aligns Arconic’s operating plan and business strategies. In addition, the Compensation Committee recognized that Adjusted EBITDA is the metric most commonly used for assessing the profitability of companies in Arconic’s industry. Controllable free cash flow reflects the increased focus on cash conservation in support of Arconic’s financial goals as a newly independent company and the uncertainty of cash collections and cash needs caused by the COVID-19 pandemic.

The target ranges and actual performance results for purposes of the Cash Plan for the year ended December 31, 2020, based on the Compensation Committee’s assessment of the Company’s performance, are set forth below. The Compensation Committee elected not to apply the discretionary modifier to increase or decrease the cash incentive award of any of the NEOs for 2020.

Metric	Weight	0%	50%	100% (Target Range)	150%	200% (Maximum)	Result	% of Target	Weighted Result % of Target
Adjusted EBITDA(1)	50%	$527	$677	$820 - $880	$930	$980	$633	35.4%	17.7%
Controllable Free Cash Flow(1)	50%	$453	$603	$660 - $720	$755	$790	$652	93.0%	46.5%
					Total Payout Based on Metrics				64.2%

(1)	Dollars in millions. Adjusted EBITDA and Controllable Free Cash Flow are non-GAAP measures. See Appendix B for a reconciliation to the most directly comparable GAAP financial measures and management’s rationale for the use of these non-GAAP measures.

The annual cash incentive awards earned by our NEOs for the year ended December 31, 2020 are set forth below. Cash incentive awards were calculated based on base salary actually earned, taking into account pro rata amounts earned based on the effective date of the individual’s base salary or the individual’s start date, and the 20% reductions in base salary (30% with respect to Mr. Myers) that were in effect from April 16, 2020 through August 31, 2020.

Name	Period	Base Salary Earnings(1)	Target as a % of Base Salary(2)	Target Opportunity	Achievement as % of Target	Individual Performance Multiplier	Annual Cash Incentive Earned(3)
Timothy D. Myers	1/1 – 3/31 4/1 – 12/31 Total	$145,000 541,875 $686,875	100% 125%	$145,000 677,344 $822,344	64.2%	100%	$527,945
Erick R. Asmussen	2/10 – 12/31	$435,042	85%	$369,786	64.2%	100%	$237,402
Melissa M. Miller	1/1 – 3/31 4/1 – 12/31 Total	$ 84,476 256,500 $340,976	50% 65%	$ 42,238 166,725 $208,963	64.2%	100%	$134,154
Diana C. Toman	3/1 – 12/31	$360,208	65%	$234,135	64.2%	100%	$150,315
Mark J. Vrablec	1/1 – 3/31 4/1 – 12/31 Total	$113,454 316,369 $429,823	65% 65%	$ 73,745 205,640 $279,385	64.2%	100%	$179,365

(1)	Amounts reflect earnings for the applicable periods on a pro rata basis, and the 20% reductions in base salary (30% with respect to Mr. Myers) that were effective April 16, 2020 – August 31, 2020.
(2)	For periods prior to April 1, 2020, target opportunities for Mr. Myers, Ms. Miller and Mr. Vrablec were established by the ParentCo Compensation Committee. For all other periods, target opportunities were established by the Compensation Committee.
(3)	Incentive awards earned by Mr. Myers, Ms. Miller and Mr. Vrablec include the application of the achievement as a percentage of target by Arconic for the year ended December 31, 2020 to base salaries and target opportunities for periods prior to April 1, 2020 that were established by the ParentCo Compensation Committee.

Long-Term Incentive Compensation. All NEOs participate in our long-term compensation program, pursuant to which equity awards are granted by the Compensation Committee under the Stock Plan. It is the intention of the Committee to grant future annual awards in the first quarter. In 2020, the NEOs received equity grants comprised 70% of RSUs and 30% of PRSUs. The RSUs cliff vest on the third anniversary of the grant date, subject to the NEO’s continued services with Arconic for a period ending six months following the vesting date, and subject to certain exceptions. Each NEO has the opportunity to earn between 0% and 200% of his or her target PRSU award, on an interpolated, straight-line basis, depending on Arconic’s achievement of Adjusted EBITDA, Controllable Free Cash Flow, and pre-tax return on net assets (“Pre-Tax RONA”), with each metric weighted as set forth below. In addition, the aggregate results over the full three-year performance period are subject to an increase of up to 10% or a decrease of up to 10% based on Arconic’s rTSR over the three-year period compared to the companies comprising the chief executive officer peer group for 2020. The rTSR modifier may not be applied to increase earned PRSUs to an amount that exceeds 200% of target. For the 2020 PRSUs, the Compensation Committee established three one-year financial targets to address the lack of visibility and challenge in setting long-term financial goals at the outset of the COVID-19 pandemic, while aligning executive compensation to long-term results. For the 2020 PRSUs, the number of earned PRSUs will be based on Arconic’s performance in each of the three years in the 2020 – 2022 performance period, as set forth below.

Metric	Weight	Performance Period			3-Year rTSR Modifier
		2020	2021	2022
Adjusted EBITDA	25%	15%	35%	50%	+/- 10%
Controllable Free Cash Flow	25%
Pre-Tax RONA	50%

Following the Separation and in light of the challenges presented by the COVID-19 pandemic, the Compensation Committee determined that a mix of equity awards consisting of 70% RSUs and 30% PRSUs was appropriate, for 2020 awards only, to reflect the lack of visibility into business and economic conditions in 2020 and subsequent years and the unique challenges facing management in navigating these conditions. In addition, the Compensation Committee determined that time-vested RSUs were appropriate to retain key members of management during the vesting period and to incentivize the commitment and extraordinary contributions of management required to support the establishment of an independent public company and navigate the uncertainties of the current environment. The Compensation Committee determined the performance metrics and targets for the 2020 PRSUs to reflect the challenges of operating in the current economic environment. Controllable free cash flow reflects the increase focus on cash conservation in support of Arconic’s financial goals as a newly independent company and the uncertainty of cash collections and cash needs caused by the COVID-10 pandemic. Adjusted EBITDA aligns with Arconic’s operating plan and business strategy and the metric most commonly used for assessing the profitability of companies in Arconic’s industry. Pre-Tax RONA reflects the focus on efficient use of assets and working capital in generating income. Finally, the Compensation Committee determined that the relative weighting of Arconic’s performance during each of the three one-year periods during the 2020 – 2022 performance period was appropriate to incentivize annual performance while focusing on operational efficiency and profitability as business conditions normalize over time.

The long-term incentive awards granted to each of Arconic’s NEOs in April 2020 following the Separation is set forth below.

Name	Target Value of Equity Grant	RSUs granted		PRSUs granted
		Number(1)	Grant Date Fair Value(1)	Number(2)	Value(2)
Timothy D. Myers	$4,300,000	317,846	$3,010,002	136,220	$1,290,003
Erick R. Asmussen	$950,000	70,222	$665,002	30,096	$285,009
Melissa M. Miller	$375,000	27,720	$262,508	11,880	$112,504
Diana C. Toman	$725,000	53,591	$507,507	22,968	$217,507
Mark J. Vrablec(3)	$605,000	44,721	$423,508	19,166	$181,502
(1)	Each RSU represents the right to receive one share of common stock. RSUs vest on the third anniversary of the grant date. The number of RSUs granted was determined by dividing the proportion of the target equity value allocated to RSUs by the closing price of Arconic common stock on the grant date, $9.47.
(2)	Each PRSU represents the right to receive one share of common stock. PRSUs vest on the third anniversary of the grant date. Based on the achievement of objectives during each of the years in the three-year performance period, recipients may receive between 0% and 200% of the target number of PRSUs granted and allocated to that year, subject to increase (not to exceed 200% of target) or decrease as a result of application of the rTSR modifier. The number of PRSUs granted was determined by dividing the proportion of the target equity value allocated to PRSUs by the closing price of Arconic common stock on the grant date, $9.47. However, for reporting purposes, the grant date fair value of each PRSU was $10.02, which was determined by using a Monte Carlo simulation in accordance with FASB ASC Topic 718.
(3)	Mr. Vrablec’s stated long-term incentive opportunity for 2020 was $550,000. However, based on his individual performance during 2019, the Compensation Committee subsequently approved an increase in his equity award.

Treatment of Outstanding Equity Awards in the Separation. In connection with the Separation, equity awards previously granted by ParentCo to Mr. Myers, Ms. Miller and Mr. Vrablec were converted into awards that will settle in shares of Arconic common stock rather than ParentCo common stock. PRSUs granted by ParentCo in 2018 were earned at 97.5% of target for the first two years of the applicable performance period based on metrics established by, and the financial performance of, ParentCo and were converted into RSUs. Each converted award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original award as measured immediately before and immediately after the Separation, subject to rounding. Further, the adjusted awards continued to have the same terms and conditions that applied to the original award immediately prior to the Separation, and are subject to the Arconic Corporation Compensation Recovery Policy. The time-vesting requirements in effect for each ParentCo award did not change, and each employee of Arconic will be given credit for service with ParentCo prior to the Separation and continued service with Arconic following the Separation.

Performance of Individual NEOs

As 2020 was the first year of Arconic’s operation as an independent company, our CEO’s objectives were focused on establishing the foundation of Arconic. The goals and objectives of all other NEOs were to provide appropriate support, given their roles and areas of responsibility, to the CEO in the achievement of these foundational goals and objectives. The objectives for all of our NEOs, including the CEO, are set forth below.

Financial	● Deliver key financial outcomes. ● Drive operational gains across Arconic’s manufacturing network.
Strategic	● Develop a strategic vision for Arconic with a defined annual and three-year strategic plan. ● Develop right-sized foundational corporate governance, enterprise risk management and critical controls.
Cultural	● Build and foster a culture that empowers employees and values diversity and inclusion. ● Revitalize Arconic’s commitment to environmental, social and governance initiatives.
Situational	● Lead Arconic through the COVID-19 pandemic with a focus on responding to uncertain end market opportunities, government mandates, safety needs and operational instability associated with restructuring and workforce reduction.

Mr. Myers has demonstrated leadership, agility and transparency as CEO of Arconic Corporation, working in collaboration with our Board, NEOs and other members of management to navigate the difficult business environment presented by the global pandemic coinciding with our commencement of operations as an independent public company.  Our executive leaders took swift and aggressive action to increase the safety of employees, implement flexibility in responding to decreasing demand and preserve the financial strength of Arconic’s business without sacrificing our commitment to environmental, social and governance excellence that is an essential part of our culture. Mr. Myers worked closely with our NEOs to deploy strategic actions to strengthen the balance sheet by permanently reducing costs, delivering increased productivity, actively managing legacy obligations, and creating value by positioning Arconic for growth opportunities beyond the recovery. During 2020, our executive leaders successfully focused on (i) driving safety and ESG performance; (ii) preserving the Company’s financial strength while facing dynamic and unprecedented market conditions; (iii) earning the trust of the Company’s employees, customers, communities and shareholders; (iv) enhancing the Company’s operational footprint and efficiencies; and (v) positioning the Company for future growth by leveraging value creation opportunities.

The Compensation Committee, in consultation with the CEO, reviewed the performance of the NEOs (other than the CEO) and incorporated each NEO’s performance assessment into the compensation determinations for each NEO. The Compensation Committee reviewed with the Board the performance of the CEO and incorporated his performance assessment into the compensation recommendation for the CEO.

2021 Compensation Design

The Compensation Committee’s ongoing responsibility is to evaluate Arconic’s executive compensation programs, policies and practices in the context of Arconic’s strategy and business objectives. For 2021, after consideration of market studies and other information provided by Meridian, and to enhance alignment with Arconic’s business strategy, the Compensation Committee has modified the design of Arconic’s 2021 incentive programs for the NEOs.

Annual Incentive Compensation Metrics. The weighting of Adjusted EBITDA has been increased from 50% to 70% to reflect Arconic’s focus on profitability. A revised Free Cash Flow metric has replaced Controllable Free Cash Flow to reflect the continued focus on cash generation while more closely aligning incentive compensation with Arconic’s externally reported metrics, and the weighting has been reduced from 50% to 30%.

Long-Term Incentive Compensation Metrics and Award Mix. The mix of PRSUs has increased from 30% for all NEOs to 60% for the CEO and 50% for the other NEOs to enhance alignment of pay and performance and further align the interests of Arconic’s executives with the interests of shareholders. A corresponding reduction in the weighting of time-based RSUs was also approved for the CEO and other NEOs from 70% of long-term incentive opportunity to 40% and 50%, respectively.

The metrics and associated weighting were also updated for the 2021 PRSUs. The weighting of Adjusted EBITDA has been increased from 25% to 50% to reflect Arconic’s focus on profitability. Controllable Free Cash Flow has been eliminated as a metric to reduce the overlap of metrics between annual cash incentive and long-term compensation programs. Return on Invested Capital, weighted 25%, replaced pre-tax return on net assets to further align compensation with effective use of capital, including cash generated from operations. rTSR has been added as a stand-alone metric with a 25% weighting rather than a post-performance period multiplier to further align executive compensation with the creation of shareholder value as compared to Arconic’s peers. The Compensation Committee approved a new peer group for purposes of evaluating rTSR consisting of the materials companies in the S&P 1000 Index. Cumulative three-year performance goals (including for rTSR) were established for the performance period.

Other Arrangements with NEOs

Arconic has entered into employment letter agreements with certain of its NEOs, and maintains an Executive Severance Plan and a Change in Control Severance Plan in which the NEOs are entitled to participate. See “Executive Compensation—Agreements with Executives” for additional information regarding these plans and agreements.

Retirement Income Programs and Other Benefits

Arconic’s retirement income programs are important to the retention of talent, and Arconic maintains both qualified and nonqualified retirement income programs. Arconic provides retirement income through the Arconic Corp. 401(k) Plan (the “401(k) Plan”) and the Arconic Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”).  Contributions in excess of IRS limits are credited to the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan are the same options available to all salaried employees under the 401(k) Plan, and the NEOs do not receive preferential earnings on their investments. In addition, Arconic sponsors a defined benefit pension plan and a supplemental plan, which were closed to employees hired after March 1, 2006 and subsequently frozen to future benefit accruals as of April 1, 2018.  Mr. Asmussen and Ms. Toman are not participants in these plans and the benefits for Mr. Myers, Ms. Miller and Mr. Vrablec were frozen as of April 1, 2018. The NEOs are also eligible to participate in a number of broad-based benefit programs that are offered to all employees, including health, disability and life insurance.

Executive physicals are made available to the NEOs.  This is the only perquisite provided to the NEOs and NEOs do not receive gross-up payments for tax purposes. The NEOs receive certain benefits that are generally available to other employees. See “Executive Compensation—2020 Summary Compensation Table” for more information.

Executive Compensation Process

Role of Committee. The Compensation Committee:

●	Establishes the executive compensation philosophy;
●	Evaluates the risks associated with Arconic’s compensation program;
●	Approves objectives relevant to the compensation of Arconic’s CEO and evaluates the CEO in light of these objectives;
●	Determines performance metrics, targets and payout schedules for the annual cash incentive plans and long-term incentive plans applicable to Arconic’s NEOs;
●	Determines compensation levels of the CEO and recommends its determinations to the independent directors for approval;
●	Sets compensation levels for the other NEOs;
●	Approves equity awards under the Stock Plan; and
●	Oversees the administration of the compensation and salaried benefit plans.

In performing its role, the Compensation Committee also considers the recommendations of the CEO with respect to the other NEOs, and the advice of and market or other data provided by its independent compensation consultant, and such additional factors as the Compensation Committee deems appropriate.

Role of Management. The CEO, the Chief Human Resources Officer and other members of management provide information, advice and recommendations to the Compensation Committee. The Compensation Committee regularly meets in executive session without management present, and members of management are not present for discussions regarding their specific compensation. Although the advice and recommendations of management are considered by the Compensation Committee, the Compensation Committee retains full discretion when determining compensation for the NEOs.

Role of Independent Compensation Consultant. Pay Governance was engaged by the Compensation Committee from April 1, 2020 through July 2020, when Meridian was engaged and the engagement of Pay Governance was terminated. Each of Pay Governance and Meridian reports (or during its engagement reported) directly to the Compensation Committee, and the Compensation Committee has the sole authority to approve their fees and the other terms of their engagement. In engaging each of Pay Governance and Meridian, the Compensation Committee considered the independence factors required by applicable regulations and concluded none of the services to be provided by either consultant would result in any conflict of interest, and determined that each of Pay Governance and Meridian met the applicable independence criteria. Pay Governance provided, and Meridian provides, information, advice and recommendations to the Compensation Committee on matters pertaining to executive compensation, including market trends, practices among members of Arconic’s peer group, and the alignment of Arconic’s executive compensation programs with its compensation goals and philosophy.

Pursuant to its Charter, the Compensation Committee is required to conduct an annual review of its relationship with its compensation consultants, including services provided, quality of services and associated fees, to assess any consultant’s independence as well as the value of the consulting services provided.

Risk Considerations. In support of engaging and managing enterprise risks, the Compensation Committee evaluated the related executive pay program designs and grant practices as well as executive and managerial incentive plans to identify any excessive risks or major concerns and to determine which elements might encourage excessive risk taking and which elements are designed to mitigate the taking of excessive risk.  Based on this evaluation, the Compensation Committee determined that the risks arising from Arconic’s compensation plans and policies are not reasonably likely to have a material adverse effect on Arconic. Factors contributing to this conclusion included:

●	Overall compensation philosophy, peer group selection process and proportion of at-risk compensation are consistent with market practice;
●	Annual incentive opportunities are set at a competitive level, with individual performance modifiers mitigating maximum target opportunities;
●	Three-year performance periods for PRSUs and three-year cliff vesting for RSUs provides alignment with shareholder value creation and executive retention;
●	Overlapping three-year performance periods reduce incentive to take actions to increase short-term performance at the expense of long-term value creation;
●	Variety of performance measures reduces likelihood of excessive risk taking;
●	Modest severance arrangements;
●	Robust stock ownership and retention guidelines; and
●	Robust compensation recovery policy.

Key Executive Compensation Policies

Stock Ownership Requirements. Arconic’s Stock Ownership and Equity Retention Policy requires certain officers to achieve, within five years of the later of April 1, 2020 or the date the officer first becomes subject to the policy, ownership in Arconic’s common stock in order to align the interests of senior leadership with the interests of Arconic’s shareholders.

Position	Salary Multiplier	Compliant
CEO	6x	✓
NEOs	3x	✓
Officers (1)	1x	✓

(1)	Business Unit Presidents, Controller and Treasurer.

See “Corporate Governance—Stock Ownership Requirements” for additional information.

Compensation Recovery Policy. Arconic’s Compensation Recovery Policy mandates recovery of compensation, forfeiture of awards, and reimbursement of profits in certain situations involving conduct resulting in restatement of financial information, and gives the Compensation Committee broad discretion to determine whether and to what extent compensation should be recovered or forfeited in other situations, including material violations of Arconic’s Code of Conduct and other policies governing the conduct of Arconic’s business. The provisions of this policy are in addition to recovery and forfeiture remedies included in the Cash Plan and the Stock Plan, and the Compensation Committee has full discretion to apply the provisions of the policy or the applicable plan as it determines is appropriate. Our Compensation Recovery Policy is available on our website at www.arconic.com/governance-and-policies.

Prohibitions on Hedging and Pledging. Under Arconic’s Corporate Governance Guidelines and Arconic’s Insider Trading Policy, directors, executive officers and employees are prohibited from engaging in short sales of Arconic securities and from buying, selling or investing in Arconic-based derivative securities, including entering into any hedging transactions (including prepaid variable forward contracts, equity swaps, collars and exchange funds) with respect to Arconic’s securities. In addition, directors and executive officers are prohibited from pledging Arconic securities as collateral, or maintaining an automatic rebalance feature in the 401(K) Plan, the Deferred Compensation Plan or the Deferred Fee Plan. Our Corporate Governance Guidelines and our Insider Trading Policy are available on our website at www.arconic.com/governance-and-policies.

Tax Considerations. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million paid to covered executive officers. Prior to the enactment of the Tax Cuts and Jobs Act of 2017, Section 162(m)’s deductibility limitation was subject to an exception for compensation that meets the requirements of “qualified performance-based compensation.” However, effective for tax years beginning after 2017, this exception has been eliminated, subject to limited transition relief that applies to certain written binding contracts which were in effect on November 2, 2017. Accordingly, for 2018 and later years, compensation in excess of $1 million paid to our CEO and for 2020 and thereafter for our covered NEOs as of the Separation generally will not be deductible and no assurances can be given that compensation payable under certain of our compensation programs which were intended to qualify for the performance-based exception will in fact be deductible.

As a general matter, while the Compensation Committee considers tax deductibility as one factor in determining executive compensation, it retains the flexibility to approve compensation that is not deductible by Arconic for federal income tax purposes. Further, the Compensation Committee believes that a significant portion of our NEOs’ compensation should continue to be tied to Arconic’s performance, notwithstanding the elimination of the qualified performance-based compensation exception under Section 162(m).

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits Committee (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by the Compensation and Benefits Committee of the Board of Directors:

William F. Austen, Chair

Margaret S. Billson

E. Stanley O’Neal

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy D. Myers(1) Chief Executive Officer	2020	$686,875	$0	$4,374,926	$0	$527,945	$610,270	$125,761	$6,325,777
	2019	$574,333	$0	$1,200,001	$0	$861,500	$657,119	$58,705	$3,351,658
	2018	$542,500	$0	$1,056,189	$264,036	$233,818	$0	$57,120	$2,153,663
Erick R. Asmussen(2) Executive Vice President, Chief Financial Officer and Treasurer	2020	$435,042	$0	$966,564	$0	$237,402	$0	$109,158	$1,748,166

Melissa M. Miller(3) Executive Vice President and Chief Human Resources Officer	2020	$340,976	$0	$381,546	$0	$134,154	$113,619	$26,597	$996,892
Diana C. Toman(4) Executive Vice President, Chief Legal Officer and Secretary	2020	$360,208	$0	$737,646	$0	$150,315	$0	$29,361	$1,277,530
Mark J. Vrablec(5) Executive Vice President and Chief Commercial Officer	2020	$429,823	$0	$615,551	$0	$179,365	$593,693	$59,353	$1,877,784

Notes to 2020 Summary Compensation Table:

Column (a) – Named Executive Officers. Our NEOs include our Chief Executive Officer, Chief Financial Officer, and the next three highest paid executive officers for the fiscal year ended December 31, 2020.

(1)	Mr. Myers was appointed as Chief Executive Officer on April 1, 2020, upon the Separation. Prior to this date, he was Executive Vice President and Group President, Global Rolled Products at ParentCo.
(2)	Mr. Asmussen joined ParentCo on February 10, 2020, and was appointed as Executive Vice President and Chief Financial Officer on April 1, 2020, upon the Separation, and was appointed as Treasurer on March 8, 2021.
(3)	Ms. Miller was appointed Executive Vice President and Chief Human Resources Officer upon the Separation. Under applicable SEC rules, her compensation for 2018 and 2019 have been excluded as she was not a named executive officer during those years.
(4)	Ms. Toman joined ParentCo on March 1, 2020, and was appointed as Executive Vice President, Chief Legal Officer and Secretary on April 1, 2020, upon the Separation.
(5)	Mr. Vrablec was appointed Executive Vice President and Chief Commercial Officer upon the Separation. Under applicable SEC rules, his compensation for 2018 and 2019 have been excluded as he was not a named executive officer during those years.

Column (c) – Salary. This column represents each of the named executive officer’s annual base salary actually paid in 2020, including the 20% reductions in base salary (30% with respect to Mr. Myers) that were effective April 16, 2020 – August 31, 2020. Further details are included in “—Agreements with Executives.” These 2020 salaries paid by the Company to the NEOs accounted for approximately the following percentages of their total Company compensation: Mr. Myers – 11%; Mr. Asmussen – 25%; Ms. Miller – 34%; Ms. Toman – 28%; and Mr. Vrablec – 23%.

Columns (e)  – Stock Awards. This column reflects the aggregate grant date fair value of Company stock awards under the Stock Plan for 2020 (and, for Mr. Myers, awards granted in 2018 and 2019 under applicable ParentCo plans which were subsequently converted into awards under the Stock Plan in connection with the Separation). See “Compensation Discussion and Analysis—2020 Compensation Structure and Plan Design—Treatment of Outstanding Equity Awards in the Separation.” The value of stock awards in column (e) represents the aggregate grant date fair value of all stock award grants made in 2020, computed in accordance with FASB ASC Topic 718. The grant date fair value of the PRSUs granted in April 2020 are shown at target performance, based on a grant date fair value of each PRSU of $10.02, which was determined by using a Monte Carlo simulation in accordance with FASB ASC Topic 718. At the highest level of performance, the fair value of such PRSUs on the date of grant would be:

	Grant Date Value of Performance Award
Name	At Target	At Maximum
Timothy D. Myers	$1,364,924	$2,729,849
Erick R. Asmussen	$301,562	$603,124
Melissa M. Miller	$119,038	$238,075
Diana C. Toman	$230,139	$460,279
Mark J. Vrablec	$192,043	$384,087

RSUs are valued at the market price of a share of stock on the date of grant as determined by the closing price of our common stock. The grant date fair value is based on the closing price of our common stock on April 17, 2020 of $9.47. At December 31, 2020, the closing price of our common stock was $29.80.

For a discussion of the assumptions used to estimate the fair value of stock awards, please refer to the following sections and pages in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” and the disclosures on “Stock-Based Compensation” in Notes B and K to the Consolidated Financial Statements.

The grant date fair values for Mr. Myers’ 2018 and 2019 stock awards are based on his original grants made by ParentCo prior to the Separation and reflect PRSUs converted to RSUs prior to the Separation.

Column (f) – Option Awards. This column reflects the aggregate grant date fair value of Company option awards under the Stock Plan for 2020 (and, for Mr. Myers, awards granted in 2018 under applicable ParentCo plans which were subsequently converted into awards under the Stock Plan in connection with the Separation). See “Compensation Discussion and Analysis—2020 Compensation Structure and Plan Design—Treatment of Outstanding Equity Awards in the Separation.” The Company did not grant any option awards in 2020 or 2019. For the 2018 figures, column (f) reflects the grant date fair value of Mr. Myers’ time-based option awards granted in 2018 under applicable ParentCo plans and subsequently converted into option awards under the Stock Plan in connection with the Separation.

For a discussion of the assumptions used to estimate the fair value of option awards, please refer to the following sections and pages in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” and the disclosures on “Stock-Based Compensation” in Notes B and K to the Consolidated Financial Statements.

Column (g) – Non-Equity Incentive Plan Compensation. This column reflects cash payments made under the Cash Plan with respect to performance for the year ended December 31, 2020, based on the Compensation Committee’s assessment of the Company’s performance, and paid in February 2021. See “Compensation Discussion and Analysis—2020 Compensation Structure and Plan Design—Annual Cash Incentive Compensation.” For the 2019 and

2018 figures for Mr. Myers, this column reflects the annual cash incentive award earned by Mr. Myers with respect to his performance during the years ended December 31, 2019 and December 31, 2018, respectively, and paid in February 2020 and February 2019, respectively, under applicable ParentCo plans.

Column (h) – Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts shown reflect the aggregate change in the actuarial present value in each year of each named executive officer’s accumulated benefit under all defined benefit and actuarial plans, including supplemental plans. Increases are attributable to changes in the discount rate and mortality assumptions used for measurement of pension obligations year over year. Mr. Asmussen and Ms. Toman have no changes in pension value because they were not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006 and subsequently frozen to future benefit accruals as of April 1, 2018.

Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) Plan, and dividends on Company stock are paid at the same rate as dividends paid to shareholders.

Column (i) – All Other Compensation.

Company Contributions to Savings Plans.

Name	Company Matching Contribution		3% Retirement Contribution		Total Company Contribution
	401(k) Plan	Def. Comp. Plan	401(k) Plan	Def. Comp. Plan
Timothy D. Myers	$8,477	$17,000	$8,550	$40,770	$74,797
Erick R. Asmussen	$6,235	$9,003	$8,550	$5,694	$29,481
Melissa M. Miller	$8,934	$0	$8,550	$9,113	$26,597
Diana C. Toman	$7,363	$4,513	$8,550	$3,325	$23,750
Mark J. Vrablec	$7,492	$8,689	$8,550	$19,936	$44,668

Relocation and Other Expenses. In 2020, Arconic provided relocation benefits to Mr. Myers, Mr. Asmussen and Ms. Toman, totaling $48,596, $75,816, and $1,891, respectively, regarding their appointments. These values included tax gross-ups ($16,339 for Mr. Myers and $24,825 for Mr. Asmussen) that are generally provided to employees under the Company’s relocation programs. Mr. Vrablec also received tax preparation services totaling $14,685 in 2020 related to job assignments outside the United States in previous years.

Executive Physical Screening. In 2020, Arconic provided benefits coverage for comprehensive executive physicals to Mr. Myers, Mr. Asmussen and Ms. Toman expensed at $2,368, $3,862, and $3,720, respectively. This benefit is only provided to executives generally at the vice president level and higher.

2020 Grants of Plan-Based Awards

Name	Grant Dates	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	2020 Grant Date Fair Value of Stock and Option Awards(4) ($)
					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Timothy D. Myers	4/17/2020	—	$822,344	$1,644,688	—	136,220	272,440	317,846	—	—	$4,374,926
Erick R. Asmussen	4/17/2020	—	$369,786	$739,571	—	30,096	60,192	70,222	—	—	$966,564
Melissa M. Miller	4/17/2020	—	$208,963	$417,926	—	11,880	23,760	27,720	—	—	$381,546
Diana C. Toman	4/17/2020	—	$234,135	$468,270	—	22,968	45,936	53,591	—	—	$737,646
Mark J. Vrablec	4/17/2020	—	$279,385	$558,770	—	19,166	38,332	44,721	—	—	$615,551

(1)	The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the potential amounts under the Cash Plan for 2020. Column (e) represents potential amounts capped at 200% of target. Actual amounts earned by our NEOs are reflected in the 2020 Summary Compensation Table. For more information about annual cash awards made under the Cash Plan, see “Compensation Discussion and Analysis—2020 Compensation Structure and Plan Design—Annual Cash Incentive Compensation.”
(2)	PRSUs granted under the Stock Plan vest on the third anniversary of the grant date, with payout determined at the end of a three-year performance period based on the Company’s achievement of performance measures during each year of the performance period and are generally subject to continued employment. See “Compensation Discussion and Analysis—2020 Compensation Structure and Plan Design—Long Term Incentive Compensation.”
(3)	RSUs granted under the Stock Plan vest on the third anniversary of the grant date and are generally subject to continued employment.
(4)	This column reflects the aggregate grant date fair value of the time-based stock option awards, restricted share unit awards and performance stock unit awards, as applicable, granted to each NEO in the 2020 fiscal year, without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718. The grant date fair value of performance share units is shown at target performance.

Additional information. For illustrative purposes, if the NEOs had been in their positions for the entire year at their base salary rate effective as of the Separation without taking into account the temporary base salary reduction applicable from April 16, 2020 to August 31, 2020, their cash incentive opportunities for the year ended December 31, 2020 would have been as follows:

Name	Annualized Base Salary	Threshold	Target	200% of Target (Maximum)
Timothy D. Myers	$850,000	$0	$1,062,500	$2,125,000
Erick R. Asmussen	$530,000	$0	$450,500	$901,000
Melissa M. Miller	$380,000	$0	$247,000	$494,000
Diana C. Toman	$475,000	$0	$308,750	$617,500
Mark J. Vrablec	$468,694	$0	$304,651	$609,302

2020 Outstanding Equity Awards at Fiscal Year-End

The table below sets forth (i) the number of unexercised and outstanding stock options and (ii) the aggregate value and number of unvested RSUs and PRSUs (at target performance), as of December 31, 2020 for each of the NEOs, and reflects any separation-related adjustments.

Name	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (Exercisable)(1) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested* ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested* ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Timothy D. Myers
Stock Awards						533,525	(8)	$15,899,045	136,220	$4,059,356
Time-Vested Options	1(4)	—	—	$21.41	1/20/2022
	26,002(5)	—	—	$19.74	1/13/2027
	19,250(6)	9,625	—	$28.23	1/19/2028
Erick R. Asmussen
Stock Awards						70,222	(9)	$2,092,616	30,096	$896,861
Melissa M. Miller
Stock Awards						97,341	(10)	$2,900,762	11,880	$354,024
Time-Vested Options	14,768(7)	—	—	$32.73	1/20/2025
Diana C. Toman
Stock Awards						53,591	(9)	$1,597,012	22,968	$684,446
Mark J. Vrablec
Stock Awards						169,995	(11)	$5,065,851	19,166	$571,147

*	Calculated using the closing price of Arconic’s common stock on December 31, 2020, which was $29.80 per share.
(1)	All time-vested options were granted by ParentCo and converted at Separation. Time-vested options have a term of ten years and ordinarily vest ratably over three years (one-third each year), generally subject to continued employment.
(2)	Stock awards in column (g) represent RSUs that ordinarily vest three years from the date of grant, generally subject to continued employment and are settled in shares of common stock when they vest. For Mr. Myers and Mr. Vrablec, they respectively include the 74,256 and 21,332 performance-based restricted share units that were granted by ParentCo in January 2018 which were earned at 97.5% of target for the first two years of the applicable performance period based on metrics established by, and the financial performance of, ParentCo and were converted into RSUs vesting on January 18, 2021.
(3)	Stock awards in column (i) represent unearned PRSUs at the target level that were granted after the Separation on April 17, 2020 and will vest on April 17, 2023.
(4)	Represents a time-vested option from the January 20, 2012 grant that vested ratably over 3 years from the grant date.
(5)	Represents time-vested options from the January 13, 2017 grant that vested ratably over 3 years from the grant date.
(6)	Represents time-vested options from the January 19, 2018 grant that vested ratably over 3 years from the grant date.
(7)	Represents time-vested options from the January 20, 2015 grant that vested ratably over 3 years from the grant date.
(8)	Includes the performance-based RSUs noted in footnote 2, plus 141,423 time-vested RSUs granted on February 28, 2019 that vest on February 28, 2022, and 317,846 time-vested RSUs granted on April 17, 2020 that vest on April 17, 2023.
(9)	Represents time-vested RSUs granted on April 17, 2020 that vest on April 17, 2023.
(10)	Represents 14,556 time-vested RSUs granted on January 18, 2018 vesting on January 18, 2021; 20,636 time-vested RSUs granted on February 28, 2019 that vest on February 28, 2022; 27,720 time-vested RSUs granted on April 17, 2020 that vest on April 17, 2023, and 34,429 retention RSUs granted on March 15, 2019 that vest on March 15, 2022.
(11)	Includes the performance-based RSUs noted in footnote 2, plus 21,878 time-vested RSUs also granted on January 18, 2018 vesting on January 18, 2021; 64,850 time-vested RSUs granted on February 28, 2019 that vest on February 28, 2022; 44,721 time-vested RSUs granted on April 17, 2020 that vest on April 17, 2023, and 17,214 retention RSUs granted on March 15, 2019 that vest on March 15, 2022.

2020 Option Exercises and Stock Vested

This table sets forth the value and number of stock options on the actual date of exercise and the value and number of restricted share units on the actual date of vesting for each of the named executive officers in 2020, which were prior to the Separation in April 2020 and therefore reflect awards in ParentCo and do not reflect any separation-related adjustments.

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
(a)	(b)	(c)	(d)	(e)
Timothy D. Myers	—	—	33,803	$1,030,315
Erick R. Asmussen	—	—	—	—
Melissa M. Miller	57,829	$539,294	—	—
Diana C. Toman	—	—	—	—
Mark J. Vrablec	—	—	23,251	$695,259

(1)	ParentCo applied net settlement to vested awards whereby a portion of vested shares were withheld to cover applicable tax obligations. The net number of ParentCo shares actually received by the NEOs and the corresponding realized net values were as follows:
Name	Stock Awards
	Award Type	Net Number of Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
(a)	(b)	(c)	(d)
Timothy D. Myers	PRSUs	18,064	$550,591
Mark J. Vrablec	PRSUs	7,112	$216,774
	RSUs	8,853	$260,721

(2)	Represents the aggregate number of ParentCo shares that vested following the three-year vesting period of RSUs and PRSUs granted on January 13, 2017, prior to the disposition of shares to satisfy tax withholding obligations. Mr. Vrablec’s 2017 grant comprised 13,040 RSUs and 13,040 PRSUs, while Mr. Myers’ 2017 grant comprised 43,170 PRSUs. The 2017 PRSUs had a payout of 78.3% for the 2017-2019 performance period approved by the ParentCo Compensation Committee on February 5, 2020.
(3)	Represents the value realized based on the aggregate number of ParentCo shares multiplied by the $29.45 closing price of ParentCo common stock on the RSU vesting date of January 13, 2020 and the $30.48 closing price of ParentCo common stock on PRSU vesting date of February 5, 2020.

2020 CEO Pay Ratio

Background. Item 402(u) of the SEC’s Regulation S-K, which was mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires disclosure of the ratio of the annual total compensation of our CEO to our median employee’s annual total compensation. The ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u).

Methodology and Determined Ratio. We determined the median annual total compensation by analyzing base salary and wages (including overtime, shift premium, etc.) for all active employees in and outside the United States as of December 31, 2020. Once the median employee was identified using this consistently-applied compensation metric (CACM), we calculated the median employee’s total compensation on the basis of the proxy statement summary compensation table rules. The estimated total compensation of the median employee based on this methodology and criteria for 2020 is $55,557.

For purposes of calculating the Company’s CEO pay ratio, the Company determined the total CEO compensation by adding Mr. Myers’ compensation in 2020 as Executive Vice President and Group President, Global Rolled Products from January 1, 2020 to March 31, 2020, and as Chief Executive Officer as of April 1, 2020. As a result, the total CEO compensation was $6,325,777. Consequently, the annual CEO total compensation is 114 times that of the median annual total compensation among all other employees in 2020.

2020 Pension Benefits

The table below shows the present value of accumulated pension benefits payable to each of our NEOs, including the number of years of service credited to each NEO, under our defined benefit pension plans as of December 31, 2020.

Name(1)	Plan Name(s)	Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Timothy D. Myers	Arconic Corp. Pension Plan A	27	$1,470,559
	Excess Plan C		$1,999,580
	Total		$3,470,139	N/A
Melissa M. Miller	Arconic Corp. Pension Plan A	13	$506,661
	Excess Plan C		$49,161
	Total		$555,822	N/A
Mark J. Vrablec	Arconic Corp. Pension Plan A	36	$2,409,329
	Excess Plan C		$4,430,301
	Total		$6,839,630	N/A

(1)	Mr. Asmussen and Ms. Toman do not appear in the table as they are not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006 and subsequently frozen to future benefit accruals as of April 1, 2018.

Valuation and Assumptions: For a discussion of the valuation method and assumptions applied in quantifying the present value of the accumulated benefits, please refer to the following sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Pension and Other Postretirement Benefits” and Note H to the Consolidated Financial Statements.

Qualified Defined Benefit Plan. In 2020, Mr. Myers, Mr. Vrablec and Ms. Miller participated in the Arconic Corp. Pension Plan A. The Arconic Corp. Pension Plan A is a funded, tax-qualified, non-contributory defined benefit pension plan that covers U.S. salaried employees who were hired prior to March 1, 2006. Benefits under the plan are based upon years of service and final average earnings as of March 31, 2018 when accruals were frozen. Final average earnings include salary plus 100% of annual cash incentive compensation, and are calculated using the average of the highest five of the last ten years of earnings (highest consecutive five for Ms. Miller). The amount of annual compensation that may be taken into account under the Arconic Corp. Pension Plan A is subject to a limit imposed by the U.S. tax code, which was $265,000 for 2018 when accruals were frozen. The base benefit payable at age 65 is 1.1% of final average earnings up to the Social Security covered compensation limit plus 1.475% of final average earnings above the Social Security covered compensation limit, times years of service. Final average earnings and service after April 1, 2020 are no longer reflected as the company has moved all future benefits to the 401(k) Plan. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, a reduced 75% joint and survivor annuity, or a single lump sum payment after termination of employment.

Nonqualified Defined Benefit Plans. Mr. Myers, Mr. Vrablec and Ms. Miller participate in the Excess Plan C. This plan is a nonqualified plan which provides for benefits taking into account compensation that exceeded the limits on compensation imposed by the U.S. tax code prior to accruals being frozen as of March 31, 2018. The benefit formula is identical to the Arconic Corp. Pension Plan A formula. Benefits under the nonqualified plan are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.

401(k) Plan. For U.S. salaried employees, the Company makes an Employer Retirement Income Contribution (“ERIC”) in an amount equal to 3% of salary and annual incentive eligible for contribution to the 401(k) Plan. The Company contributed $8,550 to each of the NEO’s accounts in 2020. In addition, all U.S. salaried employees, including the named executive officers, are eligible to receive a Company matching contribution of 100% up to the first 6% of deferred salary. However, matching contributions were temporarily suspended between April 16, 2020 and August 31, 2020 as part of the actions taken to mitigate the impact of the COVID-19 pandemic. In 2020, the Company matching contribution amount was $8,477 for Mr. Myers, $6,235 for Mr. Asmussen, $8,934 for Ms. Miller, $7,363 for Ms. Toman, and $7,492 for Mr. Vrablec.

2020 Nonqualified Deferred Compensation

The table below shows (i) the contributions made by each NEO and the Company during the fiscal year ended December 31, 2020, (ii) aggregate earnings on each NEO’s account balance during the fiscal year ended December 31, 2020 and (iii) the account balance of each of our NEOs under the Deferred Compensation Plan as of December 31, 2020.

Name	Executive Contributions in 2020 ($)(1)	Company Contributions in 2020 ($)(2)	Aggregate Earnings in 2020 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2020 FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Timothy D. Myers	$24,113	$57,770	$378,100 E	—	$1,141,012
			$400 D
Erick R. Asmussen	$9,003	$14,697	$1,431 E	—	$25,130
			$0 D
Melissa M. Miller	$0	$9,113	$6,157 E	—	$49,701
			$0 D
Diana C. Toman	$4,513	$7,838	$429 E	—	$12,779
			$0 D
Mark J. Vrablec	$34,479	$28,625	$193,795 E	—	$1,299,471
			$61 D

E—Earnings

D—Dividends on ParentCo common stock or share equivalents paid or accrued prior to the Separation and the related conversion of ParentCo awards

(1)	These amounts represent a portion of the NEO’s salaries, which are included in the numbers reported in the “Salary” column of the Summary Compensation Table that the NEOs contributed to the Deferred Compensation Plan.
(2)	These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.
(3)	These amounts are not reported in the “All Other Compensation” column of the Summary Compensation Table.

The investment options under the Deferred Compensation Plan are the same choices available to all salaried employees under the 401(k) Plan, and the named executive officers do not receive preferential earnings on their investments. The named executive officers may defer up to 25% of their salaries in total to the 401(k) Plan and the Deferred Compensation Plan and up to 100% of their annual cash awards to the Deferred Compensation Plan.

The Company contributes matching contributions on employee base salary deferrals that exceed the limits on compensation imposed by the U.S. tax code. In 2020, the Company matching contribution amount was $17,000 for Mr. Myers, $9,003 for Mr. Asmussen, $4,513 for Ms. Toman and $8,689 for Mr. Vrablec. No matching contribution was made for Ms. Miller, who did not make any deferred elections under the plan.

In addition, when the U.S. tax code limits are reached for the Employer Retirement Income Contribution (ERIC) to the 401(k) Plan, the ERIC contributions are made into the Deferred Compensation Plan. Mr. Myers, Mr. Asmussen and Ms. Toman also had individual agreements that provided that their benefits would not be impacted by the salary reductions. Consequently, any reduction to their ERIC contributions that would have resulted from the salary reductions were made into the Deferred Compensation Plan. In 2020, the Company contributed $40,770 for Mr. Myers, $5,694 for Mr. Asmussen, $9,113 for Ms. Miller, $3,325 for Ms. Toman and $19,936 for Mr. Vrablec.

All nonqualified pension and deferred compensation obligations are general unsecured liabilities of the Company until paid. Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.

Potential Payments Upon Termination or Change in Control

Executive Severance Plan. All of the NEOs were eligible to participate in the Arconic Corporation Executive Severance Plan during 2020. The plan provides that, upon a termination of employment without cause and subject to execution and non-revocation of a general release of legal claims against Arconic, the applicable NEO will receive a cash severance payment equal to one year of base salary and one year of target annual cash incentive (two years for the CEO) plus two years’ equivalent of ERIC, continued health care benefits for a two-year period, and two additional years of retirement eligibility plan accrual calculated as described in the Executive Severance Plan.

The following table shows the severance payments and benefits that would have been payable to our NEOs under the Executive Severance Plan upon a termination without cause on December 31, 2020.

Name	Estimated Net Present Value of Cash Severance Payments	Estimated Net Present Value of Two Years Additional Retirement Eligibility	Estimated net present value of continued active health care benefits	Total
Timothy D. Myers	$3,885,131	$1,095,050	$45,043	$5,025,224
Erick R. Asmussen	$1,024,900	—	$45,043	$1,069,943
Melissa M. Miller	$655,392	—	$31,250	$686,642
Diana C. Toman	$819,240	—	$45,043	$864,283
Mark J. Vrablec	$808,365	$5,090	$46,197	$859,652

Change in Control Severance Plan. All of the NEOs were eligible to participate in the Arconic Corporation Change in Control Severance Plan during 2020. The plan is designed to serve shareholders by assuring that Arconic will have the continued dedication of the covered executives, notwithstanding the possibility, threat or occurrence of a change in control. These protections are intended to encourage the executives’ full attention and dedication to the Company in the event of any threatened or pending change in control, which can result in significant distraction by virtue of the personal uncertainties and risks that executives frequently face under such circumstances. Severance benefits under the Change in Control Severance Plan are provided upon a termination of employment without cause or resignation by the executive for good reason, in either case within two years after a change in control of the Company.

Upon a qualifying termination, the severance benefits under the Change in Control Severance Plan are: (i) a cash payment equal to two times annual salary plus target annual cash incentive compensation (three times for the CEO), (ii) a cash payment equal to the target annual cash incentive compensation amount prorated through the severance date, (iii) continuation of health care benefits for two years (three years for the CEO), (iv) two additional years of applicable pension eligibility credit and company savings plan contributions (three years for the CEO), and (v) six months of outplacement benefits. There is no excise tax gross-up provision under the Change in Control Severance Plan. In connection with its review of executive compensation practices following the Separation, the Compensation Committee determined not to reduce the payout multiples or continued benefit periods applicable to the CEO under the Executive Plan or the CIC Plan as previously contemplated by the ParentCo Compensation Committee and as set forth in Mr. Myers’ Employment Letter. See “—Agreements with Executives.”

The terms of the Stock Plan provide that time-vested unvested equity awards, including awards held by the continuing NEOs, vest upon a change in control unless a replacement award is provided. Any replacement award will vest immediately if, within a two-year period following a change in control, a plan participant is terminated without cause or leaves for good reason. Performance-based stock awards will be converted to time-vested stock awards upon a change in control under the following terms: (i) if 50% or more of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on actual performance completed as of the date of the change in control; or (ii) if less than 50% of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on the target number or value. If approved by the Compensation Committee, participants, including the NEOs, may elect to receive a cash settlement in lieu of the payment of the purchase prices for shares underlying options or stock appreciation rights or shares under RSUs, in each case calculated as described in the Stock Plan.

The following table shows the severance payments and benefits that would have been payable to the eligible NEOs under the Change in Control Severance Plan if both a change in control and a termination without cause or resignation for good reason occurred on December 31, 2020, under the terms of the plan as in effect on such date, as well as the estimated net present value of unvested equity awards that would have become vested upon such termination or resignation. Equity award values are estimated using the Company’s closing stock price on December 31, 2020, which was $29.80 per share.

Name	Estimated net present value of change in control severance and benefits
Timothy D. Myers	$15,538,888
Erick R. Asmussen	$ 4,930,739
Melissa M. Miller	$ 2,434,500
Diana C. Toman	$ 3,818,431
Mark J. Vrablec	$ 3,301,703

Pension Benefits. If Mr. Myers had voluntarily terminated employment as of December 31, 2020, it is estimated that his pension would have paid an annual annuity of $214,310 starting at age 62. If Ms. Miller had voluntarily terminated employment as of December 31, 2020, it is estimated that her pension would have paid an annual annuity of $18,325 starting at age 55. If Mr. Vrablec had voluntarily terminated employment as of December 31, 2020, it is estimated that his pension would have paid an annual annuity of $262,924 starting January 1, 2021, which would change to an annual annuity of $352,257 starting at age 62.

Mr. Asmussen and Ms. Toman were not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006 and subsequently frozen to future benefit accruals as of April 1, 2018.

Agreements with Executives

On January 13, 2020, ParentCo entered into an employment letter agreement with Mr. Myers, which was assigned to Arconic upon the Separation. Pursuant to the letter agreement Mr. Myers continued to serve as Executive Vice President and Group President, Global Rolled Products prior to the Separation, and was appointed as Chief Executive Officer of Arconic effective upon the Separation. The letter agreement provides for an annual compensation package consisting of a base salary of $850,000, a target annual bonus award of 125% of base salary, and eligibility for annual equity compensation awards. Pursuant to the letter agreement, Mr. Myers’ 2020 annual equity award grants consisted of (i) an RSU award with a grant date value of $1,720,000, which will vest on the third anniversary of the grant date, subject to Mr. Myers’ continued employment through such date, and (ii) a PRSU award with a grant date value (at target) of $2,580,000, which will be subject to performance goals applicable to Arconic, as well as Mr. Myers’ continued employment through the third anniversary of the grant date. The letter agreement also provides for certain relocation benefits in connection with Mr. Myers’ required relocation to the Pittsburgh, Pennsylvania metropolitan area no later than September 30, 2020. In addition, pursuant to the letter agreement, Mr. Myers was designated as a Tier I participant in Arconic’s Executive Severance Plan and Change in Control Severance Plan, which plans are described under “—Potential Payments Upon Termination or Change in Control.”

On January 29, 2020, ParentCo entered into an employment letter agreement with Mr. Asmussen, which was assigned to Arconic upon the Separation. Pursuant to the letter agreement, Mr. Asmussen served as Executive Vice President and Chief Financial Officer Designate of Arconic, and was appointed as Executive Vice President and Chief Financial Officer of Arconic effective upon the Separation. The letter agreement provides for an annual compensation package consisting of a base salary of $530,000, a target annual bonus award of 85% of base salary, and eligibility for annual equity compensation awards. Pursuant to the letter agreement, Mr. Asmussen’s 2020 annual equity award grants consisted of (i) an RSU award with a grant date value of  -$380,000, which will vest on the third anniversary of the grant date, subject to Mr. Asmussen’s continued employment through such date and (ii) a PRSU award with a grant date value (at target) of  $570,000, which will be subject to performance goals applicable to Arconic, as well as Mr. Asmussen’s continued employment through the third anniversary of the grant date. The letter agreement also provides for certain relocation benefits in connection with Mr. Asmussen’s required relocation to the Pittsburgh, Pennsylvania metropolitan area no later than September 30, 2020. Pursuant to the letter agreement, Mr. Asmussen will be designated as a Tier II participant in Arconic’s Executive Severance Plan and the Change in Control Severance Plan, which plans are described under “—Potential Payments Upon Termination or Change in Control.”

On January 28, 2020, ParentCo entered into an employment letter agreement with Ms. Toman, which was assigned to Arconic upon the Separation. Pursuant to the letter agreement, Ms. Toman served as Executive Vice President, Chief Legal Officer and Secretary Designate of Arconic, and was appointed as Executive Vice President, Chief Legal Officer and Secretary of Arconic effective upon the Separation. The letter agreement provides for an annual compensation package consisting of a base salary of $475,000, a target annual bonus award of 65% of base salary, and eligibility for annual equity compensation awards. Pursuant to the letter agreement, Ms. Toman’s 2020 annual equity award grants consisted of (i) an RSU award with a grant date value of  -$290,000, which will vest on the third anniversary of the grant date, subject to Ms. Toman’s continued employment through such date and (ii) a PRSU award with a grant date value (at target) of  -$435,000, which will be subject to performance goals applicable to Arconic, as well as Toman’s continued employment through the third anniversary of the grant date. The letter agreement also provides for certain relocation benefits in connection with Ms. Toman’s required relocation to the Pittsburgh, Pennsylvania metropolitan area no later than September 30, 2020. Pursuant to the letter agreement, Ms. Toman will be designated as a Tier II participant in Arconic’s Executive Severance Plan and the Change in Control Severance Plan, which plans are described under “—Potential Payments Upon Termination or Change in Control.”

On April 8, 2020, Arconic entered into a separate letter agreement with each of Mr. Myers, Mr. Asmussen and Ms. Toman providing that (i) each individual’s salary would be reduced by 20% (30% with respect to Mr. Myers) for the period commencing on April 16, 2020 and concluding on December 31, 2020 or such earlier date as the salary reductions were eliminated for other salaried employees; (ii) participation in all benefit plans, including the Executive Severance Plan and the Change in Control Severance Plan, would continue to be based on the individual’s full base salary; and (iii) the relocation period was extended to the later of September 30, 2020 or the 60th day following the elimination of the salary reductions. The salary reductions were eliminated effective August 31, 2020. Subsequently, due to complications arising from COVID-19, Arconic has agreed with Ms. Toman to extend the relocation period until such time as Ms. Toman can reasonably relocate to Pittsburgh, Pennsylvania.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Arconic’s common stock that could be issued under our equity compensation plans as of December 31, 2020. The table reflects grants as of December 31, 2020, and does not reflect grants made in 2021. No equity awards have been granted as of March 26, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,570,871(1)	$26.64(1)	336,294(2)
Equity compensation plans not approved by security holders	—	—	—
Total	5,570,871(1)	$26.64(1)	336,294(2)

(1)	Includes stock options and restricted share units granted under the Stock Plan to satisfy the automatic adjustment and conversion, in accordance with the Employee Matters Agreement dated March 31, 2020 by and between Arconic and ParentCo of awards granted by ParentCo with respect to ParentCo common stock prior in order to effect the Separation. The number of restricted share units is presented without applying the fungible share accounting in effect under the Stock Plan. Table amounts comprise the following:
•	1,026,808 stock options
•	3,904,784 restricted share units
•	639,279 performance share awards (247,258 granted in 2020 at target).
(2)	The Stock Plan authorizes, in addition to stock options, other types of stock-based awards in the form of SARs, restricted shares, restricted share units, performance awards and other awards. The shares that remain available for issuance under the Stock Plan may be issued in connection with any one of these awards. Up to 8,500,000 shares may be issued under the Stock Plan. Any award other than an option or a SAR shall count as 1.5 shares. Options and SARs shall be counted as one share for each option or SAR. In addition, the Stock Plan provides the following are available for grant under the Stock Plan: (i) shares that are issued under the Stock Plan, which are subsequently forfeited, cancelled or expire in accordance with the terms of the award and (ii) converted shares that had previously been issued under prior Separation plans that are outstanding as of the date of the Stock Plan which are subsequently forfeited, cancelled or expire in accordance with the terms of the award.

Proposal 3 – Advisory Vote on the Frequency of
Advisory VoteS on Executive Compensation

Section 14A of the Exchange Act requires that shareholders be given the opportunity at least every six years to cast an advisory (non-binding) vote as to how frequently they want to cast a “say on pay” advisory vote on executive compensation. By voting on this proposal, shareholders may indicate whether they would prefer future advisory votes on executive compensation to take place every year, every two years, or every three years.

Upon the recommendation of the Governance Committee and after careful consideration, the Board has determined that providing shareholders with the opportunity to cast an advisory vote on executive compensation annually is the most appropriate alternative for Arconic. We value the opinion of our shareholders and encourage communication regarding our executive compensation policies and practices. The Board believes that an annual advisory “say on pay” vote will provide the Board with current information on shareholder sentiment about our executive compensation program and enable the Board to respond timely, when deemed appropriate, to shareholder concerns about our executive compensation programs. For these reasons, the Board recommends that you vote for an annual “say on pay” advisory vote.

This advisory vote does not approve or disapprove our named executive officers’ compensation but rather advises our Board on how often our shareholders prefer to vote on executive compensation. While the result of the advisory vote on this proposal is not binding on our Board, our Board will consider the overall outcome of the vote in establishing the frequency that the advisory vote on executive compensation is submitted to our shareholders.

The choice that receives the highest number of votes cast will be the frequency selected by our shareholders for the “say on pay” advisory vote. Abstentions and broker non-votes will have no effect on the voting with respect to Proposal 3.

The Board of Directors recommends a vote for “ONE YEAR,” on an advisory basis, as to the frequency of advisory votes on the compensation of our named executive officers.

INFORMATION REGARDING SECURITY HOLDERS

Security Ownership of Directors and Executive Officers

The following table sets forth information, as of March 26, 2021, concerning the beneficial ownership of Arconic common stock by: (i) each current director and each director nominee; (ii) each of our named executive officers; and (iii) all current directors and executive officers as a group. Each person listed in the following table had sole voting and investment power of the shares shown, except as noted in the footnotes below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Non-Employee Directors
William F. Austen(2)	33,460	*
Christopher L. Ayers(2)	81,434	*
Margaret S. Billson(2)	15,840	*
Jacques Croisetiere(2)	15,840	*
Elmer L. Doty(3)	71,176	*
Carol S. Eicher(2)	15,840	*
Frederick A. Henderson(2)	33,247	*
E. Stanley O’Neal(2)	115,769	*
Jeffrey Stafeil(2)	15,840	*
Named Executive Officers
Timothy D. Myers(4)	121,708	*
Erick R. Asmussen	25,000	*
Melissa M. Miller(5)	31,046	*
Diana C. Toman(6)	10,920	*
Mark J. Vrablec(7)	37,350	*
All Current Directors and Executive Officers, as a Group (14 persons total)	624,470	*

*	Indicates ownership of less than 1% of the total outstanding shares.
(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Shares of common stock currently issuable or issuable within 60 days of the record date are deemed to be outstanding in computing the beneficial ownership and percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. Percentages are based on 110,024,144 shares of common stock outstanding as of March 26, 2021. Beneficial ownership may be disclaimed as to certain of the securities. Equivalent shares held in the Deferred Compensation Plan or the Deferred Fee Plan, which do not settle in shares, are excluded. PRSUs, which vest on performance, and RSUs that have not vested and do not vest within 60 days of March 26, 2021, are excluded.
(2)	Includes 15,840 RSUs that vest within 60 days.
(3)	Includes 1,500 shares held by the Elmer L. Doty Revocable Trust f/b/o surviving spouse and/or children, for which Mr. Doty's spouse serves as trustee, and 15,840 RSUs that vest within 60 days.
(4)	Includes 12,472 shares held in the 401(k) Plan and 54,878 shares subject to vested options.
(5)	Includes 603 shares held in the 401(k) Plan, 14,768 shares subject to vested options and 2,500 shares held by Ms. Miller’s spouse.
(6)	Includes 920 shares held in the 401(k) Plan.
(7)	Includes 1,946 shares held in the 401(k) Plan and 16,000 shares held by Mr. Vrablec’s spouse.

Principal Security Holders

The following table sets forth information regarding persons or entities that, to the best of our knowledge, were beneficial owners of more than 5% of our outstanding common stock as of December 31, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,437,545(2)	14.9%
Elliott Investment Management L.P. Phillips Point, East Tower 777 South Flagler Drive, Suite 1000 West Palm Beach, FL 33401	10,391,409(3)	9.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,041,718(4)	7.3%
Orbis Investment Management Limited Orbis Investment Management (U.S.), L.P. Allan Gray Australia Pty Ltd.	11,958,340(5)	10.9%

(1)	Based on 110,024,144 shares of common stock outstanding as of March 26, 2021.
(2)	The number of shares reported above is based solely on our review of a Schedule 13G/A filed by BlackRock, Inc. on January 26, 2021 regarding its holdings as of December 31, 2020. BlackRock, Inc. also reported that, as of December 31, 2020, it had sole voting power for 16,256,954 shares of our common stock, sole dispositive power for 16,437,545 shares of our common stock, and shared voting and dispositive power for 0 shares of our common stock.
(3)	The number of shares reported above is based solely on our review of a Schedule 13G filed by Elliott Investment Management L.P. on February 16, 2021 regarding its holdings as of December 31, 2020. Elliott Investment Management L.P. also reported that, as of December 31, 2020, it had sole voting power for 10,391,409 shares of our common stock, sole dispositive power for 10,391,409 shares of our common stock, and shared voting and dispositive power for 0 shares of our common stock.
(4)	The number of shares reported above is based solely on our review of a Schedule 13G filed by The Vanguard Group on February 10, 2021 regarding its holdings as of December 31, 2020. The Vanguard Group also reported that, as of December 31, 2020, it had sole voting power for 0 shares of our common stock, sole dispositive power for 7,868,841 shares of our common stock, shared voting power for 98,426 shares of our common stock and shared dispositive power for 172,877 shares of our common stock.
(5)	The number of shares reported above is based solely on our review of a Schedule 13G/A filed by Orbis Investment Management Limited (“OIML”); Orbis Investment Management (U.S.), L.P. (“OIMUS”); and Allan Gray Australia Pty Ltd. (“AGAPL”) on February 16, 2021 regarding their holdings as of December 31, 2020. According to the filing OIML is the beneficial owner of 11,758,724 shares of our common stock, OIMUS is the beneficial owner of 191,923 shares of our common stock, and AGAPL is the beneficial owner of 7,693 shares of our common stock. According to the filing, the beneficial owners have sole voting and sole dispositive power over all shares and do not have shared voting or shared dispositive power over any of the shares. According to the filing, the business address of OIML is Orbis House, 25 Front Street, Hamilton Bermuda HM11, the business address of OIMUS is 600 Montgomery Street, Suite 3800, San Francisco, CA 94111 and the business address of AGAPL is Level 2, Challis House, 4 Martin Place, Sydney NSW2000, Australia.

Delinquent Section 16 Reports

Section 16 of the Exchange Act requires our directors, certain officers, and beneficial owners of more than ten percent of our common stock to file reports with the SEC indicating their holdings of and transactions in the Company’s equity securities. Based solely on a review of such copies and written representations from our reporting persons, the Company believes that all Section 16 filing requirements were fulfilled on a timely basis except that one Form 4 for Mr. Myers reporting the withholding of shares of common stock to satisfy tax obligations upon vesting of restricted share unit awards was filed late due to administrative oversight. This transaction occurred during January 2021; however, the Company is electing to disclose the event in this proxy statement.

Proposal 4 – AMENDED AND RESTATED Arconic Corporation 2020 Stock Incentive Plan

We are seeking shareholder approval to amend and restate the Arconic Corporation 2020 Stock Incentive Plan.

For purposes of this Proposal 4, the term “Stock Plan” refers to the Arconic Corporation 2020 Stock Incentive Plan, as currently in effect, and the term “Amended Stock Plan” refers to the Amended and Restated Arconic Corporation 2020 Stock Incentive Plan, after taking into account all amendments set forth in this Proposal 4 and the text of the Amended Stock Plan attached as Appendix A.

Amendments to the Stock Plan include the authorization of 3,000,000 additional shares of common stock for issuance thereunder and the elimination of its fungible share accounting, with the result that shares issued pursuant to full value stock awards on or after the date of shareholder approval of the Amended Stock Plan will be counted against the share reserve as one share issued under each such award, rather than as 1.5 shares. On February 4, 2021, our Board approved the Amended Stock Plan upon the recommendation of the Compensation Committee, subject to approval by shareholders at the Annual Meeting. If approved by our shareholders, the Amended Stock Plan will become effective on May 20, 2021. If the Amended Stock Plan is not approved by shareholders, then the existing Stock Plan will continue in full force and effect, for as long as shares remain available for issuance thereunder.

The Board recommends that you vote for approval of the Amended Stock Plan. The Board believes that it is in the best interests of the Company and our shareholders to approve the Amended Stock Plan so that we have sufficient shares available to continue to offer equity awards and motivate outstanding employee performance, in order to provide competitive pay opportunities to attract, motivate and retain employees through multi-year vesting periods, emphasize performance-based compensation that aligns the interests of management and shareholders without excessive risk, and reward performance in achieving long-term objectives.

The Stock Plan was originally approved by Arconic Inc., the sole shareholder of Arconic prior to the Separation, and became effective on April 1, 2020. The Stock Plan included sufficient shares to support the conversion of ParentCo awards into Arconic awards in connection with the Separation, but did not include sufficient shares to allow us to make grants necessary to incentivize key employees on a long-term basis. Based on the amount of awards granted in the past, as discussed in more detail below, the shares remaining available for awards under the Stock Plan are insufficient to satisfy our equity compensation needs for 2021 and beyond. The Stock Plan is the Company’s only active equity compensation plan. If our shareholders do not approve the Amended Stock Plan, we will experience a shortfall of shares available for issuance for stock-based compensation awards that may adversely affect our ability to attract, retain and reward employees and directors who contribute to our long-term success, placing us at a competitive disadvantage.

The approval of the Amended Stock Plan requires the affirmative vote of a majority of shares present and entitled to vote on this matter. Abstentions are counted as votes “against” and broker non-votes have no effect on the voting with respect to Proposal 4.

The Board of Directors recommends a vote “FOR” the approval of the Amended and Restated Arconic Corporation 2020 Stock Incentive Plan.

Outstanding Awards

Set forth below is information regarding awards currently outstanding under the Stock Plan as of March 26, 2021 (except with respect to column (c)).

Type of Award	Granted (a)	Fungible Share Accounting Assuming Shares Issued for All Granted Awards (2) (b)	Elimination of Fungible Share Accounting (estimated for all shares granted but not issued on May 20, 2021) (3) (c)
Stock options outstanding (1)	762,875	762,875	762,875
Weighted average exercise price		$25.46
Weighted average remaining contractual life		3.2 years
Restricted share units outstanding (unvested) (1)	3,440,735	5,161,103	3,449,643
Shares remaining for grant under the Arconic Corporation 2020 Stock Incentive Plan (4)		573,301	2,277,347

(1)	Includes stock options and restricted share units granted under the Stock Plan to satisfy the automatic adjustment and conversion, in accordance with the Employee Matters Agreement dated March 31, 2020 by and between Arconic and ParentCo of awards granted by ParentCo with respect to ParentCo common stock prior to and in order to effect the Separation. The number of restricted share units is presented in columns (a) and (c) without applying the fungible share accounting in effect under the Stock Plan, but eliminated under the Amended Stock Plan, where each share issued pursuant to a restricted share unit was counted against the share reserve as 1.5 shares.
(2)	Shares are presented after applying the fungible share accounting in effect under the Stock Plan but eliminated under the Amended Stock Plan, under which each share issued pursuant to a stock option or SAR under the Stock Plan was counted against the share reserve as one share, and each share issued pursuant to a restricted share or restricted share unit (“full value award”) was counted as 1.5 shares.
(3)	Shares available are presented without applying the fungible share accounting in effect under the Stock Plan but eliminated under the Amended Stock Plan. Each share issued pursuant to any form of award on or after the date of shareholder approval of the Amended Stock Plan will reduce the number of shares reserved under the Amended Stock Plan by one share.
(4)	Shares remaining in column (b) assume all remaining awards granted are restricted shares or restricted share units.

For additional information regarding stock-based awards previously granted, see Note K to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Increase in Share Reserve and Elimination of Fungible Share Accounting

As indicated in the table above, as of March 26, 2021, we have only 573,301 shares available for future awards under the Stock Plan. Taking into account the 1:1.5 fungible share accounting in effect under the Stock Plan, this translates into only 382,200 shares available for the grant of full value awards.

As a result of the limited number of shares remaining available for issuance under the Stock Plan, and in order to have an appropriate number of shares available for future equity awards, on recommendation of the Compensation Committee, the Board approved an increase in the number of shares reserved for issuance under the Amended Stock Plan of 3,000,000 shares and the elimination of the total fungible share accounting under the Stock Plan. Under such fungible share accounting, the Stock Plan assigned a ratio for counting usage of shares so that each share issued pursuant to a stock option or SAR was counted against the share limit as one share of common stock, and each share issued pursuant to an award of restricted shares, restricted share units or other awards (that is, full value awards) was counted against the share limit as 1.5 shares of common stock. Under the Amended Stock Plan, all shares issued pursuant to the exercise or settlement of awards outstanding as of the date of shareholder approval of the Amended Stock Plan or granted under the Amended Stock Plan will be counted against the share limit as one share, regardless of the type of award. This change will boost the grant capacity of the shares available under the Amended Stock Plan with respect to the grant of full value awards.

In making these determinations regarding the share reserve and the share counting approach under the Amended Stock Plan, the Board considered our prospective equity compensation needs in view of our historical granting practices and our burn rate (as explained below), as well as the dilutive impact of the Amended Stock Plan to our shareholders. The Board also considered information published by institutional advisors, including their proxy voting guidelines.

Our potential dilution, or “overhang,” from outstanding awards and shares available for future awards under the Amended Stock Plan is approximately 8.6% (basic dilution). For this purpose, dilution is calculated as a percentage, where the numerator is the sum of the approximately 2,277,347 shares reserved under the Stock Plan for granting of future equity awards if the removal of the fungible share accounting is approved by shareholders, plus the 4,212,518 shares subject to outstanding option and RSU awards, plus, for purposes of the estimated future dilution, the 3,000,000 new shares that would be added if our Amended Stock Plan is approved by shareholders, in each case as determined without using fungible share accounting, and the denominator is the number of our shares of common stock outstanding. On a fully diluted basis (whereby the total of the numerator above is also added to the number of our shares of common stock outstanding in the denominator), the potential dilution would be 7.9%.

Based solely on the rate at which we have granted awards to date under the Stock Plan, while factoring in the proportion of such awards that were converted awards, and assuming that future awards under the Amended Stock Plan would be made at approximately the same rate, the total number of shares available for grant under the Amended Stock Plan is calculated to last approximately five years. However, the amount of awards granted in the past is not necessarily indicative of the amount that may be granted in the future. The amount of future grants is not currently known and will depend on various factors, including but not limited to the stock price of our common stock on the future dates of grant, the volatility of the stock and prevailing market conditions, as well as the growth of our employee population and our future grant practices.

Material Changes to the Stock Plan

The following summary highlights the proposed material changes to the Stock Plan.

●	The number of shares reserved for issuance pursuant to awards granted under the Amended Stock Plan has been increased by 3,000,000 shares to an aggregate of 11,500,000 shares since the inception of the Stock Plan in April 2020.
●	The Stock Plan’s fungible share accounting, under which each share issued pursuant to a full value award was counted against the share reserve as 1.5 shares, has been eliminated with respect to outstanding and future awards, with the result that, as of the date of shareholder approval of the Amended Stock Plan, any share issued pursuant to a full value award, or any other award under the Amended Stock Plan, will be counted against the share reserve as one share (and will be returned to the share reserve as one share in the event of forfeiture of the award).
●	With the additional shares and elimination of the fungible share accounting, approximately 5.28 million shares would be available under the Plan following shareholder approval.

Other Changes to the Stock Plan

In addition to the changes noted above, the amendments include the following, as well as other administrative, clarifying and conforming changes:

●	The clawback provision of the Stock Plan has been revised to align the Amended Stock Plan with the Company’s Compensation Recovery Policy, including to extend the clawback to all plan participants (rather than executive officers only), specify the period (36 months) over which awards, shares and related profits will be subject to recoupment or repayment, and expand recoupment authority to material violations of the Company’s Code of Conduct and other policies governing the conduct of Arconic’s business.
●	The Stock Plan has been updated to provide the Compensation Committee with the discretion to determine whether dividend equivalents will accrue on restricted share units (rather than mandating dividend equivalents on all restricted share units).
●	The Stock Plan’s general default rules for the grant and administration of performance awards have been extended to apply to all plan participants (rather than executive officers only).

Key Governance Terms and Practices under the Amended Stock Plan

The Amended Stock Plan includes a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors and shareholders’ interests. These provisions include, but are not limited to, the following:

●	No Liberal Share Recycling. Shares will not be added back to the available pool of shares authorized under the Amended Stock Plan when shares are (i) tendered in payment of the purchase price of a stock option or other award, (ii) withheld for taxes, (iii) purchased with the proceeds of an option exercise or (iv) subject to a SAR but not issued upon settlement thereof.
●	Minimum Vesting Periods. Generally, all awards granted under the Amended Stock Plan will have a minimum vesting period of one year measured from the date the award is granted, except as described below under “Prinicipal Features of the Amended Stock Plan–Minimum Vesting Requirements.”
●	Limitation on Payment of Dividends or Equivalents. The Amended Stock Plan prohibits the payment of dividends or dividend equivalents in any form prior to the vesting of any award.
●	Double-Trigger Equity Vesting upon a Change in Control. The Amended Stock Plan does not provide for “single-trigger” vesting acceleration upon a change in control (vesting may occur only if awards are not assumed or replaced). It provides for “double-trigger” vesting of awards that are assumed or replaced by an acquirer, which generally means that vesting would accelerate only if the participant is terminated without cause or resigns for good reason (as those terms are defined in the Arconic Corporation Change in Control Severance Plan) within 24 months following the change in control.
●	No Repricing. The Amended Stock Plan expressly prohibits repricing of stock options or SARs, whether by reducing the exercise price, granting replacement awards with a lower exercise price or replacing underwater awards with cash.
●	Clawback Feature. The Amended Stock Plan contains a clawback feature reflecting the Compensation Recovery Policy previously adopted by the Company and further authorizes the Company to recover from participants awards or payments as may be required under any other Company recoupment policy then in effect or any recoupment requirement imposed by applicable laws, including pursuant to the Dodd-Frank Act. In addition, the Amended Stock Plan authorizes cancellation of awards if a participant engages in conduct that is injurious to the Company, monetarily, reputationally or otherwise, as well as in certain other circumstances.

●	Non-Employee Director Compensation Limit. The Amended Stock Plan limits the aggregate amount of compensation payable to an individual as compensation for services as a non-employee director in a calendar year, whether in cash or in equity.
●	No Discounted or Reload Stock Options. The exercise price of a stock option or SAR under the Amended Stock Plan may not be less than the fair market value of the Company’s common stock on the date such award is granted, except in connection with an adjustment upon a capitalization event or as provided for substitute awards (see “Principal Features of the Amended Stock Plan–Adjustment Provision” and “--Substitute Awards” below) or converted awards. Stock options with a reload feature will not be granted under the Amended Stock Plan.

Principal Features of the Amended Stock Plan

In this section, we have summarized the principal features of the Amended Stock Plan. This summary is not a complete description of the Amended Stock Plan and is qualified in its entirety by reference to the full text of the Amended Stock Plan, which is attached as Appendix A.

Purpose of the Amended Stock Plan. The purpose of the Amended Stock Plan is to encourage participants to acquire a proprietary interest in the long-term growth and financial success of the Company and to further link the interests of such individuals to the long-term interests of shareholders.

The Amended Stock Plan authorizes the plan administrator, which will generally be the Compensation Committee of the Board, to grant stock-based awards to employees of the Company and its subsidiaries. The Amended Stock Plan also authorizes the Board, upon the recommendation of the Governance Committee of the Board, to grant stock-based awards to non-employee directors.

Limitation on Authorized Shares. If the Amended Stock Plan is approved by shareholders, the maximum aggregate number of shares of our common stock authorized to be granted under the Amended Stock Plan will be 11,500,000 shares. This share pool represents an increase of 3,000,000 shares to the shares available for grant under the Stock Plan.

As of the date of shareholder approval of the Amended Stock Plan, each share issued pursuant to the exercise or settlement of an award will be counted against the share limit as one share, regardless of the type of award (whether a full value award, an option or a SAR) and regardless of whether the award was granted prior to shareholder approval of the Amended Stock Plan. This reflects an elimination of the share counting rule under the Stock Plan, where each Share issued pursuant to the exercise of an option or SAR was counted against the share limit as one share and each share issued pursuant to the settlement of a full value award was counted against the share limit as 1.5 Shares for every one Share.

Shares subject to awards (including converted awards) under the Amended Stock Plan that are forfeited, cancelled, expire or are settled in cash will become available for issuance thereunder. As of the date of shareholder approval of the Amended Stock Plan, each share subject to such a forfeited award will be returned to the available share reserve as one share. Shares tendered in payment of the purchase price of a stock option or other award or withheld to pay taxes may not be added back to the available pool of shares authorized under the Amended Stock Plan, nor may shares purchased using option proceeds or not issued upon settlement of a SAR. Any shares issued pursuant to converted awards will reduce the number of shares reserved under the Amended Stock Plan in accordance with its provisions.

Administration of the Amended Stock Plan. Under the Amended Stock Plan, the Compensation Committee of the Board , which is composed of non-employee directors, has authority to grant awards to employees of the Company and its subsidiaries, and the full Board has authority to grant awards to non-employee directors upon the recommendation of the Governance Committee.

The Board also may assume responsibilities otherwise assigned to the Compensation Committee. The Board may not amend the Amended Stock Plan without shareholder approval if such approval would be required pursuant to applicable law or the requirements of the NYSE or such other stock exchange on which the shares trade. The Board or the Compensation Committee generally may not amend the Amended Stock Plan or the terms of any award previously granted without the consent of the affected participant, if such action would materially impair the rights of such participant under any outstanding award. Neither the Board nor the Compensation Committee may amend the terms of any stock option or SAR to reduce its exercise price, or cancel or replace any outstanding options or SAR in exchange for options or rights with lower exercise prices, or for other awards or cash at a time when the exercise price of such stock options or SAR is higher than the fair market value of a share of the Company’s stock.

The Compensation Committee has the authority, subject to the terms of the Amended Stock Plan, to select employees to whom it will grant awards, to determine the types of awards and the number of shares covered, to set the terms and conditions of the awards, to cancel or suspend awards and to modify outstanding awards. The Compensation Committee also has authority to interpret the Amended Stock Plan, to establish, amend and rescind rules applicable to the Amended Stock Plan or awards under the Amended Stock Plan, to approve the terms and provisions of any agreements relating to Amended Stock Plan awards, to determine whether any corporate transaction, such as a spin-off or joint venture, will result in a participant’s termination of service, to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles and to make all determinations relating to awards under the Amended Stock Plan. The Board has similar authority with respect to awards to non-employee directors. The Amended Stock Plan permits delegation of certain authority to executive officers in limited instances to make, cancel or suspend awards to employees who are not Company directors or executive officers, and the Compensation Committee may delegate other of its administrative powers to the extent not prohibited by applicable laws.

Eligibility. All employees of Arconic and its subsidiaries and all non-employee directors of Arconic are eligible to be selected as participants As of March 26, 2021, approximately 13,400 employees, including five executive officers, and nine non-employee directors were eligible to receive awards under the Amended Stock Plan.

Term. No award may be granted under the Amended Stock Plan after April 1, 2030.

Shares Issuable for Awards. Shares of the Company’s common stock issuable under the Amended Stock Plan may come from authorized but unissued shares, treasury shares, shares purchased on the open market or otherwise or any combination of the foregoing.

Types of Awards. The following types of awards may be granted under the Amended Stock Plan:

●	Restricted stock units;
●	Performance awards;
●	Restricted shares;
●	Nonqualified stock options (without reload features);
●	SARs; and
●	Other forms of awards authorized by the Amended Stock Plan.

These forms of awards may have a performance feature under which the award is not earned unless performance goals are achieved.

Minimum Vesting Requirements. The Amended Stock Plan mandates a minimum one-year vesting period for all awards (other than converted awards) granted thereunder, except that up to 5% of the shares available for grant may be made subject to awards that do not have such a minimum vesting requirement. The minimum vesting requirement does not apply to substitute awards or to awards granted to non-employee directors which vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of the Company’s shareholders (provided such next annual meeting is at least 50 weeks after the immediately preceding year’s annual meeting). The minimum vesting requirement does not prevent the Company from granting awards that contain rights to accelerated vesting on a termination of employment or service or otherwise accelerating vesting, as provided in the Amended Stock Plan.

Restricted Share Units. A restricted share unit is an award of a right to receive, in cash or shares, as the Compensation Committee may determine, the fair market value of one share of Company common stock, on such terms and conditions as the Compensation Committee may determine.

Performance Awards. A performance award may be in any form of award permitted under the Amended Stock Plan. The Compensation Committee may select periods of at least one year during which performance criteria chosen by the Compensation Committee are measured for the purpose of determining the extent to which a performance award has been earned under the Amended Stock Plan. The Compensation Committee decides whether the performance levels have been achieved, what amount of the award will be paid and the form of payment, which may be cash, stock or other property or any combination thereof.

Restricted Shares. A restricted share is a share issued with such contingencies or restrictions as the Compensation Committee may impose. Until the conditions or contingencies are satisfied or lapse, the stock is subject to forfeiture. A recipient of a restricted share award has the right to vote the shares and receive dividends on them unless the Compensation Committee determines otherwise. If the participant ceases to be an employee or provide services before the end of the contingency period, the award is forfeited, subject to such exceptions as authorized by the Compensation Committee.

Stock Option Awards. Under the Amended Stock Plan, stock option awards entitle a participant to purchase shares of the Company’s common stock during the option term at a fixed price that may not be less than the fair market value of the Company’s common stock on the date of grant, except in connection with converted awards, an adjustment upon a capitalization event or as provided for substitute awards (see “Converted Awards,” “Adjustment Provision” and “Substitute Awards” below). The maximum term of stock options granted is ten years. The Compensation Committee has discretion to cap the amount of gain that may be obtained in the exercise of the stock option. The option price must be paid in full by the participant upon exercise of the option, in cash, shares or other consideration having a fair market value equal to the option price or by a combination of cash, shares or other consideration specified by the Compensation Committee.

Stock Appreciation Rights. A SAR entitles the holder to receive, on exercise, the excess of the fair market value of the shares on the exercise date (or, if the Compensation Committee so determines, as of any time during a specified period before the exercise date) over the SAR grant price. The SAR grant price is set by the Compensation Committee and may not be less than the fair market value of the Company’s common stock on the date of grant, except in connection with converted awards, an adjustment upon a capitalization event or as provided for substitute awards (see “Converted Awards,” “Adjustment Provision” and “Substitute Awards” below). The Compensation Committee may grant SAR awards as stand-alone awards or in combination with a related stock option award under the Amended Stock Plan. Payment by the Company upon exercise will be in cash, stock or other property or any combination of cash, stock or other property as the Compensation Committee may determine. The Compensation Committee has discretion to cap the amount of gain that may be obtained in the exercise of a SAR. The maximum term of SAR is ten years, or if granted in tandem with an option, the expiration date of the option.

Other Awards. Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property may be granted to eligible individuals, subject to such terms and conditions as approved by the Compensation Committee.

The Amended Stock Plan also establishes the following rules for the grant and administration of performance awards, unless otherwise expressly determined by the Compensation Committee:

The vesting and payment of performance awards (other than options or SARs) will be subject to achievement by the Company on a consolidated basis, or by specified subsidiaries, business divisions or business units and/or the individual executive officer of performance goals established by the Compensation Committee within the first 25% of the performance period, which will be one year or longer. Performance goals may be based on measures including, without limitation, (i) GAAP or non-GAAP metrics, (ii) total shareholder return or other return-based metrics, (iii) operational, strategic, corporate or personal professional objectives, (iv) sustainability or compliance targets or (v) any other metric that is capable of measurement as determined by the Compensation Committee. In addition, performance goals may be calculated to exclude special or unusual items or to take into account items such as fluctuations in market forces or foreign currency exchange rates. The Compensation Committee may adjust downward the amount payable on vesting of a performance award (other than an option or SAR) but may not adjust upward and may not waive the achievement of the performance goals. The annual limits on performance awards per participant in a calendar year are: 750,000 shares if the award is in the form of restricted shares or restricted share units; 2,500,000 shares if the award is in the form of stock options or SAR; and $15 million in value if the award is paid in property other than shares. The foregoing limits will apply to any performance awards, other than to converted awards which will be disregarded for purposes of applying such limits.

Dividends and Dividend Equivalents. No dividends or dividend equivalents may be paid on stock options or SAR. Dividend equivalents may not be paid on any unvested restricted share units but will be accrued and paid only if and when the restricted share units vest unless the Compensation Committee determines that an award of restricted share units should not accrue dividend equivalents. No dividends or dividend equivalents may be paid on unearned performance-based restricted share units. In no event will any other award under the Amended Stock Plan provide for the participant’s receipt of dividends or dividend equivalents in any form prior to the vesting of such award or applicable portion of such award.

Substitute Awards. The Compensation Committee may grant awards to employees of companies acquired by the Company or a subsidiary in exchange or substitution for, or upon assumption of, outstanding stock-based awards issued by the acquired company. Shares covered by substitute awards will not reduce the number of shares otherwise available for award under the Amended Stock Plan.

Converted Awards. Converted awards under the Amended Stock Plan are awards granted to satisfy the automatic adjustment and conversion, in accordance with the terms of the Employee Matters Agreement dated March 31, 2020 by and between Arconic Inc. and the Company, of awards granted by Arconic Inc. over Arconic Inc. common stock prior to the Separation. Converted awards may be in the form of options or restricted share units, including restricted share units that are performance awards. Any converted award will be governed by the provisions of the original award agreement applicable to such converted award, except for any adjustment pursuant to the Employee Matters Agreement referenced above.

Stock Option and SAR Repricing Prohibited. The Amended Stock Plan prohibits repricing of stock options or SARs without shareholder approval. Repricing means the cancellation of an option or stock appreciation right in exchange for cash or other awards at a time when the exercise price of such option or SAR is higher than the fair market value of a share of the Company’s stock, the grant of a new stock option or SAR with a lower exercise price than the original option or SAR, or the amendment of an outstanding award to reduce the exercise price. The grant of a substitute award (as described above) or a converted award is not a repricing, nor is an adjustment upon a capitalization event.

Non-Employee Director Compensation Limit. Notwithstanding any other provision in the Amended Stock Plan or in any Company policy regarding non-employee director compensation, the maximum amount of total compensation payable to a non-employee director for services in a calendar year may not exceed $750,000, calculated as the sum of (i) the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of all awards payable in shares and the maximum cash value of any other award granted under the Amended Stock Plan, plus (ii) cash compensation in the form of Board and committee retainers and meeting or similar fees. Compensation counts towards this limit for the calendar year in which it is granted or earned by a non-employee director, and not later when distributed, in the event it is deferred.

Adjustment Provision. The Amended Stock Plan defines certain transactions with our shareholders, not involving our receipt of consideration, that affect the shares or the share price of the Company’s common stock as “equity restructurings” (e.g., a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend). In the event that an equity restructuring occurs, the Compensation Committee will adjust the terms of the Amended Stock Plan and each outstanding award as it deems equitable to reflect the equity restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding award and/or adjusting the number of shares available under the Amended Stock Plan or the individual award limitations, (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance targets or other criteria included in, outstanding awards; and (iii) granting new awards or making cash payments to participants. Such adjustments will be nondiscretionary, although the Compensation Committee will determine whether an adjustment is equitable.

Other types of transactions may also affect the Company’s common stock, such as a dividend or other distribution, reorganization, merger or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, or in the case of other unusual or nonrecurring transactions or events or changes in applicable laws, regulations or accounting principles, the Compensation Committee will determine, in its discretion, whether any adjustment to the Amended Stock Plan and/or to any outstanding awards is appropriate to prevent any dilution or enlargement of benefits under the Amended Stock Plan or to facilitate such transactions or events or give effect to such changes in laws, regulations or principles.

Consideration for Awards. Unless otherwise determined by the Compensation Committee, and except as required to pay the purchase price of stock options, recipients of awards are not required to make any payment or provide consideration other than rendering of services.

Transferability of Awards. Awards may be transferred by laws of descent and distribution or to a guardian or legal representative or, unless otherwise provided by the Compensation Committee or limited by applicable laws, to family members or a trust for family members; provided however, that awards may not be transferred to a third party for value or consideration.

Change in Control Provisions. The definition of change in control generally provides that if one of the following events has occurred, a change in control of the Company will have happened: (i) the acquisition by an individual, entity or group of 30% or more of the Company’s common stock or the combined voting power of all voting securities of the Company, subject to certain exceptions, (ii) individuals who, as of April 1, 2020, constituted the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, subject to certain exceptions providing, in general, that directors joining the Board after April 1, 2020 whose election or nomination is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered members of the Incumbent Board, (iii) the consummation of certain corporate transactions involving the Company, and (iv) approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

The Amended Stock Plan provides for double-trigger equity vesting in the event of a change in control. If outstanding awards under the Amended Stock Plan are replaced by the acquirer or related entity in a change in control of the Company, those replacement awards will not immediately vest on a “single trigger” basis, but would accelerate only if the participant is terminated without cause or resigns for good reason (as those terms are defined in the Arconic Corporation Change in Control Severance Plan) within 24 months following the change in control. If outstanding awards under the Amended Stock Plan are not exchanged for replacement awards in the event of a change in control, unless the Compensation Committee determines otherwise at the time of grant of a particular award:

●	all outstanding stock option and SAR awards vest and are immediately exercisable; and
●	any restrictions, conditions or limitations on restricted share awards, restricted share units or other share unit awards lapse.

In the event of a change in control of the Company, all performance awards will be earned at the target amount of shares covered by the award if the change in control event occurs when less than 50% of the performance period has been completed, or at the actual amount of the award if the change in control event occurs when 50% or more of the performance period has been completed. Such earned performance awards then continue to vest in accordance with their original schedule unless they are not exchanged for replacement awards, in which case the treatment described above for time-based awards will apply.

Clawback. The Amended Stock Plan contains a clawback feature reflecting the Compensation Recovery Policy previously adopted by the Company and further authorizes the Company to recover from participants awards or payments as may be required under any Company recoupment policy then in effect or any recoupment requirement imposed by applicable laws, including pursuant to the Dodd-Frank Act. In addition, the Amended Stock Plan authorizes cancellation of awards if a participant engages in certain specified conduct that is injurious to the Company or any subsidiary or if cancellation is necessary to comply with applicable laws or due to the inability or impracticability of the Company to obtain or maintain approval from any regulatory body whose approval is necessary to lawfully grant awards or issue or sell shares under the Amended Stock Plan to fullest extent permitted by applicable law.

Tax Aspects of the Amended Stock Plan. The following is a summary of the U.S. federal income tax consequences applicable to equity awards under the Amended Stock Plan based on current U.S. federal income tax laws. The Amended Stock Plan is not qualified under Section 401(a) of Code. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to our company. The provisions of the Code and regulations thereunder relating to these matters are complicated, may change and their impact in any one case may depend upon the particular circumstances. Further, this summary does not discuss the tax consequences of a participant’s death or the provisions of any income tax laws of any municipality, state or foreign country in which a participant may reside.

The grant of a nonqualified stock option or SAR under the Amended Stock Plan has no U.S. federal income tax consequences for a U.S. citizen or resident or the Company. Upon exercise of a stock option or SAR, the participant realizes ordinary income and the Company may take a tax deduction, subject to the limits of Section 162(m) of the Code. The amount of this deduction (subject to Section 162(m) of the Code) and income is equal to the difference between the fair market value of the shares on the date of exercise and the fair market value of the shares on the grant date (i.e., the exercise price or base price of the option or SAR). The Compensation Committee may permit or require participants to surrender the Company shares in order to satisfy the required withholding tax obligation.

For Amended Stock Plan awards (other than options or SARs) that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture (e.g., restricted share unit awards), a U.S. citizen or resident must recognize ordinary income equal to the cash or the fair market value of shares or other property received. The Company may take a deduction at the same time and for the same amount, subject to the limits of Section 162(m) of the Code. If required, income tax must be withheld on the income recognized by the participant.

For Amended Stock Plan awards (other than options or SARs) that are settled in stock or other property that is subject to contingencies restricting transfer and to a substantial risk of forfeiture (e.g., restricted share awards), a U.S. citizen or resident will generally recognize ordinary income equal to the fair market value of the shares or other property received (less any amount paid by the participant) when the shares or other property first become transferable or not subject to substantial risk of forfeiture, whichever occurs first. The Company may take a deduction at the same time and for the same amount, subject to the limits of Section 162(m) of the Code.

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.

Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the Amended Stock Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted share units that provide for a settlement date following the vesting date (or such other date on which the awards become nonforfeitable) may be subject to Section 409A. If an award under the Amended Stock Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

If the Compensation Committee determines that an award, payment, distribution, transaction or other action would cause a participant to become subject to taxes or penalties under Section 409A of the Code, unless otherwise determined by the Compensation Committee, such award will not be given effect and the related provisions of the Amended Stock Plan or award agreement will be modified as necessary to comply with Section 409A of the Code, without consent of or notice to the participant.

The Compensation Committee may adjust awards to participants who are not U.S. citizens or U.S. residents to recognize differences in local law or tax policy and may impose conditions on the exercise or vesting of awards to minimize tax equalization obligations for expatriate employees.

Recent Share Price

On March 26, 2021, the closing market price for the Company common stock on the NYSE was $25.79 per share.

Prior Grants Under the Stock Plan

The following table shows, as of March 26, 2021, information regarding the grants of stock-based awards under the Stock Plan among the persons and groups identified below. No awards have been granted under the Stock Plan to any nominee for election as a director or to any associate of a non-employee director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of awards granted under the Plan.

	Stock Options Number of Shares	Restricted Share Units Number of Shares(1)
Named Executive Officers:
Timothy D. Myers, Chief Executive Officer	54,878	671,648
Erick R. Asmussen, Executive Vice President, Chief Financial Officer and Treasurer	0	100,318
Melissa M. Miller, Executive Vice President and Chief Human Resources Officer	14,768	109,221
Diana C. Toman, Executive Vice President, Chief Legal Officer and Secretary	0	76,559
Mark J. Vrablec, Executive Vice President and Chief Commercial Officer	0	189,707
Current Executive Officers as a Group	69,646	1,147,453
Current Non-Executive Director Group	0	343,874
Current Non-Executive Officer Employee Group	438,502	2,681,032

(1)	The number of restricted share unit shares is presented without applying the fungible share accounting in effect under the Stock Plan, but eliminated under the Amended Stock Plan, where each share issued pursuant to a restricted share unit was counted against the share reserve as 1.5 shares.

PROPOSAL 5 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) or its predecessor firms have served continuously as ParentCo’s independent registered public accounting firms since 1950 and as Arconic’s independent registered public accounting firm during 2020.

Under its written charter, the Audit Committee has sole authority and is directly responsible for the appointment, retention, compensation, oversight, evaluation, and termination of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the year ending December 31, 2021. Although the Company’s Bylaws do not require that we seek shareholder ratification of the appointment of PwC as our independent registered public accounting firm, we are doing so as a matter of good corporate governance.

As our independent registered public accounting firm for the fiscal year ended December 31, 2020, representatives of PwC are expected to participate in the virtual Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

If the selection of PwC to serve as our independent registered public accounting firm for fiscal 2021 is not ratified at the Annual Meeting, our Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, our Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of shares present and entitled to vote on this matter. Abstentions are counted as votes “against” and brokers vote shares in their discretion with respect to Proposal 5.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered for the Company by PwC as of or for the fiscal years ended December 31, 2020 and December 31, 2019 were:

	Fiscal Year Ended
Services Rendered(1)	December 31, 2020	December 31, 2019(2)
Audit Fees	$ 4,711,250	$ 4,700,000
Audit-Related Fees	6,000	—
Tax Fees	—	—
All Other Fees	30,000	—
Total	$4,747,250	$4,700,000

(1)	The aggregate fees included in Audit Fees and in each of the other categories are fees billed in the fiscal years.
(2)	The fees presented were previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 30, 2020, and are based on an allocation of ParentCo’s expenses related to the Separation. The fees presented for this period were paid by ParentCo on behalf of Arconic.

Audit Fees. Audit fees include the base audit fee (including statutory audit fees), effects of foreign currency exchange rates on the base audit fee, and scope adjustments to the base audit requirements.

Audit-Related Fees. Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees.” For the year ended December 31, 2020, audit-related fees were fees associated with preparation of filings for tax and other benefits related to our facility in Samara, Russia.

Tax Fees. Tax fees are fees for services relating to tax planning, tax preparation services, and tax advice.

All Other Fees. All other fees are fees for services other than audit, audit-related and tax services. For the year ended December 31, 2020, other fees were fees associated with an electricity credit audit in Germany.

In determining that PwC be appointed as our independent registered public accounting firm, the Audit Committee considered the provision of non-audit services by PwC and determined that no relationship exists between Arconic and PwC, and no other factors are present, that could impair the independence of PwC.

PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee is responsible for the pre-approval of all audit and non-audit services performed by the independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The chair of the Audit Committee has the authority to pre-approve specific services that do not exceed, in the aggregate, $300,000 in any quarter, which services are presented to the Audit Committee for ratification at the next regularly scheduled meeting of the Audit Committee. The Audit Committee pre-approved all of the audit and non-audit services provided by PwC to us during the year ended December 31, 2020 after the Separation. All audit and non-audit services provided by PwC for the year ended December 31, 2019 and prior to the Separation in 2020 were approved by ParentCo in accordance with its policies and procedures.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee (the “Audit Committee”) operates pursuant to a charter, which is reviewed annually by the Audit Committee. A description of the primary responsibilities of the Audit Committee is included in this proxy statement under the discussion of “Corporate Governance—Committees of the Board—Audit and Finance Committee.” Under the Audit Committee charter, the Audit Committee is responsible for oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function, and compliance with accounting standards and applicable laws and regulations. Management is responsible for preparing the Company’s financial statements and developing and maintaining adequate systems of internal accounting and financial controls. The Company’s internal auditors are responsible for conducting internal audits intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and for reviewing the Company’s interim financial statements in accordance with applicable accounting standards.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable rules of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm their independence, and considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with its independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC.

Submitted by the Audit and Finance Committee of the Board of Directors:

Jacques Croisetiere, Chair
William F. Austen
Christopher L. Ayers
Jeffrey Stafeil

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

This proxy statement, form of proxy and the 2020 Annual Report to Shareholders are being distributed and made available to our shareholders starting on or about April 6, 2021. We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

When and where will the Annual Meeting be held?

Due to the ongoing public health impact of the COVID-19 pandemic, and in the interest of protecting the health and safety of our shareholders, employees and directors, this year’s Annual Meeting will be a virtual meeting conducted via live webcast. You will be able to virtually attend the Annual Meeting, vote your shares electronically and submit questions. There will be no physical in-person meeting.

Date	Thursday, May 20, 2021
Time	10:00 a.m. Eastern Time
Location	Live Webcast at: www.virtualshareholdermeeting.com/ARNC2021

Who is entitled to vote at the Annual Meeting?

Holders of Arconic common stock at the close of business on March 26, 2021, are entitled to receive the Notice of Annual Meeting and proxy statement and to vote their shares at the Annual Meeting. As of that date, there were 110,024,144 shares of the Company’s common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Please see “How do I vote if I am a shareholder of record?” and “How do I vote if I am a beneficial owner of shares?” for additional information.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the Company’s outstanding common stock, represented in person or by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Who can attend the virtual Annual Meeting? How do I attend?

You can attend the virtual Annual Meeting exclusively at www.virtualshareholdermeeting.com/ARNC2021. If you are a shareholder of record at the close of business on March 26, 2021, you are entitled to notice of the Annual Meeting and may participate in the virtual Annual Meeting by voting your shares. After you have accessed the virtual Annual Meeting platform, you must log in by entering the 16-digit control number locate on your Notice of Internet Availability, proxy card, or voting instruction form. Once you have logged in, you will be able to attend the virtual Annual Meeting, vote your shares, and submit your questions by following the instructions at www.virtualshareholdermeeting.com/ARNC2021.

The virtual Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. You may log in beginning at 9:30 a.m. We encourage you to access the virtual Annual Meeting prior to the start time leaving ample time to confirm that your Internet or Wi-Fi connection is sufficient to access the features of the virtual Annual Meeting, and to allow sufficient time to check in. The virtual meeting platform is supported across browsers (Edge, Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and mobile phones) that have the most updated version of applicable software and plugins installed. You should ensure that you have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. While there is no fee to attend the virtual Annual Meeting, you may incur data or other fees imposed by your Internet or wireless carrier.

If you do not have a 16-digit control number, you may also visit www.virtualshareholdermeeting.com/ARNC2021 and log in as a guest. You will not be able to vote your shares or submit questions during the virtual Annual Meeting if you participate as a guest.

The recording, reproduction or distribution of the virtual Annual Meeting, or any portion thereof, is strictly prohibited.

What if I am having technical difficulties?

Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. Technical support will be available on the virtual Annual Meeting platform beginning at 8:00 a.m. Eastern Time on the day of the Annual Meeting by calling the numbers posted on the log in page.

How do I vote if I am a shareholder of record?

If you are a shareholder of record (meaning you hold your shares in your own name), you may vote your shares in any of the following ways.

Electronically at the Annual Meeting	Internet	Telephone	Mail

If you are a shareholder of record or hold a valid proxy, you can attend and vote electronically through the virtual Annual Meeting platform.	Visit www.proxyvote.com and vote online. Online voting will end at 11:59 p.m. ET on May 19, 2021.	Call 1-800-690-6903 toll-free from the U.S. to vote your shares. Telephone voting will close at 11:59 p.m. ET on May 19, 2021.

Sign, date and mail the proxy card in the enclosed postage paid envelope. If you have not received a proxy card, follow the instructions on the Notice of Availability to obtain one.

Your proxy card must be received on or before May 19, 2021.

If you hold shares in an Arconic 401(k) Plan, your vote must be received by 11:59 p.m. ET on May 14, 2021.

How do I vote if I am a beneficial owner of shares?

If you are a “beneficial owner,” also known as a “street name” holder (meaning that you hold your shares of our common stock through a broker, bank or other financial institution), your broker, bank or financial institution will ask you how you wish to have your shares voted. In addition you will receive instructions as part of your proxy materials provided by your broker, bank or other financial institution on how to access the virtual Annual Meeting and participate and vote at the Annual Meeting (including, if your broker, bank or other financial institution elects to do so, instructions on how to vote via telephone or the Internet). You must follow those instructions in order to be able to access the virtual Annual Meeting and have your shares voted. You may also be able to obtain a proxy from your broker, bank or other financial institution by contacting them directly. Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on the ratification of the appointment of PwC as auditors for 2021) unless you provide specific instructions. Accordingly, your shares will only be voted if you give instructions to your broker, bank or financial institution.

Who should I contact if I have questions or need assistance voting prior to the Annual Meeting?

Please contact Alliance Advisors, the proxy solicitor we have retained to assist us with the Annual Meeting. Shareholders may call toll-free at 1-855-200-8659. Banks and brokers may call collect at 1-973-873-7700.

How can I submit a question at the Annual Meeting?

As part of the virtual Annual Meeting, we will hold a live question and answer session during which we intend to answer all questions properly submitted during the Annual Meeting in accordance with the Annual Meeting Rules of Conduct that are pertinent to Arconic and the Annual Meeting matters and as time permits. The Annual Meeting Rules of Conduct will be made available on the virtual Annual Meeting platform. Questions that we determine do not conform with the Annual Meeting Rules of Conduct, are not otherwise directly related to Arconic’s business and are not pertinent to the matters to be voted on at the Annual Meeting will not be answered. Each shareholder will be limited to one question so as to allow us to respond to as many questions as possible. We may address substantially similar questions, or questions that relate to the same topic, in a single response.

We ask that all shareholders provide their name and contact details when submitting a question so that we may address any individual concerns or follow up matters directly. If you have a question of personal interest that is not of general concern to all shareholders, or if a question posed at the Annual Meeting was not otherwise answered, we encourage you to contact us separately after the Annual Meeting by visiting www.arconic.com/contact-investor-relations/.

Once you login to the virtual meeting platform at www.virtualshareholdermeeting.com/ARNC2021, you may select the “Q&A” button on the bottom right side of the virtual Annual Meeting platform interface and then type your question into the “Submit a Question” field and click “Submit”. Please note that you will need your 16-digit control number to ask questions at the virtual Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability at or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, if you vote by Internet or telephone, vote once for each Notice of Internet Availability, or if you wish to request a proxy card to vote by mail, please make sure to request a proxy card for each Notice of Internet Availability and sign and return each proxy card.

What if I hold shares in an Arconic 401(k) Plan?

If you hold shares in an Arconic 401(k) Plan, you will receive a Notice of Internet Availability with respect to those shares, and you are entitled to vote such shares individually. If any shares are not voted by individual participants, the trustee for the Plans will vote all unvoted shares in favor of or against each proposal in the same proportion as the votes cast by participants in the Plans. You must vote any shares held in a 401(k) Plan no later than 11:59 p.m. ET on May 14, 2021.

If you held shares in an Arconic 401(k) Plan and subsequently completed a “rollover” into an IRA or another type of account, you will receive instructions from your bank, broker or other holder of record with respect to voting those shares.

Can I revoke my proxy or change my vote after I vote by proxy?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

●	giving written notice to our Corporate Secretary;
●	delivering a valid, later-dated proxy, or a later-dated vote on the Internet or by telephone, in a timely manner; or
●	voting during the virtual Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record and following their instructions for how to do so.

What vote is needed to approve each proposal? How do abstentions or broker non-votes affect the voting results?

The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by brokers (referred to as broker non-votes). When a beneficial owner does not provide voting instructions to the institution that holds the shares in street name, brokers may not vote those shares in matters deemed non-routine. Only Proposal 5 is a routine matter.

PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
1	Election of the ten director nominees named in this proxy statement	Majority of votes cast	No effect	No effect
2	Approve, on an advisory basis, the compensation of our named executive officers	Majority of shares present and entitled to vote on the subject matter	Counted “against”	No effect
3	Approve, on an advisory basis, the frequency of advisory votes on the compensation of our named executive officers	The option of every “one-year,” “two-years” or “three-years” that receives the highest number of votes cast	No effect	No effect
4	Approve the Amended and Restated Arconic Corporation 2020 Stock Incentive Plan	Majority of shares present and entitled to vote on the subject matter	Counted “against”	No effect
5	Ratification of the appointment of independent registered public accounting firm	Majority of shares present and entitled to vote on the subject matter	Counted “against”	No broker non-votes; shares are voted by brokers in their discretion

Your shares will be voted in accordance with your instructions. If you sign, date and return a proxy card but do not indicate how you wish to vote your shares, the appointed proxies named on the proxy card will vote your shares “for” each of the nominees with respect to Proposal 1, “for” Proposals 2, 4 and 5 and for “one-year” for Proposal 3, and in the discretion of the appointed proxies named on the proxy card with respect to any other business properly before the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies in person or by telephone, facsimile, email or the Internet. We have requested that brokers, banks and other nominees who hold stock in their names furnish this proxy material to their customers. We will reimburse these brokers, banks and nominees for their out-of-pocket and reasonable expenses. We have retained Alliance Advisors, a professional firm of proxy solicitors, to assist in solicitation of proxies. We estimate that we will pay such firm fees of approximately $12,000 plus out-of-pocket expenses.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be presented and voted upon at the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons named in the accompanying proxy card will have the discretion to vote for you on such matters and intend to vote the proxies in accordance with their best judgment.

Submitting Proxy Proposals and Director
Nominations for the 2022 Annual Meeting

Shareholder Proposals to be Included in the Proxy Statement

Under SEC rules, if a shareholder wants us to include a proposal in our 2022 proxy materials for presentation at our 2022 Annual Meeting of Shareholders, then the proposal must be received at our principal executive offices at 201 Isabella Street, Suite 400, Pittsburgh, PA 15212-5872, Attention: Corporate Secretary, by December 7, 2021. All proposals must comply with Rule 14a-8 under the Exchange Act.

Director Nominations to be Included in the Proxy Statement (Proxy Access)

Any shareholder considering a proxy access nomination should carefully review our Bylaws, which are available on the Company’s website at www.arconic.com/governance-and-policies. Under our proxy access bylaw, if a shareholder (or a group of up to 20 shareholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements in our Bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy materials then notice must be received by us at our principal executive offices, 201 Isabella Street, Suite 400, Pittsburgh, PA 15212-5872, Attention: Corporate Secretary, no earlier than 150 days and no later than 120 days before the one-year anniversary of the date that the Company commenced mailing of its definitive proxy statement for the immediately preceding annual meeting. To utilize proxy access, among other things, the electing shareholder and proposed nominee must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing shareholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws. For our 2022 Annual Meeting of Shareholders, such notice must be delivered no earlier than November 7, 2021 and no later than December 7, 2021.

Director Nominations and Other Business to be Presented at the Annual Meeting

Any shareholder considering introducing a nomination or other item of business should carefully review the procedures set forth in our Bylaws, which are available on the Company’s website at www.arconic.com/governance-and-policies. Under our Bylaws, a shareholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at our 2022 Annual Meeting of Shareholders pursuant to the advance notice provisions of the Bylaws, must timely submit notice thereof in writing to the Corporate Secretary of Arconic at our principal executive offices, 201 Isabella Street, Suite 400, Pittsburgh, PA 15212-5872. In order to be timely, the shareholder must provide such written notice not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain all of the information required in the Company’s Bylaws. For our 2022 Annual Meeting of Shareholders, such notice must be delivered no earlier than January 20, 2022 and no later than February 19, 2022.

HOUSEHOLDING

Shareholders of record who have the same last name and address and who request paper copies of the proxy materials will receive only one copy of the Notice of Internet Availability or proxy statement unless one or more of them notifies us that they wish to receive individual copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources. Householding will not in any way affect dividend check mailings.

We will deliver promptly upon written or oral request a separate copy of the 2020 Annual Report on Form 10-K, proxy statement, or other proxy materials, as applicable, to a security holder at a shared address to which a single copy of the document was delivered. Please direct such requests to Broadridge Financial Services at 1-866-540-7095 or sending a written request by mail to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Shareholders of record may request to begin or to discontinue householding in the future by contacting our transfer agent, Computershare Investor Services, at 1-800-522-6645, or by mail to P.O. Box 505000, Louisville, Kentucky 40233-5000.

Shareholders owning their shares through a broker, bank or other financial institution may request to begin or to discontinue householding by contacting their broker, bank or other financial institution.

OTHER BUSINESS

The Board is not aware of any other matters that will be presented and voted upon at the Annual Meeting. If you vote on the Internet or by telephone, or return your signed and completed proxy card, and other matters are properly presented at the Annual Meeting for consideration, the persons named in the accompanying proxy card will have the discretion to vote for you on such matters and intend to vote the proxies in accordance with their best judgment.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The description of the following agreements entered into between Arconic and ParentCo in connection with the Separation, which are discussed under “Corporate Governance—Related Party Transactions,” were filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2020, Current Report on Form 8-K filed with the SEC on April 10, 2020, or Annual Report on Form 10-K filed with the SEC on March 30, 2020 and are incorporated herein by reference:

●	Separation and Distribution Agreement
●	Tax Matters Agreement
●	Employee Matters Agreement
●	First Amendment to Employee Matters Agreement
●	Patent, Know-How and Trade Secret License Agreements

●	Trademark License Agreements
●	Master Agreement for Product Supply
●	Metal Supply and Tolling Agreement
●	Use Agreement for Kofem Facility
●	Land Use Right Agreements for Kofem Facility
●	Service Level Agreement for Central Engineering and Maintenance
●	Service Level Agreement for Energy, Steam and Water
●	Second Supplemental Tax and Project Certificate and Agreement
●	Davenport Plant Agreement
●	Lease and Property Management Agreement for Massena Facility.

Copies of any of the foregoing documents may be obtained, free of charge by calling 412-992-2500, or writing to us at our principal executive offices, 201 Isabella Street, Suite 400, Pittsburgh, PA 15212-5872, Attention: Corporate Secretary.

By Order of the Board of Directors,

Diana C. Toman
Executive Vice President, Chief Legal Officer and Secretary

APPENDIX A

AMENDED AND RESTATED
ARCONIC CORPORATION 2020 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE. The purpose of the Arconic Corporation 2020 Stock Incentive Plan is to encourage selected Directors and Employees to acquire a proprietary interest in the long-term growth and financial success of the Company and to further link the interests of such individuals to the long-term interests of shareholders.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms have the meanings set forth below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the U.S. Securities Exchange Act of 1934, as amended.

“Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Converted Award, or any other right, interest, or option relating to Shares or other property granted pursuant to the provisions of the Plan.

“Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder (and, in the case of a Converted Award, originally between Arconic Inc. and the Participant), which may, but need not, be executed or acknowledged by both the Company and the Participant. For avoidance of doubt, any Converted Award will be governed by the provisions of the original Award Agreement applicable to such Converted Award, except for any adjustment pursuant to the Employee Matters Agreement.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of an event set forth in any one of the following paragraphs:

(a)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended) of 30% or more of either (A) the then-outstanding Shares (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes hereof, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, (iv) any acquisition of all or a portion of the Shares by the shareholders of Arconic Inc. as a result of the Distribution or (v) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) of this definition;

(b)	individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board unless and until such individual is elected to the Board at an annual meeting of the Company occurring after the date such individual initially assumed office, so long as such election occurs pursuant to a nomination approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, which nomination is not made pursuant to a Company contractual obligation;

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(c)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 55% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including rules, regulations and guidance promulgated thereunder and successor provisions and rules and regulations thereto (except as otherwise specified herein).

“Committee” means the Compensation and Benefits Committee of the Board, any successor to such committee or a subcommittee thereof or, if the Board so determines, another committee of the Board, in each case composed of no fewer than two directors, each of whom is a Non-Employee Director. In accordance with Section 3(b) of the Plan, “Committee” shall include the Board for purposes of Awards granted to Directors.

“Company” means Arconic Corporation, a Delaware corporation, including any successor thereto.

“Contingency Period” has the meaning set forth in SECTION 8.

“Converted Award” means an Award that is granted under the Plan to satisfy the automatic adjustment and conversion, in accordance with the terms of the Employee Matters Agreement, of awards granted by Arconic Inc. over Arconic Inc. common stock prior to the Distribution. Converted Awards may be in the form of Options or Restricted Share Units, including Restricted Share Units that are Performance Awards.

“Director” means a member of the Board who is not an Employee.

“Distribution” means Arconic Inc.’s distribution of all or a portion of the Shares held by Arconic Inc. to holders of its common stock, in order to effect the separation of the Company from Arconic Inc.

“Effective Date” has the meaning set forth in SECTION 16.

“Employee” means any employee (including any officer or employee director) of the Company or of any Subsidiary.

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“Employee Matters Agreement” means the Employee Matters Agreement dated March 31, 2020 by and between Arconic Inc. and the Company and entered into in connection with the separation of the Company from Arconic Inc. The number of Shares subject to a Converted Award and the other terms and conditions of each Converted Award shall be determined in accordance with the terms of the Employee Matters Agreement.

“Equity Restructuring” means a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split (including a reverse stock split), spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

“Executive Officer” means an officer who is designated as an executive officer by the Board or by its designees in accordance with the definition of executive officer under Rule 3b-7 of the U.S. Securities Exchange Act of 1934, as amended.

“Exercisable Time-Based Award” has the meaning set forth in SECTION 12.

“Fair Market Value” with respect to Shares on any given date means the closing price per Share on that date as reported on the New York Stock Exchange or other stock exchange on which the Shares principally trade. If the New York Stock Exchange or such other exchange is not open for business on the date fair market value is being determined, the closing price as reported for the immediately preceding business day on which that exchange is open for business will be used. For avoidance of doubt, for tax purposes upon settlement of an Award, the fair market value of the Shares may be determined using such other methodology as may be required by applicable laws or as appropriate for administrative reasons.

“Family Member” has the same meaning as such term is defined in Form S-8 (or any successor form) promulgated under the U.S. Securities Act of 1933, as amended.

“Non-Employee Director” has the meaning set forth in Rule 16b-3(b)(3) under the U.S. Securities Exchange Act of 1934, as amended, or any successor definition adopted by the U.S. Securities and Exchange Commission.

“Option” means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine. All Options granted under the Plan are intended to be nonqualified stock options for purposes of the Code.

“Other Awards” has the meaning set forth in SECTION 10.

“Participant” means an Employee or a Director who is selected to receive an Award under the Plan.

“Performance Award” means any award granted pursuant to SECTION 11 and, as applicable, SECTION 13 hereof in the form of Options, Stock Appreciation Rights, Restricted Share Units, Restricted Shares or other awards of property, including cash, that have a performance feature described in SECTION 11 and/or SECTION 13.

“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured. A Performance Period may not be less than one year, except with respect to Converted Awards.

“Plan” means this Amended and Restated Arconic Corporation 2020 Stock Incentive Plan, as may be amended from time to time.

“Replacement Award” means an Award resulting from adjustments or substitutions referred to in Section 4(f) herein, provided that such Award is issued by a company (foreign or domestic) the majority of the equity of which is listed under and in compliance with the domestic company listing rules of the New York Stock Exchange or with a similarly liquid exchange which has comparable standards to the domestic company listing standards of the New York Stock Exchange.

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“Restricted Shares” has the meaning set forth in SECTION 8.

“Restricted Share Unit” has the meaning set forth in SECTION 9.

“Shares” means the shares of common stock of the Company, $0.01 par value per share.

“Stock Appreciation Right” means any right granted under SECTION 7.

“Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such corporation or entity, and any corporation, partnership, joint venture, limited liability company or other business entity as to which the Company possesses a significant ownership interest, directly or indirectly, as determined by the Committee.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.

“Time-Based Award” means any Award granted pursuant to the Plan that is not a Performance Award.

“2021 Amendment Date” has the meaning set forth in SECTION 16.

SECTION 3. ADMINISTRATION.

(a)	Administration by the Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Employee Participant hereunder; (iii) determine the number of Shares to be covered by each Employee Award granted hereunder; (iv) determine the terms and conditions of any Employee Award granted hereunder, and make modifications to such terms and conditions with respect to any outstanding Employee Award, in each case, which are not inconsistent with the provisions of the Plan; (v) determine whether, to what extent and under what circumstances Employee Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Employee Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Participant’s termination of service for purposes of Awards granted under the Plan; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limiting the generality of the foregoing, make any determinations necessary to effectuate the purpose of Section 12(a)(v) below. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant and any shareholder; provided that the Board shall approve any decisions affecting Director Awards.

(b)	Administration by the Board. The Board shall have full power and authority, upon the recommendation of the Governance and Nominating Committee of the Board to: (i) select the Directors of the Company to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Director Participant hereunder; (iii) determine the number of Shares to be covered by each Director Award granted hereunder; (iv) determine the terms and conditions of any Director Award granted hereunder, and make modifications to such terms and conditions with respect to any outstanding Director Award, in each case, which are not inconsistent with the provisions of the Plan; (v) determine whether, to what extent and under what circumstances Director Awards may be settled in cash, Shares or other property or canceled or

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suspended; and (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to a Director Award under this Plan shall be deferred either automatically or at the election of the Director. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Director, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Shares and the maximum cash value of any other Award granted under the Plan to an individual as compensation for services as a Director, together with cash compensation paid to the Director in the form of Board and Committee retainer, meeting or similar fees, during any calendar year shall not exceed $750,000. For avoidance of doubt, compensation shall count towards this limit for the calendar year in which it was granted or earned, and not later when distributed, in the event it is deferred.

SECTION 4. SHARES SUBJECT TO THE PLAN.

(a)	Number of Shares Reserved under the Plan. Subject to the adjustment provisions of Section 4(f) below and the provisions of Section 4(b), up to 11,500,000 Shares may be issued under the Plan, which reflects an increase of 3,000,000 Shares, effective as of the 2021 Amendment Date, from 8,500,000, the number of Shares that were authorized for issuance under the Plan as of the Effective Date. As from the 2021 Amendment Date, each Share issued pursuant to the exercise or settlement of an Award under the Plan shall be counted against the number of Shares reserved under this Section 4(a) as one Share for every one Share issued. Each Share issued pursuant to the exercise of an Option or Stock Appreciation Right prior to the 2021 Amendment Date was counted against the number of Shares reserved under this Section 4(a) as one Share for each Option or Stock Appreciation Right and each Share issued pursuant to the settlement of an Award other than an Option or a Stock Appreciation Right prior to the 2021 Amendment Date was counted against the number of Shares reserved under this Section 4(a) as 1.5 Shares for every one Share. Any Shares issued pursuant to a Converted Award shall reduce the maximum number of Shares issuable under this Section 4(a) in accordance with the provisions of Section 4(a).

(b)	Share Replenishment. In addition to the Shares authorized by Section 4(a), Shares underlying Awards (including Converted Awards) that are granted under the Plan, which are subsequently forfeited, cancelled or expire in accordance with the terms of the Award shall become available for issuance under the Plan. As from the 2021 Amendment Date, any Shares that again become available for issuance pursuant to this Section 4(b) shall be added back to the number of Shares reserved under Section 4(a) as one Share for each Share subject to the forfeited, cancelled or expired Award (including any Converted Award). The following Shares shall not become available for issuance under the Plan: (x) Shares tendered in payment of an Option or other Award, and (y) Shares withheld for taxes. Shares purchased by the Company using Option proceeds shall not become available for issuance under the Plan, and if Stock Appreciation Rights are settled in Shares, each Stock Appreciation Right shall count as one Share whether or not Shares are actually issued or transferred under the Plan.

(c)	Issued Shares. Shares shall be deemed to be issued hereunder only when and to the extent that payment or settlement of an Award is actually made in Shares. Notwithstanding anything herein to the contrary, the Committee may at any time authorize a cash payment in lieu of Shares, including without limitation if there are insufficient Shares available for issuance under the Plan to satisfy an obligation created under the Plan.

(d)	Source of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

(e)	Substitute Awards. Shares issued or granted in connection with Substitute Awards shall not reduce the Shares available for issuance under the Plan or to a Participant in any calendar year.

(f)	Adjustments. Subject to SECTION 12:

(i)	Corporate Transactions other than an Equity Restructuring. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash

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dividends) of Company assets to shareholders, or any other change affecting the Shares or the price of the Shares other than an Equity Restructuring, the Committee shall make such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 4(a) and 13(d) hereof); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per Share for any outstanding Awards under the Plan.

In the event of any transaction or event described above in this Section 4(f)(i) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in applicable laws or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take actions, including but not limited to any one or more of the following actions, whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, provided that the number of Shares subject to any Award will always be a whole number:

(A)	To provide for either (I) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described above in this Section 4(f)(i) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (II) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;
(B)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(C)	To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Shares and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards;
(D)	To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby; or
(E)	To provide that the Award cannot vest, be exercised or become payable after such event.
(ii)	Equity Restructuring. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in this Section 4(f), the Committee will adjust the terms of the Plan and each outstanding Award as it deems equitable to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Sections 4(a) and 13(d) hereof); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance targets or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 4(f)(ii) will be nondiscretionary and final and binding on all interested parties, including

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the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable and the number of Shares subject to any Award will always be a whole number.

SECTION 5. ELIGIBILITY AND VESTING REQUIREMENTS.

(a)	Eligibility. Any Director or Employee shall be eligible to be selected as a Participant.

(b)	Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, all Awards granted under the Plan shall have a minimum vesting period of one year measured from the date of grant; provided, however, that up to 5% of the Shares available for distribution under the Plan may be granted without such minimum vesting requirement. Nothing in this Section 5(b) shall limit the Company’s ability to grant Awards that contain rights to accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or limit any rights to accelerated vesting in connection with a Change in Control, as provided in SECTION 12 of the Plan. In addition, the minimum vesting requirement set forth in this Section 5(b) shall not apply to Converted Awards or Substitute Awards or to Director Awards which vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of the Company’s shareholders (which is at least 50 weeks after the immediately preceding year’s annual meeting) and shall not limit the adjustment provisions of Section 4(f).

SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan may be evidenced by an Award Agreement in such form as the Committee from time to time approves. Any such Option shall be subject to the terms and conditions required by this SECTION 6 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee may deem appropriate in each case.

(a)	Option Price. The purchase price (or Option price) per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that, except in connection with an adjustment provided for in Section 4(f) or with respect to Converted Awards or Substitute Awards, such purchase price shall not be less than the Fair Market Value of one Share on the date of the grant of the Option. The Committee may, in its sole discretion, establish a limit on the amount of gain that can be realized on an Option.

(b)	Option Period. The term of each Option granted hereunder shall not exceed ten years from the date the Option is granted.

(c)	Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant, subject to Section 5(b).

(d)	Method of Exercise. Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a fair market value on the exercise date equal to the total Option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted to Participants on such terms and conditions as the Committee may determine, subject to the requirements of the Plan. A Stock Appreciation Right shall confer on the holder a right to receive, upon exercise, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Converted Awards or Substitute Awards or in connection with an adjustment provided in Section 4(f), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property or any combination thereof, as the Committee, in its sole discretion, shall determine.

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The Committee may, in its sole discretion, establish a limit on the amount of gain that can be realized on a Stock Appreciation Right.

(a)	Grant Price. The grant price for a Stock Appreciation Right shall be determined by the Committee, provided, however, and except as provided in Section 4(f) or with respect to Converted Awards or Substitute Awards, that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right.

(b)	Term. The term of each Stock Appreciation Right shall not exceed ten years from the date of grant, or if granted in tandem with an Option, the expiration date of the Option.

(c)	Time and Method of Exercise. The Committee shall establish the time or times at which a Stock Appreciation Right may be exercised in whole or in part.

SECTION 8. RESTRICTED SHARES.

(a)	Definition. A Restricted Share means any Share issued with the contingency or restriction that the holder may not sell, transfer, pledge or assign such Share and with such other contingencies or restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any contingency or restriction on the right to vote such Share), which contingencies and restrictions may lapse separately or in combination, at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(b)	Issuance. A Restricted Share Award shall be subject to contingencies or restrictions imposed by the Committee during a period of time specified by the Committee (the “Contingency Period”). Restricted Share Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.

(c)	Registration. Any Restricted Share issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Shares awarded under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, contingencies and restrictions applicable to such Award.

(d)	Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter or as otherwise set forth in the terms and conditions of an Award, upon termination of service for any reason during the Contingency Period, all Restricted Shares still subject to any contingency or restriction shall be forfeited by the Participant and reacquired by the Company.

(e)	Section 83(b) Election. A Participant may, with the consent of the Company, make an election under Section 83(b) of the Code to report the value of Restricted Shares as income on the date of grant.

SECTION 9. RESTRICTED SHARE UNITS.

(a)	Definition. A Restricted Share Unit is an Award of a right to receive, in cash or Shares, as the Committee may determine, the Fair Market Value of one Share, the grant, issuance, retention and/or vesting of which is subject to such terms and conditions as the Committee may determine at the time of the grant, which shall not be inconsistent with this Plan.

(b)	Terms and Conditions. In addition to the terms and conditions that may be established at the time of a grant of Restricted Share Unit Awards, the following terms and conditions apply:

(i)	Restricted Share Unit Awards may not be sold, pledged (except as permitted under Section 15(a)) or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable contingency, restriction or performance period lapses.

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(ii)	Shares (including securities convertible into Shares) subject to Restricted Share Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right granted under this SECTION 9 thereafter shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

SECTION 10. OTHER AWARDS. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Awards”) may be granted to Participants. Other Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom, and the time or times at which, such Awards shall be made, the number of Shares to be granted pursuant to such Awards and all other conditions of the Awards.

SECTION 11. PERFORMANCE AWARDS. Awards with a performance feature are referred to as “Performance Awards”. Performance Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Share Units, Restricted Shares or Other Awards with the features and restrictions applicable thereto. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award, provided that the minimum performance period shall be one year, except with respect to Converted Awards. Performance Awards may be paid in cash, Shares, other property or any combination thereof in the sole discretion of the Committee. The performance levels to be achieved for each Performance Period and the amount of the Award to be paid shall be conclusively determined by the Committee. Except as provided in SECTION 12, each Performance Award shall be paid following the end of the Performance Period or, if later, the date on which any applicable contingency or restriction has ended. Unless otherwise determined by the Committee, Performance Awards will be subject to the additional terms set forth in SECTION 13.

SECTION 12. CHANGE IN CONTROL PROVISIONS.

(a)	Effect of a Change in Control on Existing Awards under this Plan. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(i)	any Time-Based Award consisting of Options, Stock Appreciation Rights or any other Time-Based Award in the form of rights that are exercisable by Participants upon vesting (“Exercisable Time-Based Award”), that is outstanding as of the date on which a Change in Control shall be deemed to have occurred and that is not then vested, shall become vested and exercisable, unless replaced by a Replacement Award;
(ii)	any Time-Based Award that is not an Exercisable Time-Based Award that is outstanding as of the date on which a Change in Control shall be deemed to have occurred and that is not then vested, shall become free of all contingencies, restrictions and limitations and shall become vested and transferable, unless replaced by a Replacement Award;
(iii)	any Replacement Award for which an Exercisable Time-Based Award has been exchanged upon a Change in Control shall vest and become exercisable in accordance with the vesting schedule and term for exercisability that applied to the corresponding Exercisable Time-Based Award immediately prior to such Change in Control, provided, however, that if within twenty four (24) months of such Change in Control, the Participant’s service with the Company or a Subsidiary is terminated without Cause (as such term is defined in the Arconic Corporation Change in Control Severance Plan) or by the Participant for Good Reason (as such term is defined in the Arconic Corporation Change in Control Severance Plan), such Award shall become vested and exercisable to the extent outstanding at the time of such termination of service. Any Replacement Award that has become vested and exercisable pursuant to this paragraph shall expire on the earlier of (A) thirty six (36) months following the date of termination of such Participant’s service (or, if later, the conclusion of the applicable post-termination exercise period pursuant to the applicable Award Agreement) and (B) the last day of the term of such Replacement Award;
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(iv)	any Replacement Award for which a Time-Based Award that is not an Exercisable Time-Based Award has been exchanged upon a Change in Control shall vest in accordance with the vesting schedule that applied to the corresponding Time-Based Award immediately prior to such Change in Control, provided, however, that if within twenty four (24) months of such Change in Control, the Participant’s service with the Company or a Subsidiary is terminated without Cause (as such term is defined in the Arconic Corporation Change in Control Severance Plan) or by the Participant for Good Reason (as such term is defined in the Arconic Corporation Change in Control Severance Plan), such Award shall become free of all contingencies, restrictions and limitations and become vested and transferable to the extent outstanding;

(v)	any Performance Award shall be converted so that such Award is no longer subject to any performance condition referred to in SECTION 11 above, but instead is subject to the passage of time, with the number or value of such Replacement Award determined as follows: (A) if 50% or more of the Performance Period has been completed as of the date on which such Change in Control is deemed to have occurred, the number or value of such Award shall be based on actual performance during the Performance Period; or (B) if less than 50% of the Performance Period has been completed as of the date on which such Change in Control is deemed to have occurred, the number or value of such Award shall be the target number or value. Paragraphs (i) through (iv) above shall govern the terms of such Time-Based Award.

(b)	Change in Control Settlement. Notwithstanding any other provision of this Plan, if approved by the Committee, upon a Change in Control, a Participant may receive a cash settlement under clauses (i) and (ii) below of existing Awards that are vested and exercisable as of the date on which such Change in Control shall be deemed to have occurred:

(i)	a Participant who holds an Option or Stock Appreciation Right may, in lieu of the payment of the purchase price for the Shares being purchased under the Option or Stock Appreciation Right, surrender the Option or Stock Appreciation Right to the Company and receive cash, within 30 days of the Change in Control in an amount equal to the amount by which the Fair Market Value of the Shares on the date of the Change in Control exceeds the purchase price per Share under the Option or Stock Appreciation Right multiplied by the number of Shares granted under the Option or Stock Appreciation Right; and
(ii)	a Participant who holds Restricted Share Units may, in lieu of receiving Shares which have vested under Section 12(a)(ii) of this Plan, receive cash, within 30 days of a Change in Control (or at such other time as may be required to comply with Section 409A of the Code), in an amount equal to the Fair Market Value of the Shares on the date of the Change in Control multiplied by the number of Restricted Share Units held by the Participant.

SECTION 13. LIMITATIONS ON PERFORMANCE AWARDS GRANTED TO PARTICIPANTS.

(a)	Notwithstanding any other provision of this Plan, if the Committee grants a Performance Award to a Participant, such Performance Award will be subject to the terms of this SECTION 13, unless otherwise expressly determined by the Committee.

(b)	If an Award is subject to this SECTION 13 and is not an Option or a Stock Appreciation Right, then the lapsing of contingencies or restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement by the Company on a consolidated basis, by specified Subsidiaries or divisions or business units of the Company, and/or by the individual Participant, as appropriate, of one or more performance goals established by the Committee. Performance goals shall be based on such measures as selected by the Committee in its discretion, including, without limitation, (i) GAAP or non-GAAP metrics, (ii) total shareholder return or other return-based metrics, (iii) operational, efficiency-based, strategic corporate or personal professional objectives, (iv) sustainability or compliance targets or (v) any other metric that is capable of measurement as determined by the Committee. Performance goals may be calculated to exclude special items, unusual or infrequently occurring items or nonrecurring items or may be normalized for fluctuations in market forces, including, but not limited to, foreign currency exchange rates and the price of aluminum on the London Metal Exchange. Performance goals shall be set by the Committee

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(and any adjustments shall be made by the Committee, subject to Section 15(d)) within the first 25% of the Performance Period.

(c)	Notwithstanding any provision of this Plan other than Section 4(f) and SECTION 12, with respect to any Award that is subject to this SECTION 13 (other than an Option or a Stock Appreciation Right), the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals.

(d)	Subject to the adjustment provisions of Section 4(f), with respect to Awards subject to this SECTION 13, no Participant may be granted Options and/or Stock Appreciation Rights in any calendar year with respect to more than 2,500,000 Shares, or Restricted Share Awards or Restricted Share Unit Awards covering more than 750,000 Shares. The maximum dollar value payable with respect to Performance Awards that are valued with reference to property other than Shares and granted to any Participant in any one calendar year is $15,000,000. The foregoing limits shall apply to any Awards made under this SECTION 13, other than to Converted Awards which shall be disregarded for purposes of applying such limits.

SECTION 14. AMENDMENTS AND TERMINATION. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that notwithstanding any other provision in this Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made: (a) without shareholder approval, if such approval would be required pursuant to applicable law or the requirements of the New York Stock Exchange or such other stock exchange on which the Shares trade; or (b) without the consent of the affected Participant, if such action would materially impair the rights of such Participant under any outstanding Award, except as provided in Sections 15(e) and 15(f). Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States or to qualify for or comply with any tax or regulatory requirement for which or with which the Board or Committee deems it necessary or desirable to qualify or comply.

SECTION 15. GENERAL PROVISIONS.

(a)	Transferability of Awards. Awards may be transferred by will or the laws of descent and distribution. Except as set forth herein, awards shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Unless otherwise provided by the Committee or limited by applicable laws, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Unless otherwise provided by the Committee or limited by applicable laws, Awards may be transferred to one or more Family Members, individually or jointly, or to a trust whose beneficiaries include the Participant or one or more Family Members under terms and conditions established by the Committee. The Committee shall have authority to determine, at the time of grant, any other rights or restrictions applicable to the transfer of Awards; provided however, that no Award may be transferred to a third party for value or consideration. Except as provided in this Plan or the terms and conditions established for an Award, any Award shall be null and void and without effect upon any attempted assignment or transfer, including, without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce or trustee process or similar process, whether legal or equitable.

(b)	Award Entitlement. No Employee or Director shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Directors under the Plan.

(c)	Terms and Conditions of Award. The prospective recipient of any Award under the Plan shall be deemed to have become a Participant subject to all the applicable terms and conditions of the Award upon the grant of the Award to the prospective recipient, unless the prospective recipient notifies the Company within 30 days of the grant that the prospective recipient does not accept the Award. This Section 15(c) is without prejudice to the Company’s right to require a Participant to affirmatively accept the terms and conditions of an Award. The terms and conditions of Awards need not be the same with respect to each recipient and the Committee is under no obligation to provide Participants with uniform Award terms.

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(d)	Award Adjustments. The Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect.

(e)	Committee Right to Cancel. The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended at any time prior to a Change in Control: (i) if an Employee, without the consent of the Committee, while employed by the Company or a Subsidiary or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest (other than an interest of up to 5% in a publicly traded company or any other nonsubstantial interest, as determined by the Committee) in any business that is in competition with the Company or any Subsidiary; (ii) in the event of the Participant’s willful engagement in conduct which is injurious to the Company or any Subsidiary, monetarily, reputationally or otherwise; (iii) in the event of a Participant’s misconduct described in Section 15(f); or (iv) in order to comply with applicable laws as described in Section 15(h) below. For purposes of clause (ii), no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company or a Subsidiary. In the event of a dispute concerning the application of this Section 15(e), no claim by the Company shall be given effect unless the Board determines that there is clear and convincing evidence that the Committee has the right to cancel an Award or Awards hereunder, and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters of the entire membership of the Board (after reasonable notice to the Participant and an opportunity for the Participant to provide information to the Board in such manner as the Board, in its sole discretion, deems to be appropriate under the circumstances).

(f)	Clawback. In accordance with the Company’s Compensation Recovery Policy, as it may be amended from time to time (the “Policy”), in the event a Participant is determined to have engaged in misconduct, the Committee shall have full power and authority to determine whether, to what extent, and under what circumstances any Awards granted to such Participant shall be forfeited or cancelled and Shares received pursuant to any such Awards (or the value thereof) may be recouped by the Company. Notwithstanding the foregoing or any other provision of the Plan to the contrary, in the event that: (i) the amount of any Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement (other than a restatement required because of changes in applicable financial reporting standards or under similar circumstances), (ii) the Participant engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the Award had the financial results been properly reported would have been lower than the amount actually awarded, then, to the full extent permitted by applicable law, in all appropriate cases, (x) the Committee will effect the cancellation or recovery of the Award to the extent of the excess of any amount the Participant received under the Award over what he or she should have received absent the restatement, and (y) the Participant will pay to the Company the amount of any profits realized by the Participant from the sale of any Shares relating to the Award, in the case of each of clause (x) and (y) during the period commencing 36 months prior to the date of the restatement and ending on the last day of the last period to which the restatement applies, as such amount may be determined by the Committee. Furthermore, all Awards (including Awards that have vested in accordance with the Award Agreement) shall be subject to the terms and conditions, if applicable, of any other recoupment policy that may be adopted by the Company from time to time or any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, recoupment requirements imposed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder, or recoupment requirements under the laws of any other jurisdiction.

(g)	Stock Certificate Legends. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable Federal or state securities law, and the

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Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h)	Compliance with Securities Laws and Other Requirements. No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Company in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal securities laws and any other laws, rules, regulations, stock exchange listing or other requirements to which such offer, if made, would be subject. Without limiting the foregoing, the Company shall have no obligation to issue or deliver Shares pursuant to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the Shares under any applicable law in the United States or in a jurisdiction outside of the United States or procurement of any ruling or determination of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration, qualification or determination is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participants.

(i)	Dividends. No Award of Options or Stock Appreciation Rights shall have the right to receive dividends or dividend equivalents. A recipient of an Award of Restricted Shares shall receive dividends on the Restricted Shares, subject to this Section 15(i) and such other contingencies or restrictions, if any, as the Committee, in its sole discretion, may impose. Unless otherwise determined by the Committee, dividend equivalents shall accrue on Restricted Share Units (including Restricted Share Units that have a performance feature) and shall only be paid if and when such Restricted Share Units vest. Dividend equivalents that accrue on Restricted Share Units will be calculated at the same rate as dividends paid on the common stock of the Company. Notwithstanding any provision herein to the contrary, no dividends or dividend equivalents shall be paid on Restricted Share Units that have not vested or on Restricted Share Units that have not been earned during a Performance Period and in no event shall any other Award provide for the Participant’s receipt of dividends or dividend equivalents in any form prior to the vesting of such Award or applicable portion thereof.

(j)	Consideration for Awards. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(k)	Delegation of Authority by Committee. The Committee may delegate to one or more Executive Officers or a committee of Executive Officers the right to grant Awards to Employees who are not Executive Officers or Directors of the Company and to cancel or suspend Awards to Employees who are not Executive Officers or Directors of the Company. The Committee may delegate other of its administrative powers under the Plan to the extent not prohibited by applicable laws.

(l)	Tax Obligations. The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of Tax Obligations due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such Tax Obligations, including without limitation requiring the Participant to pay cash, withholding otherwise deliverable cash or Shares having a fair market value equal to the amount required to be withheld, forcing the sale of Shares issued pursuant to an Award (or exercise or vesting thereof) having a fair market value equal to the amount required to be withheld, or requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the amount required to be withheld. For purposes of the foregoing, “Tax Obligations” means tax, social insurance and social security liability obligations and requirements in connection with the Awards, including, without limitation, (i) all U.S. Federal, state, and local

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income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company (or a Subsidiary, as applicable), (ii) the Participant’s and, to the extent required by the Company (or a Subsidiary, as applicable), the Company’s (or a Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes, social insurance, social security liabilities or premium for which the Participant has an obligation, or which the Participant has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder). Furthermore, the Committee shall be authorized to, but is not required to, establish procedures for election by Participants to satisfy such obligations for the payment of such taxes by delivery of or transfer of Shares to the Company or by directing the Company to retain Shares otherwise deliverable in connection with the Award. All personal taxes applicable to any Award under the Plan are the sole liability of the Participant.

(m)	Other Compensatory Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(n)	Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly.

(o)	Severability. If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(p)	Awards to Non-U.S. Employees. Awards may be granted to Employees and Directors who are foreign nationals or residents or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees and Directors who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law, regulations or tax policy. Without limiting the generality of the foregoing, the Committee or the Board, as applicable, are specifically authorized to (i) adopt rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (ii) adopt sub-plans, Award Agreements and Plan and Award Agreement addenda as may be deemed desirable to accommodate foreign laws, regulations and practice. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s or a Subsidiary’s obligation with respect to tax equalization for Employees on assignments outside their home countries. Notwithstanding the discretion of the Committee under this section, the Participant remains solely liable for any applicable personal taxes.

(q)	Repricing Prohibited. Except as provided in Section 4(f), the terms of outstanding Options or Stock Appreciation Rights may not be amended, and action may not otherwise be taken without shareholder approval, to: (i) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) replace outstanding Options or Stock Appreciation Rights in exchange for other Awards or cash at a time when the exercise price of such Options or Stock Appreciation Rights is higher than the Fair Market Value of a Share. Nothing in this Section 15(q) shall be construed to apply to the issuance of Converted Awards.

(r)	Deferral. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash or other property to the extent that such deferral complies with Section 409A of the Code. The Committee may also authorize the payment or crediting of interest, dividends or dividend equivalents on any deferred amounts.

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(s)	Compliance with Section 409A of the Code. Except to the extent specifically provided otherwise by the Committee and notwithstanding any other provision of the Plan, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, payment, distribution, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, payment, distribution, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a Participant’s termination of employment will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be delayed to the extent required by Code Section 409A(a)(2)(B)(i). Further notwithstanding anything to the contrary in the Plan, to the extent required under Section 409A of the Code in order to make payment of an Award upon a Change in Control, the applicable transaction or event described in SECTION 2 must qualify as a change in the ownership or effective control of the Company or as a change in the ownership of a substantial portion of the assets of the Company pursuant to Section 409A(a)(2)(A)(v) of the Code, and if it does not, then unless otherwise specified in the applicable Award Agreement, payment of such Award will be made on the Award’s original payment schedule or, if earlier, upon the death of the Participant. Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(t)	Effect of Headings. The Section headings and subheadings herein are for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 16. TERM OF PLAN. No Award shall be granted pursuant to the Plan after the 10th anniversary of the Effective Date, but any Award theretofore granted may extend beyond that date. The Plan was approved by Arconic Inc., as the sole shareholder of the Company, prior to the separation of the Company from Arconic Inc. and became effective as of the date of such separation on April 1, 2020 (the “Effective Date”). The Plan was subsequently amended and restated by the Board, effective as of the date of its approval by the shareholders of the Company at the Company’s annual meeting of shareholders in 2021 (the “2021 Amendment Date”).

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APPENDIX B

RECONCILIATION OF CERTAIN NON-GAAP
FINANCIAL MEASURES

	Quarter ended				Year ended
Adjusted EBITDA (in millions)	March 31, 2020(1)	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020(1)
Net income (loss) attributable to Arconic Corporation(2)	$46	$(96)	$5	$(64)	$(109)

Add:
Net income attributable to noncontrolling interest	—	—	—	—	—
Provision (Benefit) for income taxes(2)	27	(32)	10	(4)	1
Other expenses, net	26	16	27	1	70
Interest expense	35	40	22	21	118
Restructuring and other charges	(19)	77	3	127	188
Provision for depreciation and amortization	60	68	63	60	251
Stock-based compensation	7	5	6	5	23
Metal price lag(3)	4	10	16	(3)	27
Other special items(4)	18	11	13	8	50

Adjusted EBITDA(2)	$204	$99	$165	$151	$619

Add: adjustments for incentive compensation(5)
LIFO inventory accounting					40
Metal price lag					(26)

Adjusted EBITDA – as adjusted for incentive compensation					$633

Arconic Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see below); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Effective in the third quarter of 2020, management refined the Company’s Adjusted EBITDA measure to remove the impact of metal price lag (see footnote 3). This change was made to further enhance the transparency and visibility of the underlying operating performance of the Company by removing the volatility associated with metal prices. Also, effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. The effects of the change in accounting principle have

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been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarters ended March 31, 2020 and June 30, 2020. See footnote 2 for additional information. Adjusted EBITDA for the quarters ended March 31, 2020 and June 30, 2020 was recast to reflect both these changes.

(1)	Prior to April 1, 2020, Arconic Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Arconic Corporation’s former parent company’s financial statements. Accordingly, the Company’s results of operations for the quarter ended March 31, 2020 were prepared on such basis. The carve-out financial statements of Arconic Corporation are not necessarily indicative of the Company’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in each of (i) Exhibit 99.1 to Arconic Corporation’s Form 10 Registration Statement (filed on February 7, 2020), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on March 30, 2020), and (iii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020), for additional information.

(2)	Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at LIFO cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial statements. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarters ended March 31, 2020 and June 30, 2020. Accordingly, for the quarter ended March 31, 2020, Net income attributable to Arconic Corporation decreased $14 (comprised of an $18 increase to Cost of goods sold and a $4 decrease to Provision for income taxes) from the amount previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020). Additionally, for the quarter ended June 30, 2020, Net loss attributable to Arconic Corporation increased $4 (comprised of a $5 increase to Cost of goods sold and a $1 increase to Benefit for income taxes) from the amount previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 (filed on August 4, 2020). See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for additional information.

(3)	Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	Other special items include the following:
●	for the quarter ended March 31, 2020, an allocation of costs incurred by Arconic Corporation’s former parent company associated with the April 1, 2020 separation of Arconic Inc. into two standalone publicly-traded companies;
●	for the quarter ended June 30, 2020, costs related to several legal matters, including a customer settlement ($5), Grenfell Tower ($3), and other ($3);
●	for the quarter ended September 30, 2020, costs related to several legal matters, including Grenfell Tower ($4) and other ($2), a write-down of inventory related to the curtailment of the casthouse operations at the Chandler (Arizona) extrusions facility ($5), and other ($2); and
●	for the quarter ended December 31, 2020, costs related to several legal matters ($5) and other ($3).

(5)	Adjustments for incentive compensation were reflected in the Adjusted EBITDA contemplated in the Company’s 2020 Operating Plan, which was approved in April and was the basis for incentive compensation. However, subsequent to the approval of the Company’s 2020 Operating Plan, management implemented a change to both LIFO inventory accounting (see footnote 2) and metal price lag (see footnote 3). As such, the Company’s Adjusted EBITDA for the year ended December 31, 2020 includes no impact from either LIFO inventory accounting or metal price lag. Accordingly, in order to measure the Company’s performance against the Adjusted EBITDA contemplated in the Company’s 2020 Operating Plan on an equivalent basis for incentive compensation purposes, the Company’s Adjusted EBITDA for the year ended December 31, 2020 was normalized to reflect the same amounts contemplated in the Company’s 2020 Operating Plan for both LIFO inventory accounting and metal price lag.

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Year ended
Free Cash Flow (in millions)	December 31, 2020(1)

Cash provided from operations	$6

Capital expenditures	(163)

Free cash flow	$(157)

Adjustments for incentive compensation:
Change in receivables(2)	281
Cash payments for(3):
Pension contributions	271
Environmental remediation	82
Other postretirement benefits	55
Interest	48
Income taxes	27
Other(4)	45

Free cash flow – as adjusted for incentive compensation (Controllable Free Cash Flow)	$652

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Arconic Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)	Prior to April 1, 2020, Arconic Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Arconic Corporation’s former parent company’s financial statements. Accordingly, the Company’s cash flows for the first three months included in the year ended December 31, 2020 were prepared on such basis. The carve-out financial statements of Arconic Corporation are not necessarily indicative of the Company’s consolidated cash flows had it been a standalone company during the referenced period. See the Combined Financial Statements included in each of (i) Exhibit 99.1 to Arconic Corporation’s Form 10 Registration Statement (filed on February 7, 2020), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on March 30, 2020), and (iii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020), for additional information.
(2)	Cash provided from operations for the year ended December 31, 2020 includes an unfavorable adjustment of $235 related to the change in outstanding customer and other receivables between the respective balances as of December 31, 2020 ($759) and 2019 ($520). The unfavorable adjustment (i.e., increase in receivables) was derived by calculating the difference in the balance of outstanding receivables as of December 31, 2020 and 2019 and excluding the effects of divestitures and foreign currency translation. The $235 was negatively impacted by the fact that customer receivables related to the underlying operations of Arconic Corporation were no longer included in ParentCo’s accounts receivable securitization program effective January 2, 2020. In periods prior to 2020, certain identified customer receivables related to the underlying operations of Arconic Corporation were sold on a revolving basis to a ParentCo subsidiary under this program and were considered to be effectively and immediately settled for cash. As of December 31, 2019, the amount of Arconic Corporation’s outstanding customer receivables sold to ParentCo’s subsidiary was $281. As a result, the Company’s outstanding receivables as of December 31, 2019 reflect the settlement of the $281 even though the third-party customers had not yet paid their obligations to ParentCo as Arconic Corporation no longer had the right to collect and receive cash from the related customers. Had customer receivables related to the underlying operations of Arconic Corporation not been included in ParentCo’s program in 2019, the Company’s Cash provided from operations for the year ended December 31, 2020 would have increased by $281. Accordingly, the $281 was added back for incentive compensation purposes to remove the impact of the sale of customer receivables related to the underlying operations of Arconic Corporation to the ParentCo subsidiary from the change in receivables line item included in Cash provided from operations for the year ended December 31, 2020.
(3)	Each of these amounts was reflected as a cash outflow in Cash provided from operations for the year ended December 31, 2020. These cash payments were added back for incentive compensation purposes as these items are governed by labor, environmental or tax laws and regulations or the terms of financing arrangements and are outside of management’s full control.
(4)	Other primarily includes an adjustment to normalize the impact of aluminum prices realized in the Company’s Cash provided from operations for the year ended December 31, 2020 to those contemplated in Company’s 2020 Operating Plan for incentive compensation purposes.

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ARCONIC CORPORATION
C/O COMPUTER SHARE
P.O. BOX 505000
LOUISVILLE, KY 40233-5000

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARCONIC CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Frederick A. Henderson	☐	☐	☐
1b. William F. Austen	☐	☐	☐
1c. Christopher L. Ayers	☐	☐	☐
1d. Margaret S. Billson	☐	☐	☐
1e. Jacques Croisetiere	☐	☐	☐
1f. Elmer L. Doty	☐	☐	☐
1g. Carol S. Eicher	☐	☐	☐
1h. Timothy D. Myers	☐	☐	☐
1i. E. Stanley O'Neal	☐	☐	☐
1j. Jeffrey Stafeil	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote One Year on the following proposal:

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). **If no direction is made this proxy will be voted FOR each of the nominees with respect to Proposal 1, FOR Proposals 2, 4, and 5, FOR ONE YEAR on Proposal 3, and at the discretion of the appointed proxies for such other business as may properly come before the meeting or any adjournment or postponement thereof.**

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